UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Valero Energy Corporation
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Preliminary Copy
VALERO ENERGY CORPORATION

NOTICE OF 2016
ANNUAL MEETING OF STOCKHOLDERS
The 2016 annual meeting of stockholders of Valero Energy Corporation is scheduled to be held as follows:
When:    Thursday, May 12, 2016
10:00 a.m., Central Time
Where:    Valero Energy Corporation
One Valero Way
San Antonio, Texas 78249
The purpose of the annual meeting is to consider and vote on the following items:

1.	Election of directors;

2.	Ratification of KPMG LLP as independent auditors;

3.	Advisory vote to approve executive compensation;

4.	Amendment of our Restated Certificate of Incorporation to delete its restriction on stockholders’ ability to remove directors without cause;

5.	Reapproval of our 2011 Omnibus Stock Incentive Plan; and

6.	Other matters, if any, properly brought before the meeting.

By order of the Board of Directors,

J. Stephen Gilbert
Secretary

Valero Energy Corporation
One Valero Way
San Antonio, Texas 78249
March 31, 2016

Appendix A – Valero Energy Corporation 2011 Omnibus Stock Incentive Plan

Preliminary Copy
VALERO ENERGY CORPORATION
PROXY STATEMENT
2016 ANNUAL MEETING OF STOCKHOLDERS
Our Board is soliciting proxies to be voted at the Annual Meeting of Stockholders on May 12, 2016 (the “Annual Meeting”). The accompanying notice describes the time, place, and purposes of the Annual Meeting. Action may be taken at the Annual Meeting or on any date to which the meeting may be adjourned. Unless otherwise indicated the terms “Valero,” “we,” “our,” and “us” are used in this proxy statement to refer to Valero Energy Corporation, to one or more of our consolidated subsidiaries, or to all of them taken as a whole. “Board” means our board of directors.

We are mailing our Notice of Internet Availability of Proxy Materials (“Notice”) to stockholders on or about March 31, 2016. On this date, you will be able to access all of our proxy materials on the website referenced in the Notice.

Record Date, Shares Outstanding, Quorum
Holders of record of our common stock, $0.01 par value (“Common Stock”), at the close of business on March 15, 2016 (the “record date”) are entitled to vote on the matters presented at the Annual Meeting. On the record date, 470,392,665 shares of Common Stock were issued and outstanding and entitled to one vote per share. Stockholders representing a majority of voting power, present in person or represented by properly executed proxy, will constitute a quorum.

Voting in Person, Revocability of Proxies
If you attend the Annual Meeting and want to vote in person, we will give you a ballot at the meeting. If your shares are registered in your name, you are considered the stockholder “of record” and you have the right to vote the shares at the meeting. If, however, your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in “street name.” As a beneficial owner, if you wish to vote at the meeting, you will need to bring to the meeting a legal proxy from the stockholder of record (e.g., your broker) authorizing you to vote the shares.
You may revoke your proxy at any time before it is voted at the Annual Meeting by (i) submitting a written revocation to Valero, (ii) returning a subsequently dated proxy to Valero, or (iii) attending the Annual Meeting requesting that your proxy be revoked and voting in person at the Annual Meeting. If instructions to the contrary are not provided, shares will be voted as indicated on the proxy card.

Required Votes
For Proposal No. 1, as required by Valero’s bylaws, each director is to be elected by a majority of votes cast with respect to that director’s election. Proposals 2, 3, and 5 require approval by the affirmative vote of a majority of the voting power of the shares present in person or by proxy at the Annual Meeting and entitled to vote. Proposal No. 4 requires approval by the affirmative vote of the holders of at least 80 percent of the voting power of the outstanding Common Stock.

Effect of Abstentions
Shares voted to abstain are treated as “present” for purposes of determining a quorum. In the election of directors (Proposal No. 1), pursuant to our bylaws, shares voted to abstain are not deemed to be “votes cast,” and are accordingly disregarded. When approval for a proposal requires (a) the affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote (Proposals 2, 3, and 5), (b) the affirmative vote of a majority of the voting power of the issued and outstanding Common Stock, or (c) the affirmative vote of the holders of at least 80 percent of the voting power of the issued and outstanding Common Stock (Proposal No. 4), then shares voted to “abstain” have the effect of a negative vote (a vote “against”).

Broker Non-Votes
Brokers holding shares must vote according to the specific instructions they receive from the beneficial owners of the stock. If your broker does not receive specific voting instructions from you, in some cases the broker may vote the shares in the broker’s discretion. However, the New York Stock Exchange (the “NYSE”) precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. This results in a “broker non-vote” on the proposal. A broker non-vote (i) is treated as “present” for purposes of determining a quorum, (ii) has the effect of a negative vote when a majority of the voting power of the issued and outstanding shares is required for approval of a particular proposal, and (iii) has no effect when a majority of the voting power of the shares present in person or by proxy and entitled to vote or a plurality or majority of the votes cast is required for approval.

Proposal No. 2 is deemed to be a routine matter under NYSE rules. A broker or other nominee generally may vote uninstructed shares on routine matters, and therefore no broker non-votes are expected to occur for Proposal No. 2.

Proposals 1, 3, 4, and 5 are considered non-routine under applicable rules. Because a broker or other nominee cannot vote without instructions on non-routine matters, we expect an undetermined number of broker non-votes to occur on these proposals.

Solicitation of Proxies
Valero pays the cost for soliciting proxies and the Annual Meeting. In addition to solicitation by mail, proxies may be solicited by personal interview, telephone, and similar means by directors, officers, or employees of Valero, none of whom will be specially compensated for such activities. Valero also intends to request that brokers, banks, and other nominees solicit proxies from their principals and will pay such brokers, banks, and other nominees certain expenses incurred by them for such activities. Valero retained Georgeson LLC, a proxy soliciting firm, to assist in the solicitation of proxies, for a fee of $17,500, plus reimbursement of certain out-of-pocket expenses.
For participants in our qualified 401(k) plan (“Thrift Plan”), the proxy card will represent (in addition to any shares held individually of record by the participant) the number of shares allocated to the participant’s account in the Thrift Plan. For shares held by the Thrift Plan, the proxy card will constitute an instruction to the trustee of the plan on how to vote those shares. Shares for which instructions are not received may be voted by the trustee per the terms of the plan.

INFORMATION REGARDING THE BOARD OF DIRECTORS
Valero’s business is managed under the direction of our Board. Our Board conducts its business through meetings of its members and its committees. During 2015, our Board held six meetings and the standing Board committees held 16 meetings. No member of the Board attended less than 75 percent of the meetings of the Board and committees of which he or she was a member. All Board members are expected to attend the Annual Meeting, and all Board members attended the 2015 annual meeting.

INDEPENDENT DIRECTORS
Our Corporate Governance Guidelines require that a majority of the Board be composed of independent directors. The Board presently has nine non-management directors and one member from management: Joseph W. Gorder (our Chief Executive Officer). As a member of management, Mr. Gorder is not an independent director under NYSE listing standards. The Board determined that all of our non-management directors who served on the Board at any time in 2015 met the Board’s applicable independence requirements. Those independent directors are the following.

Jerry D. Choate	Philip J. Pfeiffer	Stephen M. Waters
Deborah P. Majoras	Robert A. Profusek	Randall J. Weisenburger
Donald L. Nickles	Susan Kaufman Purcell	Rayford Wilkins, Jr.

The Board’s Audit Committee, Compensation Committee, and Nominating/Governance and Public Policy Committee are composed entirely of directors who meet the independence requirements of the NYSE. Each member of the Audit Committee also meets the additional independence standards for Audit Committee members required by the SEC.

The Board determines independence on the basis of the standards specified by the NYSE, the standards listed in our Corporate Governance Guidelines, and other facts and circumstances the Board may consider relevant. In general, our Corporate Governance Guidelines require that an independent director must have no material relationship with Valero. A relationship is not material under the guidelines if it:

•	is not a relationship that would preclude a determination of independence under Section 303A.02(b) of the NYSE Listed Company Manual;

•
consists of charitable contributions by Valero to an organization in which a director is an executive officer that do not exceed the greater of $1 million or two percent of the organization’s gross revenue in any of the last three years;

•
consists of charitable contributions to any organization with which a director, or any member of a director’s immediate family, is affiliated as an officer, director, or trustee pursuant to a matching gift program of Valero and made on terms applicable to employees and directors, or is in amounts that do not exceed $1 million per year; and

•	is not a relationship required to be disclosed by Valero under Item 404 of Regulation S-K (regarding related person transactions).

Under the NYSE’s listing standards, a director is not deemed independent unless the Board affirmatively determines that the director has no material relationship with Valero. The Board has reviewed pertinent information concerning the background, employment, and affiliations (including commercial, banking, consulting, legal, accounting, charitable, and familial relationships) of our directors, and the Board has determined that, other than being a director and/or stockholder of Valero, each of our non-management directors and each member of the Audit, Compensation, and Nominating/Governance and Public Policy Committees has no material relationship with Valero (either directly or as a partner, stockholder, or officer of an organization that has a relationship with Valero), and is therefore independent.

COMMITTEES OF THE BOARD
The Board has three standing committees:

•	Audit Committee,

•	Compensation Committee, and

•	Nominating/Governance and Public Policy Committee.
The committees’ charters are available on our website at www.valero.com > Investors > Corporate Governance.

Audit Committee
The Audit Committee assists the Board in oversight of the integrity of Valero’s financial statements and public financial information, the qualifications and independence of Valero’s independent auditor, and the performance of Valero’s internal audit function and independent auditors. We make additional disclosures about the Audit Committee in this proxy statement under the caption “Risk Oversight” and in connection with “Proposal No. 2—Ratify Appointment of KPMG LLP as Independent Auditors” below.

Members of the Audit Committee are:

•	Randall J. Weisenburger (Chair),

•	Susan Kaufman Purcell, and

•	Stephen M. Waters.

In the past year, Rayford Wilkins, Jr. also served as a member of the committee (through August 6, 2015). The Audit Committee met five times in 2015.

The Board has determined that Randall J. Weisenburger is an “audit committee financial expert” (as defined by the SEC) and that he is “independent” as independence for audit committee members is defined in the NYSE listing standards. For more information regarding Mr. Weisenburger’s experience, see “Proposal No. 1—Election of Directors—Information Concerning Nominees and Directors.”

Compensation Committee
The Compensation Committee reviews and reports to the Board on matters related to compensation strategies, policies, and programs. The Compensation Committee’s duties are further described in “Compensation Discussion and Analysis” below and in the committee’s charter. The Compensation Committee has, for administrative convenience, delegated authority to our Chief Executive Officer to make non-material amendments to Valero’s benefit plans and to make limited grants of stock options and restricted stock to new hires who are not executive officers.

Members of the Compensation Committee are:

•	Rayford Wilkins, Jr. (Chair),

•	Jerry D. Choate, and

•	Robert A. Profusek.

In the past year, Stephen M. Waters and Randall J. Weisenburger also served as members of the committee (through September 16, 2015). The Compensation Committee met seven times in 2015. The Compensation

Committee Report for fiscal year 2015 appears in this proxy statement immediately preceding Compensation Discussion and Analysis.

Compensation Committee Interlocks and Insider Participation
There are no compensation committee interlocks. None of the members of the Compensation Committee has served as an officer or employee of Valero or had any relationship requiring disclosure by Valero under Item 404 of the SEC’s Regulation S-K, which addresses related-person transactions.

Nominating/Governance and Public Policy Committee
The Nominating/Governance and Public Policy Committee:

•	evaluates policies on the size and composition of the Board;

•	evaluates criteria and procedures for director nominations;

•	considers and recommends candidates for election to the Board;

•	evaluates, recommends, and monitors corporate governance guidelines, policies, and procedures, including our codes of business conduct and ethics;

•	assists the Board in identifying, evaluating, and monitoring public policy trends and social and political issues that could impact our business activities and performance; and

•	considers and makes recommendations for our strategies relating to corporate responsibility, contributions, and reputation management.

Members of the committee are:

•	Deborah P. Majoras (Chair),

•	Donald L. Nickles, and

•	Philip J. Pfeiffer.

In the past year, Jerry D. Choate and Robert A. Profusek also served as members of the committee (through September 16, 2015). The committee met four times in 2015.

The Nominating/Governance and Public Policy Committee recommended to the Board each director listed in this proxy statement under “Proposal No. 1—Election of Directors—Information Concerning Nominees and Directors—Nominees” as nominees for election as directors at the Annual Meeting. The committee also considered and recommended the appointment of a Lead Director to preside at meetings of the independent directors without management, and recommended assignments for the Board’s committees. The full Board approved the recommendations of the committee and adopted resolutions approving the slate of director nominees to stand for election at the Annual Meeting, the appointment of a Lead Director, and Board committee assignments.

SELECTION OF DIRECTOR NOMINEES
The Nominating/Governance and Public Policy Committee solicits recommendations for Board candidates from a number of sources, including our directors, our officers, individuals personally known to the members of the Board, and third-party research. In addition, the Committee will consider candidates submitted by stockholders when submitted in accordance with the procedures described in this proxy statement under the caption “Miscellaneous—Stockholder Communications, Nominations, and Proposals.”

The Committee will consider all candidates identified through the processes described above and will evaluate each of them on the same basis. The level of consideration the Committee will extend to a stockholder’s candidate will be commensurate with the quality and quantity of information about the candidate that the nominating stockholder makes available to the Committee.

Evaluation of Director Candidates
The Nominating/Governance and Public Policy Committee is charged with assessing the skills and character-istics that candidates for election to the Board should possess and with determining the composition of the Board as a whole. The assessments include consideration of (i) applicable independence standards, (ii) skills and experience necessary for service on the Board’s committees, and (iii) skills and expertise to serve the needs of the Board as a whole.

Each candidate must meet certain minimum qualifications, including:

•	independence of thought and judgment;

•	the ability to dedicate sufficient time, energy, and attention to the performance of her or his duties, taking into consideration the candidate’s service on other public company boards; and

•
skills and expertise complementary to those of the existing Board members; in this regard, the Board will consider its need for operational, managerial, financial, governmental affairs, or other expertise.

The Committee also considers (i) diversity concepts such as race, gender, and national origin, (ii) the ability of a prospective candidate to work with the then-existing interpersonal dynamics of the Board, and (iii) the candidate’s ability to contribute to the collaborative culture among Board members.

Based on this initial evaluation, the Committee will determine whether to interview a proposed candidate and, if warranted, will recommend that one or more of its members, other members of the Board, or senior officers, as appropriate, interview the candidate. After completing this process, the Committee ultimately determines its list of nominees and submits the list to the full Board for consideration and approval.

LEADERSHIP STRUCTURE OF THE BOARD
Our bylaws provide that the Chairman of the Board has the power to preside at all meetings of the Board. Joseph W. Gorder, our Chief Executive Officer, serves as the Chairman of our Board. Although the Board believes that the combination of the Chairman and Chief Executive Officer roles is appropriate in current circumstances, Valero’s Corporate Governance Guidelines do not establish this approach as a policy, and in fact, the Chairman and Chief Executive Officer roles were separate from 2005–2007 and from May 1–December 30, 2014.

The Chief Executive Officer is appointed by the Board to manage Valero’s daily affairs and operations. We believe that Mr. Gorder’s extensive industry experience and direct involvement in Valero’s operations make him best suited to serve as Chairman in order to:

•	lead the Board in productive, strategic planning;

•	determine necessary and appropriate agenda items for meetings of the Board with input from the Lead Director and Board committee chairs; and

•	determine and manage the amount of time and information devoted to discussion of agenda items and other matters that may come before the Board.

Our Board structure includes strong oversight by independent directors. Mr. Gorder is the only member from our management (past or present) who serves on the Board; all of our other directors are independent. Each of the Board’s committees is chaired by an independent director.

LEAD DIRECTOR AND MEETINGS OF NON-MANAGEMENT DIRECTORS
Our Board appoints a Lead Director whose responsibilities include leading the meetings of our non-management directors outside the presence of management. Our Board regularly meets in executive session outside the presence of management, generally at each Board and committee meeting. Following the recommendation of the Nominating/Governance and Public Policy Committee, the Board selected Robert A. Profusek to serve as Lead Director during 2016. He also served as Lead Director in 2015.

The Lead Director, working with the committee chairs, sets agendas and leads the discussion of regular meetings of the Board outside the presence of management, provides feedback regarding these meetings to the Chairman, and otherwise serves as liaison between the independent directors and the Chairman. The Lead Director is also responsible for receiving, reviewing, and acting upon communications from stock-holders or other interested parties when those interests should be addressed by a person independent of management. The Board believes that this approach appropriately and effectively complements Valero’s combined Chief Executive Officer/Chairman structure.

RISK OVERSIGHT
The Board considers oversight of Valero’s risk management efforts to be a responsibility of the full board. The Board’s role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to Valero, or to the success of a particular project or endeavor under consideration, including operational, financial, legal, regulatory, strategic, and reputational risks. The full Board (or the appropriate Board committee) receives reports from management to enable the Board (or committee) to assess Valero’s risk identification, risk management, and risk mitigation strategies. When a report is vetted at the committee level, the chair of that committee thereafter reports on the matter to the full Board. This enables to the Board and its committees to coordinate the Board’s risk oversight role. The Board also believes that risk management is an integral part of Valero’s annual strategic planning process, which addresses, among other things, the risks and opportunities facing Valero.

One of the Audit Committee’s responsibilities is to discuss with management our major financial risk exposures and the steps we have taken to monitor and control those exposures, including our risk assessment and risk management policies. In this regard, our chief audit officer prepares a comprehensive risk assessment report and reviews that report with the Audit Committee. This report identifies material business risks for Valero and identifies Valero’s internal controls that respond to and mitigate those risks. Valero’s management regularly evaluates these controls, and the Audit Committee is provided regular updates regarding the effectiveness of the controls. The Audit Committee also has oversight responsibility regarding management’s annual assessment of, and report on, Valero’s internal control over financial reporting.

Our Nominating/Governance and Public Policy Committee reviews our policies and performance in areas of employee and contractor safety, environmental compliance, governmental affairs, and policy matters generally. Our Compensation Committee assesses the risk of our compensation programs.

PROPOSAL NO. 1—ELECTION OF DIRECTORS
(Item 1 on the proxy card)
We do not have a classified board. Each of our directors stands for election every year at the annual meeting of stockholders. If elected at the 2016 Annual Meeting, all of the nominees listed below will serve as director for a one-year term expiring at the 2017 annual meeting of stockholders. The persons named on the proxy card intend to vote for the election of each of these nominees unless you direct otherwise on your proxy card.

The Board recommends a vote “FOR” all nominees.

Under our bylaws, each director to be elected under this proposal will be elected by the vote of the majority of the votes cast at the Annual Meeting if a quorum is present. For this purpose, a “majority of the votes cast” means that the number of shares voted “for” a director’s election exceeds 50 percent of the number of votes cast with respect to that director’s election. Votes “cast” exclude abstentions. If any nominee is unavailable as a candidate at the time of the Annual Meeting, either the number of directors constituting the full Board will be reduced to eliminate the resulting vacancy, or the persons named as proxies will use their best judgment in voting for any available nominee.

INFORMATION CONCERNING NOMINEES AND DIRECTORS
Our directors are listed in the following table. Each is a nominee for election as a director at the Annual Meeting. There is no family relationship among any of the executive officers or nominees for director. There is no arrangement or understanding between any director or any other person pursuant to which the director was or is to be selected a director or nominee.

Directors (1)	Executive Officer or Director Since (2)	Age as of 12/31/2015
Joseph W. Gorder, Chairman of the Board, President, and Chief Executive Officer	2003	58
Deborah P. Majoras	2012	52
Donald L. Nickles	2005	67
Philip J. Pfeiffer	2012	68
Robert A. Profusek	2005	65
Susan Kaufman Purcell	1997	73
Stephen M. Waters	2008	69
Randall J. Weisenburger	2011	57
Rayford Wilkins, Jr.	2011	64
(1) The table excludes director Jerry D. Choate. Mr. Choate’s term expires on the date of the 2016 Annual Meeting, and he will retire from our Board on that date.
(2) For Dr. Purcell, the reported service date excludes service on the board of Valero’s former parent company prior to Valero’s separation from that company in 1997.
Nominees.
Mr. Gorder is Valero’s Chairman of the Board, President, and Chief Executive Officer. He was first elected to the Board in February 2014. He became Valero’s Chief Executive Officer on May 1, 2014, and Chairman of the Board on December 31, 2014. Previously he served as Valero’s President and Chief Operating Officer since November 2012. Prior to that, Mr. Gorder was Executive Vice President and Chief Commercial Officer beginning in January 2011, and led Valero’s European operations from its London office. Beginning in December 2005, he was Executive Vice President–Marketing and Supply. Mr. Gorder has held several positions with Valero and Ultramar Diamond Shamrock Corporation (UDS) with responsibilities for corporate development and marketing. Mr. Gorder is also Chief Executive Officer and Chairman of the Board of Valero Energy Partners GP LLC, the general partner of Valero Energy Partners LP (NYSE: VLP), a midstream logistics master limited partnership formed by Valero in 2013. He also serves on the board of directors of Anadarko Petroleum Corporation (NYSE: APC). Mr. Gorder’s pertinent experience, qualifications, attributes, and skills include his multiple years of experience in the refining industry during his years of service with UDS and Valero.
Ms. Majoras is Chief Legal Officer and Secretary of The Procter & Gamble Company (P&G) (NYSE: PG). She joined P&G in 2008 as Senior Vice President and General Counsel. Previously she served as Chair of the Federal Trade Commission from 2004 until 2008. From 2001 to 2004, Ms. Majoras was Deputy Assistant Attorney General in the U.S. Department of Justice, Antitrust Division. Ms. Majoras joined the law firm of Jones Day in 1991, where she became a partner in 1999. Ms. Majoras serves on the boards of The Christ Hospital Health Network, the Cincinnati Legal Aid Society, the Association of General Counsel, Westminster College, and the Leadership Council on Legal Diversity. Ms. Majoras’s pertinent experience, qualifications, attributes, and skills include regulatory knowledge and expertise attained through her positions with the federal government; expertise in legal matters, leadership, and management skills attained while acting as an officer of a major U.S. publicly traded corporation and a partner with Jones Day; and leadership and management skills attained while serving as director or trustee of numerous non-profit organizations and a member of Valero’s Board since 2012.
Senator Nickles retired as U.S. Senator from Oklahoma in 2005 after serving in the U.S. Senate for 24 years. He had also served in the Oklahoma State Senate for two years. During his tenure as a U.S. Senator, he was Assistant Republican Leader for six years, Chairman of the Republican Senatorial Committee, and Chairman of the Republican Policy Committee. He served as Chairman of the Budget Committee and as a member of the Finance and Energy and Natural Resources Committees. In 2005, he formed and is the Chairman and Chief Executive Officer of The Nickles Group, a Washington-based consulting and business venture firm. Senator Nickles also serves on the Board of Trustees of Washington Mutual Investors Fund (AWSHX). He has served as a director of Valero since 2005. His pertinent experience, qualifications, attributes, and skills include extensive political, legislative and regulatory knowledge and expertise attained through his years of service as a U.S. Senator; the experience attained through his service on the boards of other public companies; the knowledge and experience he has attained from serving as founder and chief executive officer of a consulting and business venture firm; and the knowledge and experience he has attained through his service on Valero’s Board.
Mr. Pfeiffer is Of Counsel in the San Antonio office of Norton Rose Fulbright LLP, where he was Partner-in-Charge for 25 years and led the office’s labor and employment practice. Through his 42-year career with the firm, Mr. Pfeiffer assisted employers in management–union matters, complex civil rights matters, employment discrimination cases, affirmative action compliance, employment torts, alternative dispute resolution, employment contracts, and ERISA litigation. He is a director and the immediate past Chairman of the Board of Southwest Research Institute, a non-profit contract research corporation based in San Antonio, Texas. He serves or has served on the boards of many other non-profit organizations including the United Way of San Antonio and Bexar County, St. Mary’s University, San Antonio Medical Foundation, Texas Research and Technology Foundation, Christus Children’s Hospital Foundation, Alamo Area Council of Boy Scouts, and the Cancer Therapy and Research Center. Mr. Pfeiffer’s pertinent experience, qualifications, attributes, and skills include expertise in legal matters, including labor and employment issues, leadership and management skills attained while acting as Partner-in-Charge of a law office, and serving as chairman, director, or trustee of numerous non-profit organizations and his service on Valero’s Board.

Mr. Profusek is a a partner of the Jones Day law firm where he chairs the firm’s global mergers and acquisitions practice. His law practice focuses on mergers, acquisitions, takeovers, restructurings, and corporate governance matters. Mr. Profusek is also the lead independent director of CTS Corporation (NYSE: CTS). He served as a director of the managing general partner of Valero L.P. (now known as “NuStar Energy L.P.”) from 2001–2005. He has served as a director of Valero since 2005. Mr. Profusek’s pertinent experience, qualifications, attributes, and skills include: legal expertise in legal matters, including corporate governance; capital markets expertise attained through his extensive experience in mergers and acquisitions and financing activities; managerial experience attained through his leadership roles with Jones Day; the knowledge and experience he has attained through his current service on another public company board and prior service as a director of other NYSE-listed companies; and the knowledge and experience he has attained through his service on Valero’s Board.
Dr. Purcell recently retired as Director of the Center for Hemispheric Policy at the University of Miami, a position she held since 2005. The Center examines political, economic, financial, trade, and security issues in Latin America, as well as U.S.-Latin America relations. She previously served as Vice President of the Council of the Americas, a non-profit business organization of mainly Fortune 500 companies with investments in Latin America, and of the Americas Society, a non-profit educational institution, both in New York City. She also was a member of the U.S. Department of State’s Policy Planning Staff. Dr. Purcell has been a director of Valero since 1997, and served as a director of its former parent company from 1994–1997. Her pertinent experience, qualifications, attributes, and skills include: economic, political and international relations expertise attained through her experience with the University of Miami, the Council of Americas, the Americas Society, and the U.S. Dept. of State; a Ph.D in political science; financial literacy and experience attained through her service on the boards and audit committees of several closed-end mutual funds; and the knowledge and experience she has attained through her service on Valero’s Board.
Mr. Waters has been the managing partner of Compass Partners Advisers LLP (Compass Partners) and its predecessor partnerships since 1996 and was the Chief Executive of Compass Partners European Equity Fund from 2005 to 2013. From 1988 to 1996, he served in several capacities at Morgan Stanley, including Co-Head of the Mergers and Acquisitions department from 1990 to 1992, Co-Chief Executive Officer of Morgan Stanley Europe from 1992 to 1996, and as a member of its worldwide Firm Operating Committee from 1992 to 1996. From 1974 to 1988, he was with Lehman Brothers, co-founding the Mergers and Acquisitions department in 1977, becoming a partner in 1980, and serving as Co-Head of the Mergers and Acquisitions department from 1985 to 1988. Mr. Waters is also Chairman of Boston Private Financial Holdings, and serves as trustee of the United States Naval Institute Foundation. His pertinent experience, qualifications, attributes, and skills include: financial literacy and expertise, capital markets expertise, and managerial experience gained through his mergers and acquisitions experience and leadership roles with investment banking firms, Lehman Brothers, Morgan Stanley, and Compass Partners; and the knowledge and experience he has attained through his service on Valero’s Board since 2008 and on other public company boards.
Mr. Weisenburger is the managing member of Mile26 Capital, LLC, a hedge fund based in Greenwich, Connecticut. He served as Executive Vice President and Chief Financial Officer of Omnicom Group Inc. (NYSE: OMC) from 1998 until September 2014. Prior to joining Omnicom, he was a founding member of Wasserstein Perella and a former member of the First Boston Corporation. While at Wasserstein Perella, Mr. Weisenburger specialized in private equity investing and leveraged acquisitions, and in 1993, he became President and CEO of the firm’s private equity subsidiary. His other corporate board service includes Carnival Corporation and Carnival plc (NYSE: CCL) and Acosta Sales and Marketing. He is a member of the Board of Overseers for the Wharton School of Business at the University of Pennsylvania, and is the managing member of The Altus One Fund Inc. His pertinent experience, qualifications, attributes, and skills include financial literacy and expertise, capital markets expertise, managerial experience he has attained serving as an executive officer of other public companies, and the experience he has attained from service on Valero’s Board since 2011 and on other public company boards.
Mr. Wilkins previously served as CEO of Diversified Businesses of AT&T Inc. (NYSE: T), where he was responsible for international investments, AT&T Interactive, AT&T Advertising Solutions, customer information services, and the consumer wireless initiative in India. He retired from AT&T at the end of March 2012. Mr. Wilkins held several other leadership positions at AT&T and its predecessor companies, including Group President and CEO of SBC Enterprise Business Services and President and CEO of SBC Pacific Bell. He also serves on the board of Morgan Stanley (NYSE: MS) and the Advisory Council of the McCombs School of Business at the University of Texas at Austin. His pertinent experience, qualifications, attributes, and skills include managerial experience he has attained serving as an executive officer of other public companies, international business acumen he has attained from his responsibilities as executive officer and director for international business concerns, and the experience he has attained from service on Valero’s Board since 2011 and on other public company boards.
For information regarding the nominees’ Common Stock holdings, compensation, and other arrangements, see “Information Regarding the Board of Directors,” “Beneficial Ownership of Valero Securities,” “Compensation Discussion and Analysis,” “Compensation of Directors,” and “Certain Relationships and Related Transactions” elsewhere in this proxy statement.

IDENTIFICATION OF EXECUTIVE OFFICERS
The following are Valero’s executive officers (for purposes of Rule 3b-7 under the Securities Exchange Act of 1934). There is no arrangement or understanding between any executive officer listed below or any other person under which the executive officer was or is to be selected as an officer.

	Officer Since	Age as of 12/31/2015
Joseph W. Gorder, President and Chief Executive Officer	2003	58
Jay D. Browning, Executive Vice President and General Counsel	1997	57
Michael S. Ciskowski, Executive Vice President and Chief Financial Officer	1998	58
* R. Michael Crownover, Executive Vice President and Chief Administrative Officer	2005	58
R. Lane Riggs, Executive Vice President–Refining Operations and Engineering	2011	50
Mr. Gorder. Mr. Gorder’s biographical information is stated above under the caption “Information Concerning Nominees and Directors—Nominees.”
Mr. Browning was elected Executive Vice President and General Counsel effective May 1, 2014. He was elected Senior Vice President and General Counsel in November 2012. He previously served as Senior Vice President–Corporate Law from 2006 to 2012. Mr. Browning was elected Vice President of Valero in 2002, and was first elected as Secretary in 1997. He also serves as Executive Vice President and General Counsel of Valero Energy Partners GP LLC, the general partner of Valero Energy Partners LP.
Mr. Ciskowski has served as Executive Vice President and Chief Financial Officer of Valero since August 2003. Before that, he served as Executive Vice President–Corporate Development since April 2003, and Senior Vice President in charge of business and corporate development since 2001.
* Mr. Crownover retired from Valero effective January 4, 2016. During 2015, he served as Executive Vice President and Chief Administrative Officer of Valero, a position he had held since May 1, 2014. Previously, he served as Senior Vice President–Human Resources from 2007 until 2014. He is included as a “named executive officer” in this proxy statement in accordance with Item 402(a)(3)(iii) of Regulation S-K.
Mr. Riggs was elected Executive Vice President–Refining Operations and Engineering effective May 1, 2014. Prior to that, he served as Senior Vice President–Refining Operations since 2011. His previous positions included Senior Vice President–Crude, Feedstock Supply & Trading and Vice President–Refinery Planning & Economics for Valero’s refining division. Mr. Riggs also serves on the board of directors of Valero Energy Partners GP LLC.
As used in this proxy statement, our “named executive officers” are the five persons listed in the Summary Compensation Table.

BENEFICIAL OWNERSHIP OF VALERO SECURITIES
SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS
The following table presents information as of February 1, 2016, regarding Common Stock beneficially owned by each nominee for director, each current director, each executive officer named in the Summary Compensation Table, and all current directors and executive officers of Valero as a group. No executive officer, director, or nominee for director owns any class of equity securities of Valero other than Common Stock. None of the shares listed below are pledged as security. The address for each person is One Valero Way, San Antonio, Texas 78249.

Name of Beneficial Owner	Shares Held (1)	Shares Under Options (2)	Total Shares	Percent of Class
Jay D. Browning	184,451	27,345	211,796	*
Jerry D. Choate	98,044	—	98,044	*
Michael S. Ciskowski	311,336	382,466	693,802	*
R. Michael Crownover (retired)	139,563	—	139,563	*
Joseph W. Gorder	359,129	206,993	566,122	*
Deborah P. Majoras	16,598	—	16,598	*
Donald L. Nickles	22,653	—	22,653	*
Philip J. Pfeiffer	18,941	—	18,941	*
Robert A. Profusek	34,914	—	34,914	*
Susan Kaufman Purcell	10,405	—	10,405	*
R. Lane Riggs	111,147	35,205	146,352	*
Stephen M. Waters	9,442	—	9,442	*
Randall J. Weisenburger	25,603	—	25,603	*
Rayford Wilkins, Jr.	26,477	—	26,477	*
Directors and current executive officers as a group (13 persons)	1,229,140	652,009	1,881,149	*

*	Indicates that the percentage of beneficial ownership does not exceed 1% of the class.

(1)
Includes shares allocated under the Thrift Plan and shares of restricted stock. Restricted stock may not be sold or transferred until vested. For Mr. Browning, the balance shown also includes shares held by his spouse. For Mr. Ciskowski, the balance shown also includes shares held by an entity that he controls. For Mr. Crownover, the balance is shown as of December 31, 2015. The balance shown for Mr. Waters does not include 2,940 shares held in a trust for which his spouse serves as trustee (Mr. Waters disclaims beneficial ownership of those shares). This column does not include shares that could be acquired under options, which are reported in the column captioned “Shares Under Options.”

(2)
Represents shares of Common Stock that may be acquired under outstanding stock options currently exercisable and that are exercisable within 60 days from February 1, 2015. Shares subject to options may not be voted unless the options are exercised. Options that may become exercisable within such 60-day period only in the event of a change of control of Valero are excluded.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table describes each person or group of affiliated persons known to be a beneficial owner of more than five percent of our Common Stock as of December 31, 2015. The information is based on reports filed by such persons with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc. 55 East 52nd Street New York NY 10055	36,217,570	(1)	7.5%
The Vanguard Group 100 Vanguard Blvd Malvern PA 19355	31,778,833	(2)	6.6%
State Street Corporation State Street Financial Center One Lincoln Street Boston MA 02111	25,159,045	(3)	5.2%

(1)
BlackRock, Inc. filed with the SEC an amended Schedule 13G on January 27, 2016, reporting that it or certain of its affiliates beneficially owned in the aggregate 36,217,570 shares, for which it had sole voting power for 31,286,443 shares, shared voting power for 3,242 shares, sole dispositive power for 36,214,328 shares, and shared dispositive power for 3,242 shares.

(2)
The Vanguard Group filed with the SEC a Schedule 13G on February 11, 2016, reporting that it or certain of its affiliates beneficially owned in the aggregate 31,778,833 shares, for which it had sole voting power for 895,017 shares, shared voting power for 50,700 shares, sole dispositive power for 30,824,905 shares, and shared dispositive power for 953,928 shares.

(3)
State Street Corporation filed with the SEC a Schedule 13G on February 16, 2016, reporting that it or certain of its affiliates beneficially owned in the aggregate 25,159,045 shares, for which it had shared voting power and shared dispositive power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors, and greater than 10 percent stockholders to file with the SEC certain reports of ownership and changes in ownership of our Common Stock. We believe that all Section 16(a) reports applicable to our executive officers, directors, and greater than 10 percent stockholders were timely filed in 2015, except for one Form 5 for one matter affecting Stephen M. Waters that was inadvertently filed after the Form 5 deadline for fiscal year 2014.

RISK ASSESSMENT OF COMPENSATION PROGRAMS
We believe that our incentive compensation programs effectively balance risk and reward. When assessing risk, we consider both cash compensation payable under our annual incentive bonus plan as well as long-term incentives that are awarded under our stock incentive plan. We also consider the mix of award opportunities (i.e., short- versus long-term), performance targets and metrics, the target-setting process, and the administration and governance associated with our plans. We do not believe that our compensation policies and practices are reasonably likely to have an adverse effect on Valero. Features of our compensation programs that we believe mitigate excessive risk taking include:

•	the mix between fixed and variable, annual and long-term, and cash and equity compensation, designed to encourage strategies and actions that are in Valero’s long-term best interests;

•	determination of incentive awards based on a variety of indicators of performance, thus diversifying the risk associated with a single indicator of performance;

•	incorporation of relative total stockholder return into our incentive program, calibrating pay and performance relationships to companies facing the same or similar market forces as Valero;

•	multi-year vesting periods for equity incentive awards, which encourage focus on sustained growth and earnings;

•	maximum payout ceilings under our annual bonus program and performance share awards;

•	restricted stock awards that help contain volatility of incentive awards and further align executives’ interests with long-term stockholder value creation; and

•
our compensation-related policies, including our executive compensation “clawback” policy and stock ownership guidelines (discussed below under the caption “Compensation Discussion and Analysis—Compensation Related Policies”).

COMPENSATION CONSULTANT DISCLOSURES
Under the terms of the Compensation Committee’s charter, the Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel, or other adviser, and is directly responsible for the appointment, compensation, and oversight of the work of any compensation consultant, independent legal counsel, or other adviser retained by the Committee. Valero is obligated to provide appropriate funding for the Committee’s retention of any such consultant, counsel, or adviser.
In 2015, the Committee retained Exequity LLP as an independent compensation consultant. Exequity provided to the Committee objective expert analysis and independent advice with respect to executive and director compensation. For the 2015 executive and director compensation services rendered to the Committee, Exequity earned professional fees of $288,722. Exequity did not provide other consulting services to the Committee, to Valero, or to any senior executives of Valero. Exequity is an independent adviser as determined under rules promulgated by the SEC and the NYSE’s listing standards.

During 2015, Exequity’s executive and director compensation consulting services included:

•	assistance with the determination of peer and comparator companies for benchmarking executive pay and monitoring Valero’s performance;

•	assistance with the determination of our overall executive compensation philosophy in light of Valero’s business strategy and market considerations;

•	competitive pay assessment of target and actual total direct compensation for executives, with separate analyses of base salary, annual incentive, and long-term incentive compensation;

•	competitive pay assessment of director compensation;

•	assessment of, and recommendations for, our annual incentive bonus program;

•
assessment of, and recommendation of enhancements to, our long-term incentive program strategy, including the design of an appropriate mix of equity incentive vehicles, performance measures and measurement techniques, and determination of competitive equity grant guidelines consistent with our overall pay philosophy;

•	updates on trends and developments in executive compensation, new regulatory issues, and best practices; and

•	assistance with proxy statement disclosures.

The following Compensation Committee Report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any of Valero’s filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, respectively, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on the foregoing review and discussions and such other matters the Compensation Committee deemed relevant and appropriate, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:
Rayford Wilkins, Jr., Chair
Jerry D. Choate
Robert A. Profusek
COMPENSATION DISCUSSION AND ANALYSIS
VALERO’S 2015 ACCOMPLISHMENTS
The following highlights Valero’s significant operational and strategic achievements in 2015.
Returns to Stockholders

•
Our adjusted earnings per share from continuing operations were $9.24, based on adjusted net income attributable to Valero Energy Corporation stockholders from continuing operations of $4.6 billion, compared to $6.68 per share and $3.5 billion for 2014.

•	We returned $3.7 billion to our stockholders through dividend payments and common stock repurchases.

•	We increased our regular quarterly cash dividend 82 percent from $0.275 per share to $0.50 per share.

•	We continued to maintain our investment-grade credit rating.
Operational Excellence

•	We significantly exceeded our overall health, safety, and environmental target.

•	We significantly exceeded our mechanical availability target.

•	We significantly exceeded our $60 million cost savings goal.
Disciplined Capital Strategy

•	We successfully completed and commissioned a new crude distillation unit at our Corpus Christi refinery.

•	We successfully completed a hydrocracker expansion at our Port Arthur refinery.

•
We successfully completed $1.1 billion in drop-down sales of midstream assets to our master limited partnership, Valero Energy Partners LP, consistent with our strategy to unlock value in our pipelines, terminals, and other transportation and logistics assets.

•	We employed rigorous selection reviews for capital projects and potential mergers and acquisitions.

TIGHT LINK BETWEEN PERFORMANCE AND EXECUTIVE PAY
The compensation opportunities of our executives are intimately tied to the performance of Valero. The following elements of our 2015 executive compensation program support our pay-for-performance philosophy.

•
In 2015, long-term incentives represented the largest component of targeted pay for our named executive officers, ranging from 57 percent of total targeted pay for our executive vice presidents to 71 percent of total targeted pay for our CEO.

•	All long-term incentives awarded in 2015 are aligned with stock price performance, linking executives’ pay directly with the creation of stockholder value.

•	Fifty percent of the total shares targeted for our named executive officers in 2015 were performance shares.

◦
The performance share awards require Valero’s Total Shareholder Return (TSR) to meet or exceed the median TSR of our peers in order to reach or exceed targeted payout levels. As such, our executives are motivated to cause Valero’s results to exceed that of our peers.

◦	Our performance shares are described below in this Compensation Discussion and Analysis under the caption “Elements of Executive Compensation—Long-Term Incentive Awards—Performance Shares.”

•
Restricted stock awards were also a component of the long-term incentive portfolio in 2015. These awards motivate the creation of stockholder value through stock price gains and promote the retention of critical talent.

•
The annual incentive bonus pool for named executive officers is funded using quantitative company performance measures that correspond to our business priorities: (i) Adjusted Net Cash Provided by Operating Activities (ANC); and (ii) Earnings before Interest, Taxes, Depreciation, and Amortization (EBITDA). Our annual incentive bonus program is discussed below under the caption “Elements of Executive Compensation—Annual Incentive Bonus.”

•
Our annual performance goals included challenging requirements across an array of financial, operating, and strategic objectives. The 2015 objectives included earnings per share (EPS), mechanical availability, cost management, and pre-established goals relating to health, safety, and environmental concerns.

•
These annual performance goals are measured primarily on an absolute basis, requiring performance that exceeds goals established in the first quarter of the year. By balancing these absolute goals with the relative TSR requirements under our performance share incentives, we motivate a dual focus on both Valero’s performance versus our operating plan and Valero’s performance compared to our peers.

ADOPTION OF BEST PRACTICES
We use executive pay arrangements that are commonly recognized as best practices. Our executive pay program includes these leading practices.

•	Incentive compensation (annual bonus and long-term incentives) represents the majority (ranging from 76 percent to 88 percent) of the targeted direct compensation of our named executive officers.

•	We use multiple performance metrics to motivate achievements that complement one another and that contribute to the long-term creation of stockholder value.

•
Incentives are balanced between absolute performance goals (rewarding the achievement of pre-established goals) and relative measures (linking the incentives to surpassing the performance of our peers).

•	We target 50 percent of the long-term incentive value granted to our named executive officers to be awarded in the form of performance shares tied to relative TSR performance.

•	We have maximum payout ceilings on both our annual bonus opportunities and our performance shares.

•
Valero’s revenues are above the median revenues of the peer group of companies within our industry against which we benchmark our executives’ pay, reflecting that we make pay comparisons in a size-appropriate fashion.

•	We benchmark against the median pay levels of the peer group for each of base pay, annual bonus, and long-term incentives.

•	We have eliminated all change-in-control gross ups for potential parachute excise taxes and maintain a policy against the implementation of change-in-control arrangements that contain gross-ups.

•
We have a policy stipulating that grants of performance shares contain terms and conditions for vesting in a change-of-control context such that performance shares will vest on a partial, pro rata basis following termination of employment (rather than vesting automatically in full upon the change of control).

•	Our long-term incentive program mandates that stock options cannot be re-priced without stockholder approval.

•	Our executive officers and directors are subject to meaningful stock ownership guidelines.

•
Our executive officers and directors are prohibited from pledging shares of Common Stock as collateral or security for indebtedness, and may not purchase, sell, or write calls, puts, or other options or derivative instruments on shares of Common Stock.

•	We have a “clawback” policy requiring the return of incentive payments in certain restatement situations.

•	We engage in stockholder outreach to solicit the input of stockholders to our pay programs.

•	Our executive pay programs include design features that mitigate against the risk of inappropriate behaviors.

•
Our Compensation Committee is composed entirely of directors who meet the independence requirements of the SEC and NYSE as well as pertinent tax requirements for preserving the deductibility of executive pay.

•	Our Compensation Committee retains the services of an independent executive compensation consultant that provides services directly to the Committee.

•	We conduct an annual say-on-pay vote as recommended by our stockholders.

•	We have a declassified board of directors.

DIALOGUE WITH STOCKHOLDERS
Valero’s strong corporate governance principles, implemented under the guidance of the Board, are a major driving force in encouraging constructive dialogue with stockholders and other stakeholders. Valero’s senior management team reaches out to stockholders for dialogue concerning our compensation programs and other matters of concern to our stockholders. We believe that our stockholder outreach efforts have been constructive and have provided management with insight on executive compensation issues that are important to our stockholders. These discussions also provided management with the opportunity to review our executive compensation practices and explain the principles on which they were designed.

ADMINISTRATION OF EXECUTIVE COMPENSATION PROGRAMS
Our executive compensation programs are administered by our Board’s Compensation Committee, which is composed of three independent directors from our Board. They do not participate in our executive compensation programs. Policies adopted by the Committee are implemented by our compensation and benefits staff. In 2015, the Committee retained Exequity LLP as an independent compensation consultant for executive and director compensation matters. The nature and scope of the consultant’s services are described above under the caption, “Compensation Consultant Disclosures.”

Benchmarking Data
The Compensation Committee uses peer group compensation data in assessing benchmarks of base salary, annual incentive compensation, and long-term incentive compensation. The Compensation Comparator Group (further described below) is used to benchmark compensation for our named executive officers. This reference is sometimes referred to in this proxy statement as “compensation survey data” or “competitive survey data.”

Compensation Comparator Group
The Compensation Comparator Group comprises the following companies that engage in U.S. domestic oil and gas operations:

BP p.l.c.	Marathon Petroleum Corporation
Chevron Corporation	Murphy Oil Corporation
Exxon Mobil Corporation	Phillips 66
Hess Corporation	Royal Dutch Shell plc
HollyFrontier Corporation	Tesoro Corporation
Marathon Oil Corporation
We believe that the Compensation Comparator Group is relevant to our business because we compete with the member companies for talent at every level from entry-level employees to senior executives. We believe that our pay comparisons are size-appropriate because the median revenues of the Compensation Comparator Group are below Valero’s revenues. Understanding this group’s compensation programs and levels is vitally important in order to remain competitive in this market for employees. We believe that given the size and complexity of our business, Valero employees at all levels would be qualified candidates for similar jobs at any of the companies included in this group.

Recommendations for base salary, bonuses, and other compensation arrangements are developed under the supervision of the Compensation Committee by our compensation and benefits staff using the compensation survey data with assistance from Exequity. Use of the data is consistent with our philosophy of providing executive compensation and benefits that are competitive with companies competing with us for executive talent. In addition, the use of competitive compensation survey data and analyses assists the Compensation Committee in assessing our pay levels and targets relative to companies in the Compensation Comparator Group. See “Elements of Executive Compensation—Benchmarking Competitive Pay Levels” below.

Performance Peer Groups
We also use peer groups to measure Valero’s total stockholder return (TSR) metric, which is used in our performance shares incentive program. For the 2015 performance peer group, companies were selected based on their engagement in U.S. domestic refining and marketing operations.

Our use of different peer groups for compensation and performance is based on the following. While job candidacy can transcend company size, we believe that when measuring business performance, companies with a similar business model should be included. That being said, comparing the performance of Valero’s generally non-integrated operations with those of integrated oil companies can result in anomalies due to the mismatch in how similar industry-specific events can impact companies with these varying business models. In addition, there are relatively few companies in our business against which clear comparisons can be drawn, rendering a peer group composition more challenging than in most industries.

In November 2015, the Compensation Committee established a peer group for TSR measurement applicable to the 2015 awards of performance shares (with TSR measurement periods ending in 2016). Valero is included in this peer group when results are calculated. The peer group is composed of the following entities.

Alon USA Energy, Inc.	PBF Energy Inc.
BP p.l.c.	Phillips 66
CVR Energy Inc.	Royal Dutch Shell plc
Delek US Holdings	Tesoro Corporation
HollyFrontier Corporation	Western Refining Inc.
Marathon Petroleum Corporation

Process and Timing of Compensation Decisions
The Compensation Committee reviews and approves all compensation targets and payments for the named executive officers. The Chief Executive Officer evaluates the performance of the other executive officers and develops individual recommendations based upon the competitive survey data. Both the Chief Executive Officer and the Committee may make adjustments to the recommended compensation based upon an assessment of an individual’s performance and contributions to the Company. The compensation for the Chief Executive Officer is reviewed by the Compensation Committee and recommended to the Board’s independent directors for approval. This assessment is based on the competitive survey data and other factors described in this Compensation Discussion and Analysis, and adjustments may be made based upon the non-employee directors’ independent evaluation of the Chief Executive Officer’s performance and contributions.

We evaluate the total compensation opportunity offered to each executive officer at least once annually and have conducted compensation assessments on several occasions during the course of the year. The Compensation Committee establishes the target levels of annual incentive and long-term incentive compensation for the current fiscal year based upon its review of competitive market data provided by Exequity. The Compensation Committee also reviews competitive market data for annual salary rates for executive officer positions for the next fiscal year and recommends new salary rates to become effective the next fiscal year. The Compensation Committee may, however, review salaries or grant long-term incentive awards at other times during the year because of new appointments or promotions during the year. Our Compensation Committee does not time the grants of long-term incentive awards around Valero’s release of undisclosed material information.

ELEMENTS OF EXECUTIVE COMPENSATION
Our executive compensation programs include the following material elements:

•	base salary;

•	annual incentive bonus;

•	long-term equity-based incentives;

•	medical and other insurance benefits; and

•	retirement benefits.

We chose these elements to foster the potential for both current and long-term payouts and to attract and retain executive talent. We believe that variable pay (i.e., annual incentive bonus and long-term equity-based incentives that do not become a permanent part of base salary)—when delivered through appropriate incentives—is ultimately the best way to drive total compensation among our executive officers.

We believe that a significant portion of the compensation paid to our named executive officers should be incentive-based and determined by both company and individual performance. Our executive compensation program is designed to accomplish the following long-term objectives:

•	to provide compensation payouts that are tied to the performance of internal and external metrics both on a relative and absolute basis; and

•	to attract, motivate, and retain the best executive talent in our industry.

To motivate superior performance from our executives, Valero targets pay opportunities that are tied to Valero’s performance. We believe that an executive’s earn-out of his or her full compensation opportunities should be contingent on achieving performance results that exceed pre-established goals and outperform our industry peers.

Our annual incentive program rewards:

•	Valero’s attainment of key financial performance measures;

•	Valero’s success in key operational and strategic measures;

•	safe operations;

•	environmental responsibility;

•	reliable operations; and

•	cost management.

Our long-term equity incentive awards are designed to tie the executive’s financial reward opportunities with increased stockholders’ return on investment as measured by:

•	long-term stock price performance; and

•	payment of regular dividends.

Base salary is designed to provide a fixed level of competitive pay that reflects the executive officer’s primary duties and responsibilities, and to provide a base upon which incentive opportunities and benefit levels are established.

The long-term incentive awards in our compensation program include performance shares and restricted stock. We believe that incentives that drive stockholder value should also drive executive officer pay. We note that performance shares, when issued, do not assure a payout to the executive officer unless and until stockholder value is created through both company performance and TSR. We believe that executive officers should hold an equity stake in the company to further motivate the creation of stockholder value, which is why we include awards of restricted stock in our long-term incentive program coupled with stock ownership guidelines.

Benchmarking Competitive Pay Levels
Our Compensation Committee benchmarks base salaries for our named executive officers against the 50th percentile (median) of competitive survey data and may make decisions to pay above or below this target based on individual circumstances (e.g., performance of the executive, internal parity, and management succession planning).

We also benchmark annual bonus and long-term incentive targets (expressed as a percentage of base salary) for each executive position by reference to the 50th percentile (median) benchmark of the Compensation Comparator Group, and may make decisions to award above or below this target based on individual circumstances (e.g., performance of the executive, internal parity, and management succession planning). We believe that preserving flexibility to award incentive opportunities above or below the median peer levels helps tailor the incentives to the executive and the role, resulting in a more customized match of competitive pay opportunities and pay-for-performance design attributes.

In addition to benchmarking competitive pay levels to establish compensation levels and targets, we also consider the relative importance of a particular management position in comparison to other management positions in the organization. In this regard, when setting the level and targets for compensation for a particular position, we evaluate that position’s scope and nature of responsibilities, size of business unit, complexity of duties and responsibilities, as well as that position’s relationship to managerial authorities throughout the management ranks of Valero.

Relative Size of Major Compensation Elements
An executive officer’s total direct compensation is structured so that realizing the targeted amount is highly contingent on Valero’s performance due to the executive’s level of at-risk pay. We use the term “total direct compensation” to refer to the sum of an executive’s base salary, targeted incentive bonus, and the grant-date values of long-term incentive target awards. The following charts summarize the relative size of base salary and target incentive compensation for 2015 for our named executive officers.

When setting executive compensation, the Compensation Committee considers the amount and form of compensation payable to an executive officer. The Committee seeks to achieve an appropriate balance between immediate cash rewards for the achievement of company and personal objectives and long-term incentives that align the interests of our officers with those of our stockholders. The size of each element is based on the assessment of competitive market practices as well as company and individual performance.

The Compensation Committee analyzes total direct compensation from a market competitive perspective, and then evaluates each component relative to its market reference. The Committee believes that making a significant portion of an executive officer’s incentive compensation contingent on long-term stock price performance more closely aligns the executive officer’s interests with those of our stockholders.

Because we place a large amount of total direct compensation at risk in the form of variable pay (annual bonus and long-term incentives), the Committee generally does not adjust current compensation based upon realized gains or losses from prior incentive awards, prior compensation, or current stock holdings. For example, we normally will not change the size of a target long-term incentive grant in a particular year solely because of Valero’s stock price performance during the immediately preceding years, although this may be taken into account in other compensation decisions. The Compensation Committee recognizes that the refining and marketing industry is volatile and strives to maintain a measure of predictability consistent with a substantial reliance on variable compensation structures in furtherance of a fundamental pay-for-performance philosophy.

Individual Performance and Personal Objectives
The Compensation Committee evaluates the individual performance of, and performance objectives for, our named executive officers. Performance and compensation for our Chief Executive Officer are reviewed and approved by the Compensation Committee and the Board’s independent directors. For officers other than the Chief Executive Officer, individual performance and compensation are evaluated by the Compensation Committee with recommendations from our Chief Executive Officer. Individual performance and objectives are specific to each officer position.

Criteria used to measure an individual’s performance may include assessment of objective criteria (e.g., execution of projects within budget parameters, improving an operating unit’s profitability, or timely completing an acquisition or divestiture) as well as qualitative factors such as the executive’s ability to lead, ability to communicate, and successful adherence to Valero’s stated values (i.e., commitment to safety, commitment to the environment, commitment to our communities, commitment to our employees, and commitment to our stakeholders). There are no specific weights assigned to these various elements of performance.

Base Salaries
Base salaries for our named executive officers are approved by the Compensation Committee after taking into consideration median practices for comparable roles among the peer companies. The Compensation Committee also considers the recommendations of the Chief Executive Officer for officers other than the Chief Executive Officer. The base salary and all other compensation of the Chief Executive Officer are reviewed and approved by the independent directors of the Board.

Base salaries are reviewed annually and may be adjusted to reflect promotions, the assignment of additional responsibilities, individual performance, or the performance of Valero. Salaries are also periodically adjusted to remain competitive with companies within the compensation survey data. An executive’s compensation typically increases in relation to his or her responsibilities within Valero.

Annual Incentive Bonus
The annual incentive bonus for our named executive officers has two primary components. First, a maximum bonus pool is funded through determination of Valero’s achievement of quantitative financial performance measures. Second, a minimum earned bonus is determined based on the results of additional financial, operational, and strategic performance measures. The performance measures associated with these two components, along with consideration of the named executive officer’s individual performance, are used to determine the annual incentive bonus payout for each of the named executive officers.
To fund the annual incentive bonus pool for our named executive officers, the Compensation Committee sets quantitative company performance measures during the first quarter of the year. Valero’s performance is measured against these metrics to establish the maximum bonus amounts that can be paid under our program. In 2015, the Committee established measures that correspond to two of our business priorities: Adjusted Net Cash Provided by Operating Activities (“ANC”) and Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”). These measures establish the maximum level of funding for the bonus program. The program is funded at an amount equal to the greater of (i) ANC multiplied by 0.80 percent, or (ii) EBITDA multiplied by 0.65 percent.

The maximum bonus that can be paid to a named executive officer is based on the funding results of ANC or EBITDA—subject to an absolute maximum of $20 million for any individual officer. Once the maximum pool is calculated, the funded pool is allocated to each executive officer using the following percentages: 50 percent for the Chief Executive Officer (the highest paid officer), 20 percent for the second highest paid officer, and 10 percent each for the third, fourth, and fifth highest paid officers.

After these maximum funded amounts are calculated, the Compensation Committee considers the following performance goals for the completed fiscal year to determine the minimum earned bonuses for the named executive officers (at amounts that may not exceed the funded levels):

•
a quantitative financial performance goal (Financial Performance Goal), operational perfor-mance goals (Operational Performance Goals), and qualitative goals and objectives including the effective use of capital (Strategic Company Performance Goals);

•	the position of the named executive officer, which is used to determine a targeted percentage of base salary that may be awarded as incentive bonus; and

•	a qualitative evaluation of the individual’s performance.

Thus, the amount of the bonus ultimately paid to a named executive officer takes into consideration (i) Valero’s achievement of the performance objectives established and approved by the Compensation Committee in the first quarter of the performance year (i.e., ANC and EBITDA) in order to fund the bonus program, and (ii) the Compensation Committee’s assessment of Valero’s and each executive’s performance in relation to the pre-established performance goals more fully described below (which provides for potential application of downward discretion by the Compensation Committee to reduce payouts below the funded pool amounts).

Financial Performance Goal
The Financial Performance Goal considered for our annual incentive bonuses is EPS. The Compensation Committee establishes minimum, target, and maximum levels for EPS in the first quarter of the performance year. We believe that this measure appropriately reflects our business planning process and corporate philosophy regarding financial performance measurement. Valero’s performance in 2015 was $9.24 per share (versus a target EPS of $3.91 per share).

Operational Performance Goals
The Operational Performance Goals considered for our annual incentive bonuses, as established and approved by the Compensation Committee in the first quarter of the performance year, are measured against:

•	Valero’s achievements in the areas of health, safety, and environmental;

•	Valero’s achievements in improving refining competitiveness through improved mechanical availability; and

•	Valero’s achievements in cost management and expense control.

We believe that these measures appropriately reflect key business objectives of Valero. After completion of the fiscal year, each of the Operational Performance Goals is measured against Valero’s actual performance in these areas and the minimum, target, and maximum levels established by the Compensation Committee. Valero’s performance score for 2015 for this category was 78.36 percent (versus a target score of 40.00 percent). For additional details on Valero’s 2015 performance versus targeted amounts for our Operational Performance Goals, see the “Annual Incentive Bonus Performance Goals” table that follows in this section.

Strategic Company Performance Goals
Valero’s Strategic Company Performance Goals were established in the first quarter of the 2015 performance year by the Chief Executive Officer. Included in these goals for 2015 was a qualitative capital-based performance measure assessed by the Compensation Committee through return on capital employed. After completion of the fiscal year, the Strategic Company Performance Goals were evaluated as a whole. Significant achievements in this area for 2015 included: (i) the creation of long-term stockholder value and the return of cash to stockholders through a quarterly cash dividend increase from $0.275 per share to $0.50 per share and $2.8 billion of common stock repurchases; (ii) the successful sale of $1.1 billion of midstream assets to Valero Energy Partners LP, exceeding the $1 billion goal for the year; and (iii) the successful execution of Valero’s $2.65 billion capital expenditures plan. Valero’s performance score for 2015 for this category was 20.00 percent (versus a target score of 20.00 percent).

Valero’s Achievement of Performance Goals for 2015
The following table details the performance targets and final results of Valero’s achievements in 2015 for each of the sub-components of the bonus program’s Financial Performance Goal and Operational Performance Goals.

Annual Incentive Bonus Performance Goals
Component		Weighting	Minimum	Target	Maximum	Achieved in 2015	Minimum Bonus Percent Earned (1)

Financial Performance Goal
I.	EPS ($/share)	40.00%	$0.98	$3.91	$7.82	$9.24	90.00%
Operational
II.	Health, Safety, and Environmental (2)	13.33%					28.36%
III.	Mechanical Availability (3)	13.33%	95.6	96.2 to 96.4	97.6	96.70	20.00%
IV.	Cost Management and Expense Control ($ in millions)	13.34%	$15.0	$60.0	$120.0	$200.2	30.00%
	subtotal	40.00%				subtotal	78.36%

Strategic
V.	Company Goals and Objectives (4)	20.00%					20.00%
Total		100.00%					188.36%

Footnotes:
(1) Represents performance achieved in 2015 and component percent weighting.
(2) Consists of 16 separately weighted health, safety, and environmental metrics across three business units. Performance “achieved” was at 94.5% of maximum.
(3) Using the Mechanical Availability scoring from the industry-standard Solomon Associates survey in which “Target” represents performance between the 50th and 62nd percentiles.
(4) As established by the Compensation Committee in consultation with the CEO, and includes a qualitative assessment of use of capital. Performance “achieved” was at maximum.

As a result of Valero’s 2015 ANC performance, the maximum bonus pool was funded at $55.18 million. The final 2015 bonus amounts paid to our named executive officers were determined as a function of: (i) Valero’s performance and maximum bonus pool funding based on ANC performance, (ii) Valero’s performance as measured against the financial, operational, and strategic performance goals, and (iii) the Committee’s assessment of the named executive officers’ individual performance in 2015. Taking into account Valero’s and the executive officers’ extraordinary results for 2015, the Compensation Committee awarded bonuses for 2015 to our named executive officers at 200 percent of the officers’ bonus target amounts.

The following table summarizes the 2015 bonus amounts paid to our named executive officers:

	Gorder	Ciskowski	Riggs	Browning	Crownover
Base salary (1)	$1,300,000	$845,000	$600,000	$575,000	$550,000
Bonus target percentage (2)	150%	110%	80%	80%	80%
Bonus target amount (3)	$1,950,000	$929,500	$480,000	$460,000	$440,000
Minimum bonus percentage achieved (4)	188.36%	188.36%	188.36%	188.36%	188.36%
Minimum incentive bonus earned (5)	$3,673,020	$1,750,806	$904,128	$866,456	$828,784
Maximum possible bonus (6)	$20,000,000	$11,036,000	$5,518,000	$5,518,000	$5,518,000
Bonus amount paid (7)	$3,900,000	$1,859,000	$960,000	$920,000	$880,000
Footnotes:

(1)	Base salary is the officer’s base salary at December 31, 2015.

(2)	Bonus target as a percentage of base salary.

(3)	Determined by multiplying “Bonus target percentage” times “Base salary.”

(4)	Valero’s “Minimum bonus percentage achieved” was 188.36% based on results of the Annual Incentive Bonus Performance Goals detailed in the previous table.

(5)	Determined by multiplying “Bonus target amount” times “Minimum bonus percentage achieved.”

(6)	Allocation of maximum bonus pool funded from the 2015 ANC results apportioned as follows: 50% for CEO, 20% for second highest paid officer, and 10% for next three highest paid officers.

(7)
As disclosed in the Summary Compensation Table. The actual amount paid was determined based on: (i) Valero’s performance and maximum bonus pool funding using ANC, (ii) Valero’s performance as measured against financial, operational, and strategic goals, and (iii) the Committee’s assessment of the named executive officers’ individual performance in 2015. Based on superior ANC results, the maximum bonus funding is significantly greater than the final earned amounts, so the final bonus earnings represent the application of the Compensation Committee’s downward discretion from the maximum bonus award funding.

Long-Term Incentive Awards
We provide stock-based, long-term compensation to our executive officers through our stockholder-approved equity plan (the plan is more fully described in “Proposal No. 5—Reapproval of the 2011 Omnibus Stock Incentive Plan”). The plan provides for a variety of stock and stock-based awards, including restricted stock which vests over a period determined by the Compensation Committee, and performance shares that vest (become non-forfeitable) upon Valero’s achievement of an objective performance goal.
The Compensation Committee presently expects to make awards of performance shares and restricted stock annually. For 2015, the mix of long-term incentives awarded to our named executive officers was split evenly, on a share value basis, between grants of restricted stock and awards of performance shares. We believe that these awards create a powerful link between the creation of stockholder value and executive pay delivered. In addition, we believe that the balance between absolute performance alignment through restricted shares, and the relative performance objectives underscored by the relative TSR performance shares, is appropriate. In order for executives to fully realize their targeted opportunities, Valero must both perform well and beat the stock price performance of its peers. In 2015, the Compensation Committee did not award any performance stock options, which were awarded to executive officers in prior years, in favor of more acutely defined absolute and relative stock price performance objectives delivered through restricted stock and performance shares, respectively.

For each officer, a target amount of long-term incentives is established and is expressed as a percentage of base salary. In establishing award sizes, the Compensation Committee makes primary reference to median peer company grant levels and makes individualized determinations of award sizes based on additional factors such as: each executive’s experience and contribution to company success, internal parity, and management succession. In addition, an executive’s targeted award may be adjusted based upon the Compensation Committee’s determination of the officer’s individual performance, which (for officers other than the Chief Executive Officer) takes into consideration the recommendation of the Chief Executive Officer.

Performance Shares
For 2015, performance share targets represent 50 percent of each executive officer’s long-term incentive target on a share value basis. Performance shares are payable in shares of Common Stock on the vesting dates of the performance shares. Shares of Common Stock are earned with respect to vesting performance shares only upon Valero’s achievement of TSR objectives (measured in relation to the TSR of our peers). Shares not earned in a given performance period expire and are forfeited. Performance shares are also subject to forfeiture if an executive terminates his or her employment prior to vesting.

The performance shares awarded in 2015 are subject to vesting in three annual increments, based upon our TSR compared to our peer group during one-year, two-year, and three-year performance periods. Performance periods measure TSR based on the average closing stock prices for the 30 days of December 2 to December 31 at the beginning and end of the performance periods, including dividends. At the end of each performance period, our TSR for the period is compared to the TSR of our peer group. Consistent with typical relative TSR design conventions, shares of Common Stock are awarded based on Valero’s TSR performance versus the peers’ TSR as shown in the table below.

Percentile TSR Rank	% of Performance Shares Awarded as Common Shares
below 25th%	0%
25th% (1)	25%
50th% (1)	100%
75th% or above	200%
(1) TSR performances between the 25th and 75th percentiles generate payouts determined by interpolation.

Additional shares of Common Stock may be earned based on the accumulated value of dividends paid on Valero’s Common Stock during the pertinent performance period. The amount of accumulated dividends is multiplied by the earned percentage payout (if any) for the performance shares, and the product is divided by the fair market value of the Common Stock on the performance shares’ vesting date. The resulting amount is paid in a whole number of shares of Common Stock. The value of the dividends credited to the outstanding performance shares is paid to participants only to the extent that the underlying performance shares earn shares of Common Stock, based on Valero’s TSR performance, and is paid (in shares of Common Stock) only when the underlying performance shares vest.

Restricted Stock
Restricted stock targets represent the remaining 50 percent of each executive officer’s long-term incentive target on a share value basis. Restricted stock is subject to forfeiture if an executive terminates his or her employment (other than retirement) prior to vesting. We believe that our mix of long-term incentives provides an appropriate balance between the pay-for-performance attributes of performance shares and the equity alignment and retentive qualities of restricted shares. This mix also generally aligns with market practices, and thus supports recruitment and retention of top-quality executive talent.

The Compensation Committee considers and grants long-term incentive awards to our officers and certain other employees annually, typically during the fourth quarter in conjunction with the last regularly scheduled meeting of the Compensation Committee for the year. The performance shares and restricted stock components of our executive officers’ 2015 long-term incentive awards were granted in November 2015.

Perquisites and Other Benefits
Consistent with our goal of providing compensation and benefits that are aligned with market practices among our peers, officers are eligible to receive reimbursement for club dues, personal excess liability insurance, federal income tax preparation, and an annual health examination. We do not provide executive officers with automobiles or automobile allowances or supplemental executive medical coverage.

We provide other benefits, including medical, life, dental, and disability insurance in line with competitive market conditions. Our named executive officers are eligible for the same benefit plans provided to our other employees, including our Thrift Plan and insurance and supplemental plans chosen and paid for by employees who desire additional coverage.

Consistent with typical practices among our peers, executive officers and other employees whose compensation exceeds certain limits are eligible to participate in non-qualified excess benefit programs whereby those individuals can choose to make larger contributions than allowed under the qualified plan rules and receive correspondingly higher benefits. These plans are described below.

Post-Employment Benefits
Pension Plans
We have a noncontributory defined benefit Pension Plan in which most of our employees, including our named executive officers, are eligible to participate and under which contributions by individual participants are neither required nor permitted. We also have a noncontributory, non-qualified Excess Pension Plan and a non-qualified Supplemental Executive Retirement Plan (SERP), which provide supplemental pension benefits to certain highly compensated employees. Our named executive officers are participants in the SERP. The SERP is offered to align with competitive practices among our peers, and to thus support recruitment and retention of critical executive talent. The Excess Pension Plan and the SERP provide eligible employees with additional retirement savings opportunities that cannot be achieved with tax-qualified plans due to Internal Revenue Code limits on (i) annual compensation that can be taken into account under qualified plans, or (ii) annual benefits that can be provided under qualified plans.

Nonqualified Deferred Compensation Plans
Deferred Compensation Plan. Our named executive officers are eligible to participate in our Deferred Compensation Plan (“DC Plan”). The DC Plan is offered to align with competitive practices among our peers, and thereby support recruitment and retention of executive talent. The DC Plan permits eligible employees to defer a portion of their salary and/or bonus until separation (i.e., retirement or termination of employment). Under the DC Plan, each year eligible employees are permitted to elect to defer up to 30 percent of their salary and/or 50 percent of their cash bonuses to be earned for services performed during the following year.

We have not made discretionary contributions to participants’ accounts, and currently we have no plans to do so. We would likely consider such contributions only in the event of a significant, catastrophic economic event (or series of events) that materially impairs the value of participants’ accounts.

All amounts credited under the DC Plan (other than discretionary credits) are immediately 100 percent vested. Any discretionary credits will vest in accordance with the vesting schedule determined at the time of the grant of discretionary credits. Participant accounts are credited with earnings (or losses) based on investment fund choices made by the participants among available funds selected by Valero’s Benefits Plans Administrative Committee.

Excess Thrift Plan. Our Excess Thrift Plan provides benefits to participants in our Thrift Plan whose annual additions to the Thrift Plan are subject to the limitations on annual additions as provided under Section 415 of the Internal Revenue Code, and/or who are constrained from making maximum contributions under the Thrift Plan by Section 401(a)(17) of the Internal Revenue Code, which limits the amount of an employee’s annual compensation which may be taken into account under that plan. Two separate components comprise the Excess Thrift Plan: (i) an “excess benefit plan” as defined under Section 3(36) of ERISA; and (ii) a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

Additional information about these plans and contributions made by Valero and each of our named executive officers under non-qualified defined contribution and other deferred compensation plans are presented in this proxy statement under the caption “Executive Compensation—Nonqualified Deferred Compensation.”

Change of Control Severance Arrangements
We have entered into change of control severance agreements with each of our named executive officers (except Mr. Riggs). The agreements are intended to assure the continued objectivity and availability of the officers in the event of any merger or acquisition that would likely threaten the job security of many top executives. These arrangements are also intended to maintain executive focus and productivity in a period of uncertainty. If a change of control occurs during the term of an agreement, the agreement becomes operative for a fixed three-year period. The agreements provide generally that the officers’ terms and conditions of employment will not be adversely changed during the three-year period after a change of control. For information regarding payments that may be made under these agreements, see the disclosures in this proxy statement under the caption “Executive Compensation—Potential Payments upon Termination or Change of Control.”

ACCOUNTING AND TAX TREATMENT
Accounting Treatment
Compensation expense for our share-based compensation plans is based on the fair value of the awards granted and is recognized in income on a straight-line basis over the shorter of (a) the requisite service period of each award, or (b) the period from the grant date to the date retirement eligibility is achieved if that date is expected to occur during the nominal vesting period. Specific components of our stock-based compensation programs are discussed in Note 14 of Notes to Consolidated Financial Statements in Valero’s Annual Report on Form 10-K for the year ended December 31, 2015.

Tax Treatment
Under Section 162(m) of the Internal Revenue Code, publicly held corporations may not take a tax deduction for compensation in excess of $1 million paid to the Chief Executive Officer or the other four most highly compensated executive officers unless that compensation meets the Internal Revenue Code’s definition of “performance based” compensation. Section 162(m) allows a deduction for compensation that exceeds $1 million if it is paid (i) solely upon attainment of one or more performance goals, (ii) pursuant to a qualifying performance-based compensation plan adopted by the Compensation Committee, and (iii) the material terms, including the performance goals, of such plan are approved by the stockholders before payment of the compensation.

The Compensation Committee considers deductibility under Section 162(m) when designing compensation arrangements for executive officers, but is not required to grant only “performance based” compensation that is deductible under Section 162(m). The Committee believes that it is in our best interests for the Committee to retain its flexibility and discretion to make compensation awards to foster achievement of performance goals established by the Committee and other goals the Committee deems important to our success, such as encouraging employee retention, rewarding achievement of non-quantifiable goals, and achieving progress with specific projects. We believe that the 2015 annual incentive bonus payments, as well as our performance share grants qualify as performance-based compensation and are not subject to any deductibility limitations under Section 162(m). Grants of restricted stock or other equity-based awards that are not subject to specific quantitative performance measures will likely not qualify as performance based compensation and, in such event, would be subject to Section 162(m) deduction restrictions.

COMPENSATION-RELATED POLICIES
Policy on Vesting of Performance Shares upon Change of Control of Valero
In 2014, our Board adopted a policy regarding the vesting of performance shares upon a change of control of Valero. The policy applies to grants of performance shares made in 2014 and thereafter. The policy provides that performance shares granted to participants in Valero’s equity incentive plans will not vest automatically upon the date of a change of control (as defined in the applicable plan) of Valero. The policy further provides that in making awards of performance shares to participants, the Compensation Committee may provide in the award agreement with the participant that if a participant’s employment with Valero is terminated following a change of control, any unvested performance shares held by the participant will vest on a partial, pro rata basis on the date of the participant’s termination of employment, with such qualifications for an award as the Committee may determine. The policy is available on our website at www.valero.com > Investors > Corporate Governance.

Executive Compensation Clawback Policy
Under our executive compensation clawback policy, in the event of a material restatement of Valero’s financial results, the Board, or the appropriate committee thereof, will review all bonuses and other incentive and equity compensation awarded to our executive officers. The policy provides that if the bonuses and other incentive and equity compensation would have been lower had they been calculated based on such restated results, the Board (or committee), will, to the extent permitted by governing law and as appropriate under the circumstances, seek to recover for the benefit of Valero all or a portion of the specified compensation awarded to executive officers whose fraud or misconduct caused or partially caused such restatement, as determined by the Board (or committee). In determining whether to seek recovery, the policy states that the Board (or committee) shall take into account such considerations as it deems appropriate, including governing law and whether the assertion of a claim may prejudice the interests of Valero in any related proceeding or investigation. The policy is available on our website at www.valero.com > Investors > Corporate Governance.

Compensation Consultant Disclosure Policy
Per the terms of our compensation consultant disclosure policy, Valero will make certain disclosures pertaining to compensation consultants in our proxy statements for annual meetings of stockholders. For any compensation consultant retained by the Compensation Committee to provide compensation advice with respect to the compensation disclosed in the Summary Compensation Table in the proxy statement, we will disclose (i) the total fees paid annually to the consultant for compensation-related services and non-compensation-related services, (ii) a description of any non-compensation-related services provided by the consultant, and (iii) any services that the consultant has provided to senior executives of Valero and the nature of those services. The policy is available on our website at www.valero.com > Investors > Corporate Governance.

Stock Ownership Guidelines and Prohibition Against Hedging and Pledging
We have adopted stock ownership guidelines applicable to our officers and non-employee directors. The guidelines require that non-employee directors acquire and hold during their service shares of Common Stock equal in value to at least three times their annual cash retainer. Our officers are required to meet the applicable guidelines stated below.

Officer Position	Value of Shares Owned
Chief Executive Officer	5x Base Salary
President	3x Base Salary
Executive Vice Presidents	2x Base Salary
Senior Vice Presidents	1x Base Salary
Vice Presidents	1x Base Salary
Officers and non-employee directors have five years to meet the requisite ownership threshold and, once attained, are expected to continuously own sufficient shares to meet that threshold.
Our directors, officers, and employees may not purchase, sell, or write calls, puts, or other options or derivative instruments on shares of Common Stock, and our directors and officers are prohibited from pledging shares of Common Stock as collateral or security for indebtedness. Compliance with the guidelines is monitored by the Compensation Committee. The full text of our guidelines is included in our Corporate Governance Guidelines (as Article IX), available on our website at www.valero.com > Investors > Corporate Governance.

Insider Trading and Speculation in Valero Stock
Our officers, directors, and employees are prohibited from purchasing or selling Valero securities while in possession of material, nonpublic information, or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations. In addition, our policies prohibit our employees from speculating in our stock, which includes short selling (profiting if the market price of our stock decreases), buying or selling publicly traded options (including writing covered calls), hedging, or any other type of derivative arrangement that has a similar economic effect.

EQUITY COMPENSATION PLAN INFORMATION
The following table presents information regarding our equity compensation plans as of December 31, 2015.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Avail- able for Future Issuance Under Equity Compen- sation Plans (1)
Approved by stockholders:
2011 Omnibus Stock Incentive Plan	905,732	$31.83	12,109,301
2005 Omnibus Stock Incentive Plan	1,328,240	17.89	—
Not approved by stockholders:
2003 All-Employee Stock Incentive Plan (2)	93,260	17.68	—
Total	2,327,232	23.31	12,109,301
Footnotes:

(1)	Securities available for future issuance under these plans can be issued in various forms, including restricted stock and stock options.

(2)	Officers and directors of Valero were not eligible to receive grants under this plan.

The 2011 Omnibus Stock Incentive Plan is described in this proxy statement in the disclosures for “Proposal No. 5—Reapproval of the 2011 Omnibus Stock Incentive Plan,” and in Note 14 of Notes to Consolidated Financial Statements for the fiscal year ended December 31, 2015, included in Valero’s Annual Report on Form 10-K.

EXECUTIVE COMPENSATION
The tables that follow provide information required by the SEC regarding compensation paid to or earned by our named executive officers for 2015. We use captions and headings in these tables that correspond to the SEC regulations requiring these disclosures. The footnotes to these tables provide important information to explain the values presented in the tables.

SUMMARY COMPENSATION TABLE
This table summarizes the compensation paid to our named executive officers for the fiscal years ended December 31, 2015, 2014, and 2013. The elements of compensation listed in the table are described in the “Compensation Discussion and Analysis” section of this proxy statement and in the table’s footnotes.

Principal Position (1)	Year	Salary ($)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Non-Equity Incentive Plan Compensa-tion ($)(5)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (6)	All Other Compensa-tion ($)(7)	Total ($)
Joseph W. Gorder,	2015	1,300,000	8,870,341	—	3,900,000	3,252,393	212,411	17,535,145
Chairman of the Board, President, and CEO	2014	1,150,000	7,989,851	758,205	3,525,000	3,838,763	111,619	17,373,438
	2013	900,000	4,034,923	502,813	1,875,000	1,188,903	1,189,354	9,690,993

Michael S. Ciskowski,	2015	845,000	3,809,824	—	1,859,000	1,551,671	83,683	8,149,178
EVP and CFO	2014	810,000	2,912,035	299,752	1,670,000	2,923,019	82,337	8,697,143
	2013	775,000	3,694,076	369,236	1,520,000	418,182	76,083	6,852,577

R. Lane Riggs,	2015	600,000	1,661,614	—	960,000	1,046,542	69,005	4,337,161
EVP–Refining Operations and Engineering	2014	558,333	1,464,417	138,453	862,000	1,473,045	61,935	4,558,183
	(8)

Jay D. Browning,	2015	575,000	1,591,603	—	920,000	1,012,273	66,816	4,165,692
EVP and General Counsel	2014	541,667	1,361,956	132,223	825,000	1,384,309	70,765	4,315,920
	2013	500,000	1,040,475	110,470	540,000	311,575	55,399	2,557,919

R. Michael Crownover,	2015	555,000	1,522,802	—	880,000	743,408	61,636	3,762,846
EVP and Chief Admin. Officer	2014	516,667	1,318,223	126,252	787,000	1,083,933	60,384	3,892,459
	(8)

Footnotes to Summary Compensation Table:

(1)	The persons listed in this table are referred to in this proxy statement as our “named executive officers.”

(2)
The amounts shown represent the grant date fair value of stock awards computed under Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (FASB ASC Topic 718). Under FASB ASC Topic 718, the grant date fair values that we must disclose for our performance share awards include the values of certain tranches of unvested performance shares that were awarded in years prior to the fiscal year shown in the table. The computations of grant date fair values for performance shares are more fully described in footnote (5) to the Grants of Plan-Based Awards table in this proxy statement.

footnote (2) is continued on the following page

Footnotes to Summary Compensation Table:
footnote (2) continued
The dollar values included in the “Stock Awards” column include the following components:

	Gorder	Ciskowski	Riggs	Browning	Crownover
restricted stock	4,145,930	1,644,404	758,359	726,614	695,574
performance shares	4,724,411	2,165,420	903,255	864,989	827,228
total (in dollars)	8,870,341	3,809,824	1,661,614	1,591,603	1,522,802

(3)
For more information regarding the shares of restricted stock and performance shares awarded in 2015, see the Grants of Plan-Based Awards table in this proxy statement and our disclosures in Note 14 (“Stock-Based Compensation”) of Notes to Consolidated Financial Statements in Valero’s Annual Report on Form 10-K for the year ended December 31, 2015.

(4)	Stock options were not granted to our named executive officers in 2015.

(5)	Represents amounts earned under our annual incentive bonus plan, as described in “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Bonus.”

(6)
This column represents the sum of the change in pension value and non-qualified deferred compensation earnings for each of the named executive officers. See the Pension Benefits table for the present value assumptions used for these calculations. The amount of above-market or preferential earnings on non-tax-qualified deferred compensation included in the amounts presented above is zero.

(7)	The amounts listed as “All Other Compensation” for 2015 are composed of these items:

Item of income (in dollars)	Gorder	Ciskowski	Riggs	Browning	Crownover
Valero contribution to Thrift Plan account	18,550	18,550	18,550	18,550	18,550
Valero contribution to Excess Thrift Plan account	72,450	40,600	23,450	21,700	19,950
Reimbursement of club membership dues	8,803	6,682	8,803	5,070	8,839
Unused benefit dollars	—	787	—	—	1
Imputed income - personal liability insurance (Group Excess Policy)	3,499	3,499	3,499	3,499	3,499
Imputed income - individual disability insurance	4,617	4,617	2,877	3,587	3,720
Imputed income - long-term disability premium	2,500	2,500	2,500	2,500	2,500
Imputed income - insurance (life & survivor) over $50,000	4,928	3,948	6,826	9,510	2,477
Imputed income - payment of UK tax	92,781	—	—	—	—
Imputed income - tax return preparation fees	4,283	2,500	2,500	2,400	2,100
total	212,411	83,683	69,005	66,816	61,636

(8)	Mr. Riggs and Mr. Crownover were not named executive officers for 2013.

GRANTS OF PLAN-BASED AWARDS
The following table describes plan-based awards for our named executive officers in 2015.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards ($) (1)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Grant Date		($)	($)	($)	(#)	(#)	(#)
Joseph W. Gorder	n/a	(2)	—	1,950,000	20,000,000
	11/04/2015	(3)				n/a	58,770	n/a	4,145,930
	n/a	(4)					58,770

	11/04/2015	(5)					12,710	25,420	871,207
	11/04/2015	(5)					17,523	35,046	2,268,177
	11/04/2015	(5)					19,590	39,180	1,585,027

Michael S. Ciskowski	n/a	(2)	—	929,500	11,036,000
	11/04/2015	(3)				n/a	23,310	n/a	1,644,404
	n/a	(4)					23,310

	11/04/2015	(5)					9,333	18,666	639,730
	11/04/2015	(5)					6,930	13,860	897,019
	11/04/2015	(5)					7,770	15,540	628,671

R. Lane Riggs	n/a	(2)	—	480,000	5,518,000
	11/04/2015	(3)				n/a	10,750	n/a	758,359
	n/a	(4)					10,750

	11/04/2015	(5)					2,653	5,306	181,850
	11/04/2015	(5)					3,333	6,666	431,424
	11/04/2015	(5)					3,584	7,168	289,981

Jay D. Browning	n/a	(2)	—	460,000	5,518,000
	11/04/2015	(3)				n/a	10,300	n/a	726,614
	n/a	(4)					10,300

	11/04/2015	(5)					2,793	5,586	191,446
	11/04/2015	(5)					3,057	6,114	395,698
	11/04/2015	(5)					3,434	6,868	277,845

R. Michael	n/a	(2)	—	440,000	5,518,000
Crownover	11/04/2015	(3)				n/a	9,860	n/a	695,574
	n/a	(4)					9,860

	11/04/2015	(5)					2,680	5,360	183,701
	11/04/2015	(5)					2,917	5,834	377,576
	11/04/2015	(5)					3,287	6,574	265,951

Footnotes to Grants of Plan-Based Awards table:

(1)
The reported grant date fair value of stock awards was determined in compliance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. Stock options were not granted to our named executive officers in 2015.

Footnotes to Grants of Plan-Based Awards table:

(2)
Represents potential awards under our annual incentive bonus program for named executive officers (NEOs). Actual amounts earned by our named executive officers for 2015 are reported in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.” The “target” amounts listed in the Grants of Plan-Based Awards table are computed by multiplying base salary by 150%, 110%, 80%, 80%, 80%, for Mr. Gorder, Mr. Ciskowski, Mr. Riggs, Mr. Browning, and Mr. Crownover, respectively. The amounts listed as “maximum” are determined by multiplying the maximum funded bonus pool amount under the program (as a result of Valero’s ANC or EBITDA performance for the year, i.e., $55.18 million for 2015) by 50%, 20%, 10%, 10%, and 10% for Mr. Gorder, Mr. Ciskowski, Mr. Riggs, Mr. Browning, and Mr. Crownover, respectively, subject to a maximum of $20 million for any officer. Our annual incentive bonus program for named executive officers is described in “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Bonus.”

(3)
Represents an award of restricted stock granted November 4, 2015. The shares are scheduled to vest (become nonforfeitable) annually in equal one-third increments. Dividends on the restricted shares are paid as and when dividends are declared and paid on our Common Stock. Restricted stock awards are more fully described in “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards.” For each NEO, the dollar amount stated in the column “Grant Date Fair Value of Stock and Option Awards” is included within the amount listed in the “Stock Awards” column of the Summary Compensation Table and in footnote (2) to the Summary Compensation Table.

(4)
Represents the number of performance shares awarded under our 2011 Omnibus Stock Incentive Plan to our NEOs on November 4, 2015 under our long-term incentive awards program described in “Compensation Discussion and Analysis—Long-Term Incentive Awards—Performance Shares.” Per the awards’ terms, on a normal vesting date officers can earn, in shares of Common Stock, from 0% to 200% of the number of performance shares that are vesting, based upon Valero’s achievement of objective performance measures during the performance periods prescribed by our Compensation Committee. The performance shares are scheduled to vest annually in one-third increments (tranches) in January 2017, January 2018, and January 2019, with any resulting payout at those times conditioned upon Valero’s performance during the pertinent performance periods. Only the first tranche of these performance shares is deemed to have a “grant date” in 2015, as explained in footnote (5) below. Our disclosures referenced by footnote (4) are for information purposes only, and tie to disclosures made by our NEOs in 2015 on Forms 4 in compliance with Section 16 of the Exchange Act. Our disclosures in footnote (5) below are intended to comply with the requirements of Item 402 of Regulation S-K with respect to “grants” of performance shares.

(5)
We are required by Item 402(d)(2)(viii) of Regulation S-K to make the disclosures referenced by footnote (5). Item 402(d)(2)(viii) of Regulation S-K requires us to disclose the “grant date fair value” of equity awards “computed in accordance with FASB ASC Topic 718” (Topic 718). The amounts referenced in the table by footnote (5) represent three separate tranches from three separate award years—namely, the first tranche of performance shares awarded in 2015, the second tranche of performance shares awarded in 2014, and the third tranche of performance shares awarded in 2013. Under Topic 718, each of these tranches is deemed to be a separate “grant” for fair value purposes. The first tranche of performance shares awarded in 2015, the second tranche of performance shares awarded in 2014, and the third tranche of performance shares awarded in 2013 are deemed, under Topic 718, to have a “grant date” in 2015, that is, November 4, 2015, the date when the Compensation Committee established the peer group of companies for these tranches. The dollar amounts included in the table represent the grant date fair values from the three tranches (awarded in separate fiscal years) that are deemed to have a grant date in 2015.

The first tranche of the performance shares awarded in 2015 was deemed to be granted (under Topic 718) in 2015, and is deemed to have an expected conversion rate (probable outcome) of 113.79% with a fair value per share of $80.91, resulting in grant date fair values of $1,585,027; $628,671; $289,981; $277,845; and $265,951, for Mr. Gorder, Mr. Ciskowski, Mr. Riggs, Mr. Browning, and Mr. Crownover, respectively.

Footnotes to Grants of Plan-Based Awards table:
footnote (5) continued
When assuming achievement of the highest level of possible performance conditions (per SEC Regulation S-K, Instruction 3 to Item 402(c)(2)(v)), the calculation produces assumed values for this tranche’s shares of $2,785,698; $1,104,894; $509,645; $488,315; and $467,411, for Mr. Gorder, Mr. Ciskowski, Mr. Riggs, Mr. Browning, and Mr. Crownover, respectively. The grant date (per Topic 718) for the second tranche of the performance shares awarded in 2015 is expected to occur in either the fourth quarter of 2016 or in January 2017, depending on actions to be taken by our Compensation Committee. Similarly, the grant date for the third tranche is expected to occur in either the fourth quarter of 2017 or in January 2018, depending on actions to be taken by our Compensation Committee. The fair values of the second and third tranches will be determined on their respective Topic 718 grant dates.
For performance shares awarded in 2014, the grant date (per Topic 718) for the second tranche is deemed to have occurred in 2015. The performance shares in this tranche were deemed to have an expected conversion rate (probable outcome) of 182.05% and fair value per share of $129.44, resulting in grant date fair values of $2,268,177; $897,019; $431,424; $395,698; and $377,576, for Mr. Gorder, Mr. Ciskowski, Mr. Riggs, Mr. Browning, and Mr. Crownover, respectively. When assuming achievement of the highest level of possible performance conditions (per SEC Regulation S-K, Instruction 3 to Item 402(c)(2)(v)), the calculation produces assumed values for this tranche’s shares of $2,491,771; $985,446; $473,953; $434,705; and $414,797, for Mr. Gorder, Mr. Ciskowski, Mr. Riggs, Mr. Browning, and Mr. Crownover, respectively. The grant date (per Topic 718) for the third tranche of performance shares awarded in 2014 is expected to occur in either the fourth quarter of 2016 or in January 2017, depending on actions to be taken by our Compensation Committee. The fair value of the third tranche will be determined on its Topic 718 grant date.
For performance shares awarded in 2013, the grant date (per Topic 718) for the third tranche is deemed to have occurred in 2015. The performance shares in this tranche were deemed to have an expected conversion rate (probable outcome) of 100% and fair value per share of $68.545, resulting in grant date fair values of $871,207; $639,730; $181,850; $191,446; and $183,701, for Mr. Gorder, Mr. Ciskowski, Mr. Riggs, Mr. Browning, and Mr. Crownover, respectively. When assuming achievement of the highest level of possible performance conditions (per SEC Regulation S-K, Instruction 3 to Item 402(c)(2)(v)), the calculation produces assumed values for this tranche’s shares of $1,742,414; $1,279,461; $363,700; $382,892; and $367,401, for Mr. Gorder, Mr. Ciskowski, Mr. Riggs, Mr. Browning, and Mr. Crownover, respectively.
footnote (5) is continued on the following page

Footnotes to Grants of Plan-Based Awards table:
footnote (5) continued
Computations of the grant date fair values for the performance shares included in the Grants of Plan-Based Awards table are summarized below. For each NEO, the sum of the dollar amounts stated in the table’s column “Grant Date Fair Value of Stock and Option Awards” is included within the amount listed in the “Stock Awards” column of the Summary Compensation Table and in footnote (2) to the Summary Compensation Table.

	performance shares deemed (under Topic 718) to have a grant date in 2015		grant date fair value ($)

Gorder	3rd tranche of 2013 award	12,710	871,207
	2nd tranche of 2014 award	17,523	2,268,177
	1st tranche of 2015 award	19,590	1,585,027
	total 2015 grant date fair value		4,724,411

Ciskowski	3rd tranche of 2013 award	9,333	639,730
	2nd tranche of 2014 award	6,930	897,019
	1st tranche of 2015 award	7,770	628,671
	total 2015 grant date fair value		2,165,420

Riggs	3rd tranche of 2013 award	2,653	181,850
	2nd tranche of 2014 award	3,333	431,424
	1st tranche of 2015 award	3,584	289,981
	total 2015 grant date fair value		903,255

Browning	3rd tranche of 2013 award	2,793	191,446
	2nd tranche of 2014 award	3,057	395,698
	1st tranche of 2015 award	3,434	277,845
	total 2015 grant date fair value		864,989

Crownover	3rd tranche of 2013 award	2,680	183,701
	2nd tranche of 2014 award	2,917	377,576
	1st tranche of 2015 award	3,287	265,951
	total 2015 grant date fair value		827,228

OUTSTANDING EQUITY AWARDS
AT DECEMBER 31, 2015
This table describes unexercised stock options, unvested shares of restricted stock, and unvested performance shares held by our named executive officers as of December 31, 2015.

	Option Awards					Stock Awards
						Restricted Stock			Performance Shares
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Joseph W. Gorder	85,493	—		18.145	10/15/2019	11,066	(5)	782,477	15,026	(10)	2,124,977
	21,400	—		17.743	11/17/2020	13,396	(6)	947,231	25,420	(11)	2,696,172
	26,750	—		24.582	10/28/2021	30,515	(7)	2,157,716	52,570	(12)	4,956,347
	37,567	—		27.318	11/09/2022	34,115	(8)	2,412,272	58,770	(13)	4,155,627
	21,180	10,590	(3)	39.665	11/08/2023
	14,603	29,207	(4)	48.565	10/23/2024

Michael S. Ciskowski	251,530	—		18.145	10/15/2019	8,127	(5)	574,660	13,025	(10)	1,841,996
	32,100	—		17.743	11/17/2020	12,067	(7)	853,258	18,666	(11)	1,979,809
	44,940	—		24.582	10/28/2021	13,531	(8)	956,777	20,790	(12)	1,960,081
	32,570	—		27.318	11/09/2022				23,310	(13)	1,648,250
	15,553	7,777	(3)	39.665	11/08/2023
	5,773	11,547	(4)	48.565	10/23/2024

R. Lane Riggs	8,560	—		17.678	10/29/2019	3,977	(5)	281,214	3,117	(10)	440,806
	11,770	—		24.582	10/28/2021	3,756	(6)	265,587	5,306	(11)	562,781
	7,789	—		27.318	11/09/2022	9,667	(7)	683,554	10,000	(12)	942,847
	4,420	2,210	(3)	39.665	11/08/2023	10,750	(8)	760,133	10,750	(13)	760,133
	2,666	5,334	(4)	48.565	10/23/2024
(table with footnotes continues on the following page)

	Option Awards					Stock Awards
						Restricted Stock			Performance Shares
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Jay D. Browning	3,922	—		17.743	11/17/2020	2,431	(5)	171,896	3,349	(10)	473,616
	7,846	—		24.582	10/28/2021	1,708	(6)	120,773	5,586	(11)	592,479
	8,378	—		27.318	11/09/2022	5,321	(7)	376,248	9,170	(12)	864,571
	4,653	2,327	(3)	39.665	11/08/2023	5,979	(8)	422,775	10,300	(13)	728,313
	2,546	5,094	(4)	48.565	10/23/2024

R. Michael Crownover	—	2,234	(3)	39.665	11/08/2023	2,334	(9)	163,823	3,663	(10)	518,021
	—	4,864	(4)	48.565	10/23/2024	1,600	(9)	112,304	5,360	(11)	379,006
						5,080	(9)	356,565	8,750	(12)	412,522
						5,723	(9)	401,697	9,860	(13)	—

Footnotes to Outstanding Equity Awards table:

(1)	Our equity plans provide that the exercise price for all stock options must not be less than the mean of our Common Stock’s high and low NYSE reported sales price per share on the date of grant.

(2)
The assumed market values were determined using the closing market price of our Common Stock on 12/31/2015 ($70.71 per share) (except for Mr. Crownover’s restricted stock—see footnote (9) below). For a further discussion of the vesting of performance share awards (as noted in the following footnotes), see “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—Performance Shares.” For performance shares that vested in January 2016, the payout value used for this column was their actual performance share vesting percentage on 01/21/2016 (i.e., 200%).

(3)	The unvested portion of this award is scheduled to vest on 11/08/2016.

(4)	The unvested portion of this award is scheduled to vest in equal installments on 10/23/2016 and 10/23/2017.

Footnotes to Outstanding Equity Awards table (cont.):

(5)	The unvested portion of this award is scheduled to vest on 11/08/2016.

(6)	The unvested portion of this award is scheduled to vest in equal installments on 05/01/2016 and 05/01/2017.

(7)	The unvested portion of this award is scheduled to vest in equal installments on 10/23/2016 and 10/23/2017.

(8)	The unvested portion of this award is scheduled to vest in equal installments on 11/04/2016, 11/04/2017, and 11/04/2018.

(9)	These shares vested on 01/04/2016 upon Mr. Crownover’s retirement at an average price per share of $70.19, the mean of our Common Stock’s high and low NYSE reported sales price per share on that date.

(10)
These performance shares vested on 01/21/2016 at 200% of target. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the market value of 200% (the actual payout amount) of the performance shares at the closing price of our Common Stock on 12/31/2015.

(11)
One-half of these performance shares vested on 01/21/2016 at 200% of target; the other one-half is scheduled to vest in January 2017. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents, for the performance shares that vested in January 2016, the market value of 200% (the actual payout amount) of the closing price of our Common Stock on 12/31/2015, and for the remaining one-half, the market value of 100% (assumed) of the closing price of our Common Stock on 12/31/2015. Mr. Crownover forfeited one-half of these performance shares upon his retirement on 01/04/2016; therefore, there is no value shown in the table for the forfeited shares.

(12)
One-third of these performance shares vested on 01/21/2016 at 200% of target; an additional one-third is scheduled to vest in January 2017, and the final one-third is scheduled to vest in January 2018. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents, for the performance shares that vested in January 2016, the market value of 200% (the actual payout amount) of the closing price of our Common Stock on 12/31/2015, and for the remaining two-thirds, the market value of 100% (assumed) of the closing price of our Common Stock on 12/31/2015. Mr. Crownover forfeited two-thirds of these performance shares upon his retirement on 01/04/2016; therefore, there is no value shown in the table for the forfeited shares.

(13)
These performance shares are scheduled to vest in one-third increments in each of January 2017, January 2018, and January 2019. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the market value of 100% (assumed) of the performance shares at the closing price of our Common Stock on 12/31/2015. Mr. Crownover forfeited all of these performance shares upon his retirement on 01/04/2016; therefore, there is no value shown in the table for the forfeited shares.

OPTION EXERCISES AND STOCK VESTED
DURING THE FISCAL YEAR ENDED DECEMBER 31, 2015
The following table provides information regarding (i) option exercises by our named executive officers, and (ii) the vesting of restricted stock and performance shares held by our named executive officers during 2015 on an aggregated basis.

	Option Awards		Stock Awards (1)
Name	No. of Shares Acquired on Exercise (#)(2)	Value Realized on Exercise ($)(3)	No. of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(4)

Joseph W. Gorder	—	—
(5)			47,988	3,186,011
(6)			85,200	4,048,278
Michael S. Ciskowski	—	—
(5)			27,785	1,924,241
(6)			94,662	4,497,865
R. Lane Riggs	3,611	140,862
(5)			15,365	1,024,173
(6)			24,622	1,169,914
Jay D. Browning	—	—
(5)			9,104	612,319
(6)			25,366	1,205,265
R. Michael Crownover	17,104	685,398
(5)			9,427	637,302
(6)			26,361	1,252,543
Footnotes to Option Exercises and Stock Vested table:

(1)	Represents shares of Common Stock from the vesting of restricted stock and performance shares in 2015.

(2)
Represents the gross number of shares received by the named executive officer before deducting any shares withheld from (i) an option’s exercise to pay the exercise price and/or tax obligation, or (ii) the vesting of restricted stock or performance shares to pay the resulting tax obligation.

(3)
The reported value is determined by multiplying (i) the number of option shares, times (ii) the difference between the market price of the Common Stock on the date of exercise and the exercise price of the stock option. The value is stated before payment of applicable taxes.

(4)	The reported value is determined by multiplying number of vested shares by the market value of the shares on the vesting date.The value is stated before payment of applicable taxes.

(5)	Represents number of shares of Common Stock and value related to vesting of restricted stock.

(6)	Represents number of shares of Common Stock and value related to vesting of performance shares.

POST-EMPLOYMENT COMPENSATION

PENSION BENEFITS
The following table provides information regarding the accumulated benefits of our named executive officers under Valero’s tax-qualified defined benefit plan and supplemental retirement plans during the year ended December 31, 2015.

Name	Plan Name	No. of Years Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Joseph W. Gorder (1)	Pension Plan	25.17	810,686	—
	Excess Pension Plan	13.67	4,260,669	—
	SERP	13.67	5,837,995	—
Michael S. Ciskowski	Pension Plan	30.25	1,267,454	—
	Excess Pension Plan	30.25	8,623,263	—
	SERP	30.25	3,821,015	—
R. Lane Riggs	Pension Plan	26.92	793,167	—
	Excess Pension Plan	26.92	1,978,542	—
	SERP	26.92	1,942,266	—
Jay D. Browning	Pension Plan	22.29	903,421	—
	Excess Pension Plan	22.29	2,296,948	—
	SERP	22.29	1,951,004	—
R. Michael Crownover	Pension Plan	18.29	782,118	—
	Excess Pension Plan	18.29	2,008,203	—
	SERP	18.29	1,475,761	—
Footnotes to Pension Benefits table:

(1)
The 25.17 years of service stated for Mr. Gorder for the Pension Plan represent the sum of his participation in (a) the Valero Pension Plan since 2002 (13.67 years), and (b) the qualified pension plan of UDS (11.5 years). In 2001, Mr. Gorder received a lump sum settlement relating to prior years of service. The Pension Plan amount stated above reflects the effect of offsetting Mr. Gorder’s accrued benefit under the Valero Pension Plan by the value of his lump sum settlement in 2001. In addition, Mr. Gorder has approximately three years of service in a pension plan sponsored by an entity unaffiliated with Valero or UDS that was spun-off from a predecessor of UDS. The 13.67 years of service stated for Mr. Gorder for the Excess Pension Plan and SERP represent his participation since the date of his commencement of employment with Valero.

The present values stated above were calculated using the same interest rate and mortality table we use for our financial reporting. Present values at December 31, 2015 were determined using plan-specific discount rates (4.56% for Pension Plan, 3.94% for Excess Pension Plan, 3.96% for SERP) and the plans’ earliest unreduced retirement age (i.e., age 62). The present values reflect postretirement mortality rates based on the RP2006 generational mortality table projected using scale MP2015. No decrements were included for pre-retirement termination, mortality, or disability. When applicable, lump sums were determined based on a 4.56 percent interest rate and the mortality table prescribed by the IRS in Notice 2015-53 for distributions in 2016.

Under our Pension Plan, an eligible employee who is at least 55 years old may elect to retire prior to the normal retirement age of 65, provided the employee has completed as least five years of vesting service. Under the plan’s early retirement provisions, an employee may elect to commence a benefit upon retirement or delay payments to a later date. Pension payments that begin after age 55 and before age 62 are reduced by four percent for each full year between the benefit start date and the employee’s 62nd birthday. The four-

percent reduction is prorated for a partial year. The formula used to calculate the benefit and the optional forms of payment are otherwise the same as for normal retirement. Messrs. Gorder, Ciskowski, and Browning are eligible for early retirement benefits. Mr. Crownover retired effective January 4, 2016.

For employees hired prior to January 1, 2010, the Pension Plan (supplemented, as necessary, by the Excess Pension Plan) provides a monthly pension at normal retirement equal to 1.6 percent of the participant’s average monthly compensation (based upon earnings during the three consecutive calendar years during the last 10 years of the participant’s credited service affording the highest such average) times the participant’s years of credited service. This is known as the “Formula Provision.” Each of our named executive officers was hired prior to January 1, 2010.

For employees hired on or after January 1, 2010, the Pension Plan (supplemented, as necessary, by the Excess Pension Plan) is a cash balance benefit that provides a monthly pension at normal retirement based on annual employer contributions that are based on years of service, eligible compensation, and pay credits. This is known as the “Cash Balance Provision.” After a one-year waiting period, pay credits are retroactive to the participant’s date of hire and are based on years of service and eligible compensation.

years of service	pay credits
under 10 years	5%
10 to 19 years	6%
20 years and over	7%
In addition to pay credits, participants will also be eligible for monthly interest credits based on the 10-Year U.S. treasury note rate with a minimum of 3 percent.

In 2013, we began to implement changes to certain of our U.S. qualified pension plans that cover the majority of our U.S. employees. Benefits under our primary pension plan changed from a final average pay formula (the Formula Provision) to the Cash Balance Provision with staged effective dates from July 1, 2013 through January 1, 2015, depending on the age and service of the affected employees. All final average pay benefits under the Formula Provision were frozen as of December 31, 2014. On January 1, 2015, participants formerly under the Formula Provision in the Pension Plan transitioned to the Cash Balance Provision, with all future Pension Plan benefits to be earned under the new cash balance formula.

Our Excess Pension Plan provides benefits to those employees whose pension benefits under our defined benefit Pension Plan are subject to limitations under the Internal Revenue Code, or are otherwise indirectly constrained by the Code from realizing the maximum benefit available to them under the terms of Pension Plan. The Excess Pension Plan is designed as an “excess benefit plan” as defined under §3(36) of ERISA, for those benefits provided in excess of section 415 of the Code. The Excess Pension Plan is not intended to be either a qualified plan under the provisions of Section 401(a) of the Code, or a funded plan subject to the funding requirements of ERISA.

Subject to other terms of the Excess Pension Plan, the benefit payable under the plan in the Formula Provision is generally an amount equal to “x” minus “y”, where “x” is equal to 1.6 percent of a participant’s final average monthly earnings (as determined under the Excess Pension Plan) multiplied by the participant’s number of years of credited service, and “y” is equal to the participant’s benefit that is payable under the Pension Plan. The benefit payable under the Excess Pension Plan in the Cash Balance Provision is generally an amount equal to “x” minus “y”, where “x” is equal to the accumulated account balance that the participant would be entitled to receive without regard to the limitations, and “y” is equal to the participant’s accumulated account balance that is payable under the Pension Plan. The Excess Pension Plan benefit is made in a lump sum. A participant’s benefits under the Excess Pension Plan will vest concurrently with the vesting of the participant’s benefits under the Pension Plan.

Our Supplemental Executive Retirement Plan (SERP) provides an additional benefit equal to 0.35 percent times the product of the participant’s years of credited service (maximum 35 years) multiplied by the excess of the participant’s average monthly compensation over the lesser of 1.25 times the monthly average (without indexing) of the social security wage bases for the 35-year period ending with the year the participant attains social security retirement age, or the monthly average of the social security wage base in effect for the year that the participant retires. The participant’s most highly compensated consecutive 36 months of service are considered. The SERP benefit payment is made in a lump sum. A participant in the SERP will vest in the SERP benefit when he or she reaches age 55 (and has completed at least five years of credited service). An executive will become a participant in the SERP as of the date he or she is selected and named in the minutes of the Compensation Committee for inclusion as a participant in the SERP.
Generally, an employee participates in either the Excess Pension Plan or the SERP. Compensation for purposes of the Pension Plan, Excess Pension Plan, and SERP includes salary and bonus.

NONQUALIFIED DEFERRED COMPENSATION
The following table describes contributions by Valero and each named executive officer under our non-qualified defined contribution and other deferred compensation plans during 2015. The table also presents each named executive officer’s earnings, withdrawals (if any), and year-end balances in these plans.

		Executive Contribu- tions in Last FY ($)	Registrant Contribu- tions in FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdraw- als/Distri- butions ($)	Aggregate Balance at Last FYE ($)
Joseph W. Gorder	Deferred Compensation Plan	—	—	—	—	—
	Excess Thrift Plan	—	72,450	—	—	598,822
Michael S. Ciskowski	Deferred Compensation Plan	—	—	(14,968)	—	291,919
	Excess Thrift Plan	—	40,600	—	—	1,312,719
R. Lane Riggs	Deferred Compensation Plan	—	—	—	—	—
	Excess Thrift Plan	—	23,450	—	—	152,662
	UDS Non-qualified 401(k) Plan (2)	—	—	98	—	40,388
Jay D. Browning	Deferred Compensation Plan	—	—	—	—	—
	Excess Thrift Plan	—	21,700	—	—	319,207
R. Michael Crownover	Deferred Compensation Plan	—	—	—	—	—
	Excess Thrift Plan	—	19,950	—	—	356,228
Footnotes to Nonqualified Deferred Compensation table:

(1)	All of the amounts included in this column are also included within the amounts reported as “All Other Compensation” for 2015 in the Summary Compensation Table.

(2)	Valero assumed the UDS Non-qualified 401(k) Plan when Valero acquired UDS in 2001. This plan is frozen.

Our Deferred Compensation Plan and Excess Thrift Plan are described in “Compensation Discussion and Analysis—Elements of Executive Compensation—Post-Employment Benefits.” The following terms also apply to these plans.

Under the Deferred Compensation Plan (DC Plan), participants may elect when and over what period of time their deferrals will be distributed based on plan provisions. Participants may elect to have their accounts distributed in a lump sum on a specified date, at least three-to-five years after the year of the deferral election. Even if a participant has elected a specified distribution date, the participant’s DC Plan account will be distributed upon the participant’s death, retirement, or other termination of employment. Participants may, at the time of their deferral elections, choose to have their accounts distributed as soon as reasonably practical following retirement or other termination, or on the first day of January following the date of retirement or termination.

Participants may also elect to have their accounts distributed in one lump sum payment or in 5, 10, or 15 year installments upon retirement, and in a lump sum or five annual installments upon other termination. For the period beginning in 2010, participants may also elect to have their accounts distributed in one lump-sum payment or in two- to 15-year installments upon retirement. Upon a participant’s death, the participant’s beneficiary will receive the participant’s DC Plan balance in one lump-sum payment within 90 days following the participant’s death. Upon a change in control of Valero, all DC Plan accounts are immediately vested in full; however, distributions are not accelerated and, instead, are made in accordance with the DC Plan’s normal distribution provisions.

The Excess Thrift Plan provides benefits to participants of our qualified thrift plan whose accounts would not otherwise be credited with company matching contributions due to certain IRS limits on contributions and/or compensation. The Excess Thrift Plan is neither a qualified plan for federal tax purposes nor a funded plan subject to ERISA. Two separate components comprise the Excess Thrift Plan: (i) an “excess benefit plan” as defined under Section 3(36) of ERISA; and (ii) a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
Generally
Each of Mr. Gorder, Mr. Ciskowski, and Mr. Browning has a change-of-control severance agreement with Valero. The agreements seek to assure the continued availability of the officers in the event of a change of control of Valero. Each agreement subjects the officer to obligations of confidentiality, both during the term and after termination, for information relating to Valero that the officer acquired during his employment. When determining the amounts and benefits payable under the agreements, the Compensation Committee and Valero sought to secure compensation that is competitive in our market to recruit and retain executive talent. Consideration was given to the principal economic terms found in written employment and change of control agreements of other publicly traded companies.
When a change of control occurs, the agreements become operative for a fixed three-year period. The agreements provide generally that the officers’ terms of employment will not be changed adversely during the three-year period after a change of control. In addition, the vesting periods on outstanding stock option and restricted stock awards will be accelerated to the date of the change of control, and unvested performance shares that were granted prior to 2014 will vest and become payable at 200 percent of target.
Recent Changes
In 2014, our Board adopted a policy regarding the vesting of performance shares in a change-of-control context. The policy provides that performance shares granted in 2014 and thereafter will not vest automatically upon the date of a change of control of Valero. The Compensation Committee may provide in the participant’s award agreement that if a participant’s employment with Valero is terminated following a change of control, any unvested performance shares held by the participant will vest on a partial, pro rata basis on the date of the participant’s termination of employment, with such qualifications for an award as the Committee may determine.
Our change-of-control severance agreements do not contain tax gross-up benefits. The agreements for all of our officers were amended in January 2013 to eliminate the gross-up benefit that formerly entitled the officers to receive a payment to make them whole for any excise tax on excess parachute payments imposed under Section 4999 of the Internal Revenue Code. Valero has adopted a policy that this benefit may not be included in any future change of control agreements.
Terms and Conditions
For purposes of the agreements, “change of control” means any of the following (subject to additional particulars as stated in the agreements):

•	the acquisition by an individual, entity or group of beneficial ownership of 20 percent or more of our outstanding Common Stock;

•	the ouster from the Board of a majority of the incumbent directors;

•	consummation of a business combination (e.g., merger, share exchange); or

•	approval by stockholders of the liquidation or dissolution of Valero.
In the agreements, “cause” is defined to mean, generally, the willful and continued failure of the officer to perform substantially the officer’s duties, or illegal or gross misconduct by the officer that is materially and demonstrably injurious to Valero. “Good reason” is defined to mean, generally:

•	a diminution in the executive officer’s position, authority, duties and responsibilities;

•	relocation of the executive (or increased travel requirements); or

•	failure of Valero’s successor to assume and perform under the agreement.

The following tables disclose potential payments (calculated per SEC regulations) to our named executive officers in connection with a change of control of Valero. If an officer’s employment is terminated for “cause,” the officer will not receive any benefits or compensation other than any accrued salary or vacation pay that remained unpaid through the date of termination, and, therefore, there is no presentation of termination for “cause” in the following tables. Values in the tables assume that a change of control occurred on December 31, 2015, and that the officer’s employment was terminated on that date.

PAYMENTS UNDER CHANGE OF CONTROL SEVERANCE AGREEMENTS
A.    Termination of Employment by the Company other than for “Cause”
or Disability, or by the Executive for “Good Reason” (1) (2) ($)

	Gorder	Ciskowski	Browning
Salary (3)	3,900,000	2,535,000	1,150,000
Bonus (3)	11,700,000	5,577,000	1,840,000
Pension, Excess Pension, and SERP	7,652,106	4,961,060	1,848,806
Contributions under Defined Contribution Plans	273,000	177,450	80,500
Health & Welfare Plan Benefits (4)	57,687	39,090	49,518
Outplacement Services	25,000	25,000	25,000
Accelerated Vesting of Stock Options (5)	975,556	497,145	185,048
Accelerated Vesting of Restricted Stock (6)	6,299,695	2,384,695	1,091,692
Accelerated Vesting of Performance Shares (7)	10,441,958	6,349,192	2,087,312

B.    Termination of Employment by the Company because of Death or Disability (8)
and Termination by the Executive other than for “Good Reason” (9) ($)

	Gorder	Ciskowski	Browning
Accelerated Vesting of Stock Options (5)	975,556	497,145	185,048
Accelerated Vesting of Restricted Stock (6)	6,299,695	2,384,695	1,091,692
Accelerated Vesting of Performance Shares (7)	10,441,958	6,349,192	2,087,312

C.    Continued Employment Following Change of Control (10) ($)

	Gorder	Ciskowski	Browning
Salary, Bonus, Pension, Excess Pension, SERP, Contributions under Defined Contribution Plans, Health & Welfare Benefits	(10)	(10)	(10)
Accelerated Vesting of Stock Options (5)	975,556	497,145	185,048
Accelerated Vesting of Restricted Stock (6)	6,299,695	2,384,695	1,091,692
Accelerated Vesting of Performance Shares (10)	5,719,873	4,481,741	1,263,588

Footnotes for Payments Under Change of Control Severance Agreements tables:

(1)
Data for Mr. Riggs and Mr. Crownover are not included in these tables. Mr. Riggs does not have a change-of-control severance agreement with Valero. Mr. Crownover’s change-of-control severance agreement expired commensurate with Mr. Crownover’s termination of employment with Valero.

(2)
If the company terminates the officer’s employment other than for cause, death or disability, or if the officer terminates his employment for “good reason,” the officer is generally entitled to receive the following: (a) a lump sum cash payment equal to the sum of (i) accrued and unpaid compensation through the date of termination, including a pro-rata annual bonus (for this table, we assumed that the officers’ bonuses for the year of termination were paid at year end), (ii) three times (two times for Mr. Browning) the sum of the officer’s annual base salary plus the officer’s highest annual bonus from the past three years, (iii) the actuarial present value of the pension benefits (qualified and nonqualified) the officer would have received for an additional three years of service (two years for Mr. Browning), and (iv) the equivalent of three years (two years for Mr. Browning) of employer contributions under Valero’s tax-qualified and supplemental defined contribution plans; (b) continued welfare benefits for three years (two years for Mr. Browning); and (c) up to $25,000 of outplacement services.

(3)
We assumed each officer’s compensation at the time of each triggering event to be as stated below. The listed salary is the executive officer’s rate of pay as of December 31, 2015. The listed bonus amount represents the highest bonus earned by the executive in any of fiscal years 2013, 2014, or 2015 (the three years prior to the assumed change of control):

Name	Salary	Bonus
Joseph W. Gorder	$1,300,000	$3,900,000
Michael S. Ciskowski	$845,000	$1,859,000
Jay D. Browning	$575,000	$920,000

(4)	The executive is entitled to coverage under welfare benefit plans (e.g., health, dental, etc.) for three years (two years for Mr. Browning) following the date of termination.

(5)
The amounts stated in the table represent the assumed cash value of the accelerated options derived by multiplying (a) the difference between $70.71 (the closing price of Common Stock on the NYSE on December 31, 2015), and the options’ exercise prices, times (b) the number of option shares.

(6)
The amounts stated in the table represent the product of (a) the number of shares whose restrictions lapsed because of the change of control, and (b) $70.71 (the closing price of Common Stock on the NYSE on December 31, 2015).

(7)
Automatic acceleration at 200% is possible only for outstanding performance shares awarded prior to 2014. For outstanding performance shares awarded in 2012 and 2013, the amounts included in the table represent the product of (a) the number of performance shares whose vesting was accelerated because of the change of control, times 200%, times (b) $70.71 (the closing price of Common Stock on the NYSE on December 31, 2015). For outstanding performance shares awarded in 2014, the amount included in the table represents a pro rata payout of common shares based upon the officer’s 12 months of service during the shortened performance periods ending December 31, 2015 (pro rata shares times $70.71). For outstanding performance shares awarded in 2015, the amount included in the table is zero because the first measurable performance period for the shares would begin January 1, 2016, and the officer will have zero months of service during any measurable performance period; therefore zero shares of Common Stock would be earned.

(8)
If employment is terminated by reason of death or disability, the officer’s estate will be entitled to receive a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a bonus equal to the highest bonus earned in the prior three years. In the case of disability, the officer would be entitled to disability and related benefits at least as favorable as those provided by Valero under its programs during the 120 days prior to the officer’s termination of employment.

(9)
If the officer voluntarily terminates employment other than for “good reason,” he will be entitled to a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a bonus equal to the highest bonus earned in the prior three years (prorated to the date of termination; in this example, we assumed that the officers’ bonuses for the year of termination were paid at year end).

(10)
The agreements provide for a three-year term of employment following a change of control, and generally provide that the officer will continue to enjoy compensation and benefits on terms at least as favorable as in effect prior to the change of control. In addition, all outstanding equity incentive awards will vest on the date of the change of control, except for performance shares awarded in 2014 or thereafter (see footnote (7) above).

DIRECTOR COMPENSATION
This table summarizes compensation earned by our directors for the year ended December 31, 2015.

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Jerry D. Choate	140,000	170,002	310,002
Joseph W. Gorder	—	—	(2)
Deborah P. Majoras	126,667	170,002	296,669
Donald L. Nickles	120,000	170,002	290,002
Philip J. Pfeiffer	120,000	170,002	290,002
Robert A. Profusek	165,000	170,002	335,002
Susan Kaufman Purcell	120,000	170,002	290,002
Stephen M. Waters	120,000	170,002	290,002
Randall J. Weisenburger	140,000	170,002	310,002
Rayford Wilkins, Jr.	140,000	170,002	310,002
Footnotes to Director Compensation table:

(1)
The amounts shown represent the grant date fair value of awards granted in 2015, computed in compliance with FASB ASC Topic 718. In 2015, each of our non-employee directors who was serving on the Board on April 30, 2015, received a grant of 2,977 shares of restricted Common Stock. Valero did not grant stock options to any director in 2015. The following table presents for each non-employee director as of December 31, 2015 (i) the shares of Common Stock that were subject to outstanding stock options (vested and unvested), and (ii) the number of unvested restricted shares of Common Stock held. Balances for Mr. Gorder are stated in the “Outstanding Equity Awards” table elsewhere in this proxy statement.

Name	Outstanding Stock Options	Unvested Restricted Stock
Jerry D. Choate	—	6,286
Deborah P. Majoras	—	6,286
Donald L. Nickles	—	6,286
Philip J. Pfeiffer	—	6,286
Robert A. Profusek	—	6,286
Susan Kaufman Purcell	—	6,286
Stephen M. Waters	—	6,286
Randall J. Weisenburger	—	6,286
Rayford Wilkins, Jr.	—	6,286

(2)
Mr. Gorder did not receive any compensation as director of Valero in 2015. His compensation for service as an executive officer in 2015 is presented earlier in this proxy statement in the compensation tables for our named executive officers.

Our non-employee directors earn an annual cash retainer of $120,000. The annual retainer is paid in lieu of separate meeting or committee fees. In addition to the retainer, directors who chair the Audit, Compensation, and Nominating/Governance and Public Policy Committees earn an additional $20,000 cash payment for their service as chair, and the director who serves as the designated Lead Director earns an additional $25,000 cash payment for service in this role. Directors are reimbursed for expenses of meeting attendance. Directors who are employees of Valero do not receive compensation for serving as directors.

Under our current non-employee director compensation program, on the dates of our annual stockholders meetings, each non-employee director who is re-elected receives a grant of restricted shares of Common Stock valued at $170,000, with vesting scheduled to occur over three years. Grants of equity awards supplement the cash compensation paid to our non-employee directors and serve to increase our directors’ identification with the interests of our stockholders through ownership of Common Stock.

On February 25, 2016, the Board approved a limitation on the amount of equity compensation that may be paid to our non-employee directors in any year. The limitation was implemented via an amendment to our 2011 Omnibus Stock Incentive Plan. The amendment is set forth in our disclosures for Proposal No. 5—Reapproval of the 2011 Omnibus Stock Incentive Plan. The limitation, recommended by the Board’s Compensation Committee and approved by the Board, provides that a non-employee director may not receive in any calendar year awards payable in shares of Common Stock that have a fair market value greater than $500,000 in the aggregate.

We selected $500,000 as the amount of the limitation because we believe that it places a meaningful limit on awards to our non-employee directors. While the amount of equity compensation awarded to our non-employee directors in recent years has been considerably lower than this limit, we believe that setting a limitation at this level provides us with a reasonable degree of flexibility to make adjustments that we may in the future deem appropriate or necessary for our non-employee director compensation program to remain competitive in the market.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
REVIEW
We have a conflict of interest policy to address instances in which an employee or director’s private interests may conflict with the interests of Valero. The policy is published on our intranet website. We have a Conflicts of Interest Committee (“COI Committee”) to help administer our conflicts policy and to determine whether any employee or director’s private interests may interfere with the interests of Valero. The COI Committee is composed of representatives from our legal, internal audit, and Sarbanes-Oxley compliance departments. Conflicts of interest are also addressed in our Code of Business Conduct and Ethics. Any waiver of any provision of this code for executive officers or directors may be made only by the Board, and will be promptly disclosed as required by law or NYSE rule.
Management also makes it a practice to inform the Board and/or its committees regarding any potential “related person” transaction (within the meaning of Item 404(a) of the SEC’s Regulation S-K) of which management is aware. We also solicit information from our directors and executive officers annually in connection with the preparation of disclosures in our proxy statement. These questionnaires specifically seek information pertaining to any related person transaction.
TRANSACTIONS WITH VALERO ENERGY PARTNERS LP
Relationship with VLP
Valero, through its subsidiaries, owns common units and subordinated units of Valero Energy Partners LP (VLP) representing a 65.7 percent limited partner interest in VLP (as of March 31, 2016). In addition, Valero, through its wholly owned subsidiary, owns the 2.0 percent general partner interest in VLP (the “General Partner”). The common units representing limited partner interests of VLP are listed for trading on the NYSE under the symbol “VLP.” References in this section of our proxy statement to “VLP” means Valero Energy Partners LP, one or more of its subsidiaries, or all of them taken as a whole.

Mr. Gorder is Chairman of the Board and Chief Executive Officer of the General Partner. Mr. Riggs is a member of the board of directors of the General Partner. Mr. Browning is as an executive officer of the General Partner.
Distributions to Us and Other Payments from VLP
In 2015, we received $52.0 million in distributions from VLP with respect to our ownership of limited partner and general partner interests of VLP. On February 11, 2016, we received $15.8 million of distributions from VLP with respect to our limited partner and general partner interests.
Under VLP’s partnership agreement, VLP reimburses the General Partner and its affiliates, including Valero, for costs and expenses they incur and payments they make on behalf of VLP.
Agreements with VLP
2015 Acquisition Agreements
Effective March 1, 2015, we entered into a contribution agreement with VLP under which we contributed to VLP two subsidiaries that own and operate crude oil, intermediates, and refined petroleum products terminals supporting our Houston Refinery and St. Charles Refinery (the Houston and St. Charles Terminals Service Business) for total consideration of $671.2 million, which consisted of (i) a cash distribution to us of $571.2 million and (ii) the issuance to us of 1,908,100 VLP common units of VLP and 38,941 general partner units of VLP; the common units and the general partner units had an aggregate value of $100.0 million.
Effective October 1, 2015, we entered into a transaction agreement with VLP under which we contributed our Corpus Christi East Terminal and Corpus Christi West Terminal (collectively, the Corpus Christi Terminal Services Business) for total consideration of $465.0 million, which consisted of (i) a cash distribution to us of $395.0 million and (ii) the issuance to us of 1,570,513 common units of VLP and 32,051 general partner units of VLP; the common units and the general partner units had an aggregate value of $70.0 million.
2015 Loan Agreements
In connection with VLP’s acquisitions of the Houston and St. Charles Terminals Service Business and the Corpus Christi Terminal Services Business, we entered into two subordinated credit agreements with VLP (the Loan Agreements). VLP used the proceeds from the Loan Agreements to finance a portion of the acquisitions. Under the March 2015 Loan Agreement, VLP borrowed $160.0 million from us, and under the October 2015 Loan Agreement, VLP borrowed $395.0 million from us. The loans mature on March 1 and October 1, 2020, respectively, and may be prepaid at any time without penalty. The loans bear interest at the LIBO Rate (as defined in the Loan Agreements) plus the applicable margin. Accrued interest is payable in arrears on each Interest Payment Date (as defined in the Loan Agreements) and on each maturity date. As of December 31, 2015, the interest rate on each of the loans was 1.494 percent. In December 2015, VLP repaid $185.0 million to us under the Loan Agreements.
VLP’s payments to us of amounts owing under the Loan Agreements are subordinated to VLP’s obligations under its revolving credit facility with third-party lenders. The Loan Agreements contain customary terms regarding covenants, representations, default, and remedies, including covenants that limit the creation of liens, the incurrence of debt by us or our subsidiaries, the payment of distributions, and the entry into securitization transactions, sale/leaseback transactions, certain restrictive agreements, consolidations, mergers, and the sale of all or substantially all of VLP’s assets. The Loan Agreements also include covenants that require, as of the last day of each fiscal quarter, the ratio of Consolidated Total Debt (as defined in the Loan Agreements) to Consolidated EBITDA (as defined in the Loan Agreements) for the four-quarter period ending on such day not to exceed 5.0 to 1.0 (or 5.5 to 1.0 during a specified acquisition period).

Omnibus Agreement
We have an amended and restated omnibus agreement with VLP, which addresses the following key matters:

•
the payment to us by VLP of an annual administrative fee of $11.2 million for our provision of certain services to VLP (the fee was increased to $11.2 in connection with VLP’s acquisition of the Corpus Christi Terminal Services Business);

•	VLP’s obligation to reimburse us for certain direct or allocated costs and expenses that we may incur on behalf of VLP;

•	VLP’s right of first offer through December 16, 2018, to acquire certain of our transportation and logistics assets;

•	our right of first refusal to acquire certain of VLP’s assets; and

•	the parties’ indemnification obligations to one another.
So long as we control the General Partner, the omnibus agreement will remain in effect. If we cease to control the General Partner, either party may terminate the omnibus agreement, provided that the indemnification obligations will remain in effect in accordance with their terms.
Services and Secondment Agreement
Under our services and secondment agreement with the General Partner, as amended, certain of our employees are seconded to the General Partner to provide operational and maintenance services for certain pipelines and terminals of VLP, including routine operational and maintenance activities. During their period of secondment to the General Partner, the seconded employees are under the management and supervision of the General Partner.
The General Partner is required to reimburse us for the cost of the seconded employees, including their wages and benefits. If a seconded employee does not devote 100 percent of his or her time to providing services to the General Partner, the General Partner is required to reimburse us for only a prorated portion of such employee’s overall wages and benefits, based on the percentage of the employee’s time spent working for the General Partner. The services and secondment agreement will continue for an initial term of ten years from the Service Date (as described in the agreement) with respect to each asset, and will extend automatically for successive renewal terms of one year each, unless terminated by either party upon at least 30 days’ prior written notice before the end of the initial term or any renewal term. In addition, the General Partner may terminate the agreement or reduce the level of services under the agreement at any time upon 30 days’ prior written notice.
Tax Sharing Agreement
Under our tax sharing agreement with VLP, VLP is required to reimburse us for VLP’s share of state and local income and other taxes that we incur as a result of VLP’s tax items and attributes being included in a combined or consolidated state tax return filed by Valero with respect to taxable periods including or beginning on the closing date of VLP’s initial public offering in 2013. The amount of any such reimbursement is limited to any entity-level tax that VLP would have paid directly had VLP not been included in a combined group with Valero.
Ground Lease Agreement
We are party to a ground lease with VLP under which we lease to VLP the land on which VLP’s Memphis truck rack is located. The ground lease terminates in 2033, with no renewal periods. Base rent under the lease was $35,000 per year. Commencing on January 1, 2016, and on January 1st of each year thereafter, base rent increases by 1.5 percent. VLP also pays to us a customary expense reimbursement for taxes, utilities, and similar costs that we incur related to the leased premises.
Lease and Access Agreements
In 2015, we entered into two lease and access agreements with VLP with respect to the land on which the Houston and St. Charles terminals are located. Each agreement has an initial term through March 1, 2025 with four automatic successive renewal periods of five years each (except that the final renewal period for the St. Charles terminal agreement will end on December 31, 2044). Either party may terminate the lease after the initial term by providing written notice. Initially, VLP’s base rent under the Houston and St. Charles terminal agreements totals $6.4 million per year, and each agreement is subject to annual inflation escalators. VLP is also required to pay to us a customary expense reimbursement for taxes, utilities, and similar costs we incur related to the leased premises.
In 2015, we also entered into two lease and access agreements with VLP with respect to the land on which the Corpus Christi East and Corpus Christi West terminals are located. Each agreement has an initial term through October 1, 2025 with four automatic successive renewal periods of five years each. Either party may terminate the lease after the initial term by providing written notice. Initially, VLP’s base rent under the Corpus Christi East and Corpus Christi West terminal agreements totals $1.7 million per year, and each agreement is subject to annual inflation escalators. VLP is also required to pay to us a customary expense reimbursement for taxes, utilities, and similar costs we incur related to the leased premises.
Commercial Agreements
We have entered into commercial agreements with VLP with respect to the assets we have transferred to VLP. Under these commercial agreements, VLP provides transportation and terminaling services to us. We have committed to pay VLP for minimum quarterly throughput volumes of crude oil and refined petroleum products, regardless of whether we physically deliver such volumes in any given quarter. These agreements have initial five-year terms, and under most of the agreements, we will have the option to renew the agreement with respect to each asset for one additional five-year term.
For the year ended December 31, 2015, we accounted for all of VLP’s revenues. VLP’s gross operating revenues for the year ended December 31, 2015, were $243.6 million.

PROPOSAL NO. 2—
RATIFY APPOINTMENT OF KPMG LLP
AS INDEPENDENT AUDITORS
(Item 2 on the proxy card)
The Audit Committee of the Board determined on February 25, 2016, to engage KPMG LLP (“KPMG”) as Valero’s independent registered public accounting firm for the fiscal year ending December 31, 2016. KPMG has been retained as Valero’s independent registered public accounting firm for fiscal years ended December 31, 2004 and following.
The Audit Committee is directly responsible for the appointment, compensation determination, retention, and oversight of the independent auditors retained to audit Valero’s financial statements. The Audit Committee is responsible for the audit fee negotiations associated with Valero’s retention of the independent auditing firm.
The Audit Committee annually reviews and evaluates the qualifications, performance, and independence of Valero’s independent auditing firm, and reviews and evaluates the lead partner of the independent auditor team. In conjunction with the mandated rotation of the audit firm’s lead engagement partner, the Audit Committee is involved in the selection of the audit firm’s new lead engagement partner. To monitor auditor independence, the Audit Committee periodically considers whether there should be a rotation of the independent auditing firm.
The members of the Audit Committee and the Board believe that the continued retention of KPMG to serve as Valero’s independent registered public accounting firm for the fiscal year ending December 31, 2016 is in the best interests of Valero and its investors. Accordingly, the Board requests stockholder approval of the following resolution.
“RESOLVED, that the appointment of the firm of KPMG LLP as Valero’s independent registered public accounting firm for the purpose of conducting an audit of the consolidated financial statements and the effectiveness of internal control over financial reporting of Valero and its subsidiaries for the fiscal year ending December 31, 2016 is hereby approved and ratified.”

The Board recommends that the stockholders vote “FOR” this proposal. Representatives of KPMG are expected to be present at the Annual Meeting to respond to appropriate questions raised at the Annual Meeting or make appropriate statements at the Annual Meeting.

The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote is required for adoption of this proposal. If the appointment is not approved, the adverse vote will be considered as an indication to the Audit Committee that it should select another independent registered public accounting firm for the following year. Because of the difficulty and expense of making any substitution of public accountants so long after the beginning of the current year, it is contemplated that the appointment for 2016 will be permitted to stand unless the Audit Committee finds other good reason for making a change.

KPMG LLP FEES
The following table presents fees for services provided to us by KPMG for the years shown (in millions).

	2015	2014
Audit Fees (1)	$7.2	$7.0
Audit-Related Fees (2)	0.3	0.3
Tax Fees (3)	0.2	—
All Other Fees (4)	0.1	0.1
total	$7.8	$7.4

(1)
Represents fees for professional services rendered for the audit of the annual financial statements included in Valero’s annual reports on Form 10-K, review of Valero’s interim financial statements included in Valero’s Forms 10-Q, the audit of the effectiveness of Valero’s internal control over financial reporting, and services that are normally provided by the principal auditor (e.g., comfort letters, statutory audits, attest services, consents, and assistance with and review of documents filed with the SEC). In addition to the services listed above, KPMG served as the independent auditor of the financial statements included in the annual reports on Form 10-K of Valero Energy Partners LP (VLP) for the years ended December 31, 2015 and 2014, and the audit of the effectiveness of VLP’s internal control over financial reporting as of December 31, 2015. KPMG’s fees relating to VLP audits for 2015 and 2014 were $1.325 million and $.840 million, respectively.

(2)
Represents fees for assurance and related services that are reasonably related to the performance of the audit or review of Valero’s financial statements and not reported under the caption for Audit Fees. The fees listed above are related to the audit of Valero’s benefit plans.

(3)	Represents fees for professional services rendered by KPMG for tax compliance, tax advice, and tax planning services.

(4)	Represents fees for for professional services other than the services reported under the preceding captions. The fees shown were for advisory services.

AUDIT COMMITTEE PRE-APPROVAL POLICY
The Audit Committee adopted a pre-approval policy to address the pre-approval of certain services rendered to Valero by its independent auditor. The text of that policy appears in Exhibit 99.01 to Valero’s Annual Report on Form 10-K for the year ended December 31, 2015.
All of the services rendered by KPMG to Valero for 2015 were pre-approved specifically by the Audit Committee or pursuant to our pre-approval policy. None of the services provided by KPMG were approved by the Audit Committee under the pre-approval waiver provisions of paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

REPORT OF THE AUDIT COMMITTEE FOR FISCAL YEAR 2015
Management is responsible for Valero’s internal controls and financial reporting process. KPMG LLP (KPMG), Valero’s independent registered public accounting firm for the fiscal year ended December 31, 2015, is responsible for performing an independent audit of Valero’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), and an audit of the effectiveness of Valero’s internal control over financial reporting in accordance with the standards of the PCAOB, and to issue KPMG’s reports thereon. The Audit Committee monitors and oversees these processes. The Audit Committee approves the selection and appointment of Valero’s independent registered public accounting firm and recommends the ratification of its selection and appointment to our Board.

The Audit Committee has reviewed and discussed Valero’s audited financial statements with management and KPMG. The committee has discussed with KPMG the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380 “Communication with Audit Committees”), as adopted by the PCAOB in Rule 3200T. The committee has received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with KPMG that firm’s independence.

Based on the foregoing review, discussions, and other matters the Audit Committee deemed relevant and appropriate, the committee recommended to the Board that the audited financial statements of Valero be included in its Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

Members of the Audit Committee:
Randall J. Weisenburger, Chairman
Susan Kaufman Purcell
Stephen M. Waters

The material in this Report of the Audit Committee is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference in any of Valero’s filings under the Securities Act or the Exchange Act, respectively, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

PROPOSAL NO. 3—
ADVISORY VOTE TO APPROVE
COMPENSATION OF NAMED EXECUTIVE OFFICERS
(Item 3 on the proxy card)
At the 2011 annual meeting of stockholders, our stockholders followed our Board’s recommendation to hold an advisory vote on executive compensation (“say-on-pay”) every year. Accordingly, we are asking stockholders to vote to approve the 2015 compensation of our named executive officers as such compensation is disclosed pursuant to Item 402 of the SEC’s Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and other narrative compensation disclosures required by Item 402. This proxy statement contains all of these required disclosures.

We request the stockholders to approve the following resolution:
“RESOLVED, that the compensation paid to Valero’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby approved.”
Because the vote on this proposal is advisory, it will not affect compensation already paid or awarded to any named executive officer and will not be binding on Valero, the Board, or the Compensation Committee. The Board and Compensation Committee, however, will review the voting results and take into account the outcome in determining future annual compensation for the named executive officers.

The Board recommends that the stockholders vote “FOR” this proposal. Proxies will be voted for approval of the proposal unless otherwise specified. Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

PROPOSAL NO. 4—
AMEND VALERO’S RESTATED CERTIFICATE OF INCORPORATION TO
DELETE THE RESTRICTION ON STOCKHOLDERS’ ABILITY TO
REMOVE DIRECTORS WITHOUT CAUSE
(Item 4 on the proxy card)
We do not have a classified board. The Delaware Court of Chancery recently held (in In re Vaalco Energy Shareholders Litigation, Dec. 21, 2015) that a corporation without a classified board or cumulative voting may not restrict the stockholders’ ability to remove directors without cause. In 2011, Valero amended its charter documents to remove its classified board structure, but left intact certain other charter provisions regarding the removal of directors without cause.

In light of the court’s holding, the Board deemed it advisable to (i) to amend Valero’s bylaws and Restated Certificate of Incorporation to remove the provisions regarding the removal of directors without cause and the accompanying 60 percent voting threshold, and (ii) submit the amendment of the Restated Certificate of Incorporation to Valero’s stockholders for approval at the Annual Meeting.

On January 21, 2016, the Board amended Valero’s bylaws by deleting Section 10 of Article II, which formerly stated that directors may be removed only for cause and then only by the affirmative vote of the holders of at least 60 percent of the voting power of the then-outstanding shares of voting stock. The Board also approved an amendment to Valero’s Restated Certificate of Incorporation to delete the same overlapping provision contained in the Restated Certificate of Incorporation.

Specifically, the Board approved an amendment to Paragraph 3, Article V of the Restated Certificate of Incorporation by deleting the last sentence thereof (hereafter, the “Amendment”) so that following the Amendment, Paragraph 3 would read as follows (marked to show the effect of the Amendment):

(3) Election ~~and Removal~~ of Directors. At each annual meeting of stockholders, Directors chosen to succeed those whose terms then expire shall be elected for a full term of office expiring at the first succeeding annual meeting of stockholders after their election. Subject to the foregoing, Directors elected to fill a vacancy shall hold office for a term expiring at the first succeeding annual meeting of stockholders after their election. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director. ~~Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Restated Certificate of Incorporation to elect additional directors under specific circumstances, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 60 percent of the voting power of the then outstanding voting stock, voting together as a single class.~~

The Board has declared the Amendment to be advisable, has recommended that the Amendment be approved by the stockholders of Valero, and has directed that the Amendment be submitted to Valero’s stockholders at the Annual Meeting.

Accordingly, the Board requests that the stockholders approve the following resolution:

RESOLVED, that Paragraph 3 of Article V of Valero’s Restated Certificate of Incorporation shall be amended by deleting the last sentence thereof so that Paragraph 3 of Article V, as amended, shall read in its entirety as follows:
(3) Election of Directors. At each annual meeting of stockholders, Directors chosen to succeed those whose terms then expire shall be elected for a full term of office expiring at the first succeeding annual meeting of stockholders after their election. Subject to the foregoing, Directors elected to fill a vacancy shall hold office for a term expiring at the first succeeding annual meeting of stockholders after their election. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

The Board recommends that stockholders vote “FOR” this proposal.

Paragraph 7 of Article V of the Restated Certificate of Incorporation states that “the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding voting stock, voting together as a single class, shall be required” to amend Paragraph 3 of Article V of the Restated Certificate of Incorporation. Therefore, the affirmative vote of at least 80 percent of the voting power of the outstanding shares of Valero is required for adoption of this proposal. Brokers will not have discretion to vote on this proposal.

PROPOSAL NO. 5—
REAPPROVAL OF THE 2011 OMNIBUS STOCK INCENTIVE PLAN
(Item 5 on the Proxy Card)

Valero’s stockholders approved our 2011 Omnibus Stock Incentive Plan (the “Plan”) at our 2011 annual meeting. At the 2016 annual meeting, we are asking stockholders to reapprove the terms of the Plan to satisfy requirements under Section 162(m) of the Internal Revenue Code. Section 162(m) requires us to seek approval of the terms of the Plan every five years in order for us to continue to fully deduct for federal income tax purposes the compensation paid under the Plan to our five most highly compensated officers. We are not seeking to increase the number of shares reserved for issuance under the Plan, and we are not seeking to make material amendments to the Plan. We are merely asking stockholders to reapprove the Plan to satisfy Section 162(m) requirements.

The Plan was recently amended by our Compensation Committee and Board. That amendment limits the amount of equity compensation that may be paid to a director in any one year under the Plan to $500,000. The amendment was not a “material revision” to the Plan (for purposes of Section 303A.08 of the NYSE Listing Standards), and was made in accordance with Section 12.1 of the Plan and Article III, Section 6 of the Compensation Committee’s charter. Specifically, the committee and the Board amended the Plan by adding the following to subsection 6.2(a)(v) (hereafter, the “Director Limit”):

a Participant who is a Non-Employee Director may not receive in any calendar year Awards that are to be settled in Shares having a Fair Market Value (measured on the Date(s) of Grant) that is greater than $500,000 in the aggregate.

The Board requests that stockholders approve the following resolution.

RESOLVED, that the Valero Energy Corporation 2011 Omnibus Stock Incentive Plan, as amended, is hereby reapproved.

The Board recommends that stockholders vote “FOR” this proposal.

Your affirmative vote for this proposal will reapprove the Plan for purposes of Section 162(m) and ratify the Director Limit amendment. The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote is required for adoption of this proposal. Under NYSE rules, brokers will not have discretion to vote on this item to be presented at the Annual Meeting.

The complete text of the Plan is provided in Appendix A to this proxy statement. Our summary of the Plan below is qualified in its entirety by reference to Appendix A.

Our employees and non-employee directors are eligible to participate in the Plan. We use the Plan to attract, reward, retain, and motivate our employees and non-employee directors for the long-term growth and profitability of Valero, and to align their interests with the interests of our stockholders through grants of stock-based awards. As of January 31, 2016, we had 10,103 employees and nine non-employee directors.

We have registered the shares to be issued from the Plan on a registration statement on Form S-8. Subject to adjustment as described more fully below, 20.8 million shares were initially authorized for issuance under the Plan. As of December 31, 2015, 12.1 million shares remained available for issuance under the Plan. On March 10, 2016, the closing price of our Common Stock on the NYSE was $64.18 per share.

Anticipated Awards to Participants

Because awards under the Plan are granted at the discretion of the Compensation Committee, it is not possible for us to determine the amount of awards that may be granted from the Plan to the named executive officers listed in the Summary Compensation Table of this proxy statement or to any other potential participants.

Plan Summary

The following is a summary of the material terms of the Plan. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the complete text of the Plan, which is provided as an attachment to this proxy statement in Appendix A. If this summary conflicts with the terms of the Plan, the terms of the Plan will govern. In this summary:

•	“shares” means Valero’s $0.01 par value common stock;

•	“stock unit” means a unit or right whose value is based on the value of a share;

•	“Plan” means the 2011 Omnibus Stock Incentive Plan; and

•	“Committee” means the Compensation Committee of the Board.

Administration. The Plan is administered by the Committee. The Committee is composed of directors appointed by the Board who are non-employee directors, as defined by Rule 16b-3 of the Exchange Act, and outside directors, as defined in Section 162(m) of the Internal Revenue Code. The Committee is authorized, subject to the terms of the Plan, to determine which participants will receive awards, the times when such awards will be made, the times when such awards will vest, the types of awards, the number of shares to be issued under the awards, the value or amount of the awards, and other terms and conditions of awards. All decisions with respect to the Plan are within the discretion of the Committee, except for certain discretion granted to our Chief Executive Officer. Certain of the Committee’s duties and authority may be delegated pursuant to the terms of the Plan.

Share Counting. Generally, if an award granted under the Plan is forfeited or cancelled without the payment of consideration, the shares allocable to the forfeited or cancelled portion of the award are added back to the aggregate available for grant under the Plan, and may again be subject to an award granted under the Plan. If, however, shares are delivered or tendered to Valero for repurchase to satisfy the exercise price of an option award, those shares may not be added back to the aggregate number of shares available for grants under the Plan. In addition, if any shares are withheld from issuance to satisfy tax obligations associated with an award, those shares will count against the aggregate number of shares available for future grants under the Plan.

Limitations on Awards. The following limitations apply:

•	The exercise price of stock options cannot be less than 100 percent of the fair market value of a share at the time the option is granted.

•	The grant price of a stock appreciation right (“SAR”) cannot be less than 100 percent of the fair market value of a share at the time the SAR is granted.

•	Repricing of stock options and SARs is not permitted.

•	Not more than 90 percent of shares pursuant to awards may be in the form of time-lapse restricted stock, stock units, performance shares, performance units, performance cash, and dividend equivalents.

•
No participant may receive during any calendar year awards that are to be settled in shares covering an aggregate of more than 1,000,000 shares. In addition, a participant who is a non-employee director may not receive in any calendar year awards that are to be settled in shares having a fair market value that is greater than $500,000 in the aggregate.

•	No participant may receive during any calendar year awards that are to be settled in cash covering an aggregate of more than $20 million.

•	The terms of awards may not exceed 10 years.

•	The Plan does not contain an evergreen provision.

Types of Awards. The Plan permits grants of: (i) restricted stock and restricted stock units; (ii) stock options (including incentive and non-qualified stock options); (iii) SARs; (iv) performance awards of cash, stock, or property; and (v) other stock-based awards. Awards may be granted alone, in addition to, or in combination with, any other awards under the Plan or any other compensation plan. Awards can be granted for cash or other consideration as determined by the Committee or as required by applicable law (or for no cash consideration). Awards may provide that upon the grant or exercise thereof, the holder will receive cash, shares or other securities, or property, or any combination of these.

Restricted Stock and Restricted Stock Units. Restricted stock is an award of shares subject to a restriction period specified in the award. During the restriction period, the shares may not be transferred and are subject to forfeiture. Potential events of forfeiture include early termination of employment. The holder is otherwise usually treated as a registered stockholder with the right to receive dividends and vote the shares during the restriction period. Restricted stock units are similar to restricted stock except that the award takes the form of stock units instead of shares. During the restriction period, a holder of restricted stock units may be paid cash (dividend equivalents) that are equal in timing and amount to share dividends, but does not have voting or other stockholder rights. The units may be settled in cash or shares.

Stock Options and Stock Appreciation Rights (SARs). Stock options give the holder the right to purchase shares at the exercise price specified in the award. SARs give the holder the right to receive an amount in cash or shares equal to the spread between the exercise price specified in the award and the market price of a share at the time of exercise. SARs may be granted alone or with stock options. Stock options and SARs granted under the Plan are subject to the terms and conditions determined by the Committee, except that the exercise price cannot be less than 100 percent of the fair market value of a share at the time of the grant and the maximum term is 10 years. The Committee determines the form in which payment of the exercise price may be made. Incentive Stock Options may be granted, provided that they meet the requirements of the Internal Revenue Code. Stock options and SARs are subject to forfeiture upon a participant’s termination of employment or service.

Performance Awards. Performance awards that may be granted under the Plan may consist of a right payable in cash, shares, other securities or other property upon the achievement of certain performance goals. Dividends or dividend equivalents may not be paid on unvested performance shares. The Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award, and the amount of any payment or transfer to be made pursuant to any performance award. Performance awards may be paid in a lump sum, installments, on a deferred basis or otherwise as prescribed by the Committee. Performance awards are subject to forfeiture upon a participant’s termination of employment or service.

Performance goals may be particular to a plan participant, may relate to the performance of Valero or one of its subsidiaries or divisions, or a combination thereof. Performance goals may be based on achievement of balance sheet or income statement objectives, or any other objectives established by the

Committee. The extent to which such performance goals are met will determine the number and/or value of the performance award to the participant. Performance goals may include the following: increased revenue; net income measures; stock price measures (including growth measures and total stockholder return); market share; earnings per share (actual or targeted growth); earnings before interest, taxes, depreciation, and amortization; economic value added; cash flow measures (including net cash flow and adjusted net cash); return measures (including return on equity, return on assets, return on capital); operating measures (including operating income, funds from operations, cash from operations, after-tax operating income, sales volumes, production volumes, and production efficiency including mechanical availability); expense measures (including cost management); margins; stockholder value; total stockholder return; proceeds from dispositions; production volumes; refinery runs or refinery utilization; total market value; and corporate values measures (including ethics compliance, health, environmental, and safety).

Performance awards granted under the Plan to “covered employees” are intended to qualify as “performance-based compensation” (within the meanings given in Section 162(m) of the Internal Revenue Code). For any performance award that is intended to comply with Section 162(m), specification of the performance goals must be made prior to the beginning of the performance period or not later that the date permitted under Section 162(m) and must otherwise satisfy the parameters of Section 162(m). The Committee must certify prior to payment that the previously established performance goal has been met. The Committee has discretion to decrease but not increase the value of a performance award during the performance period and prior to certification that the established performance goal has been met.

Stock Compensation and Other Stock-Based Awards. The Committee may grant other forms of awards based on, payable in, or otherwise related in whole or in part to shares under the Plan. Subject to the terms of the Plan, the Committee shall determine the terms and conditions of any such other stock-based awards. The number and type of shares to be distributed in lieu of the cash compensation applicable to any award as well as the terms and conditions of any bonus awards shall be determined by the Committee.

Adjustments. The Committee may make appropriate adjustments in the number of shares available under the Plan to reflect any stock split, stock dividend, recapitalization, reorganization, consolidation, merger, combination or exchange of shares, distribution to stockholders, liquidation, dissolution, or other similar event.

Change of Control. Upon a change of control as defined in the Plan, the Committee is authorized to cause outstanding awards to be assumed, or new rights substituted therefor, by the surviving entity in the change of control. In addition, subject to applicable laws or any policy previously adopted by the Board, for participants whose employment has been terminated in connection with the change of control, the Committee may accelerate vesting periods, provide for extended exercise periods (for options), or waive other conditions applicable to the outstanding awards so that the terminated participant’s outstanding awards may be vested, exercised, paid, or distributed in full on or before a date fixed by the Committee. Also in connection with a participant’s termination of employment as a result of the change of control, the Committee may provide for the purchase of outstanding awards from the participant for cash.

Amendment/Limitations on Amendments. The Committee, or as applicable, the Board, may terminate or amend the Plan without participant or stockholder approval, except that stockholder approval is required for any amendment that would require stockholder approval under the rules of the NYSE or would be necessary in order for the Plan or an award to comply with Section 162(m) of the Internal Revenue Code, or as otherwise may be required by applicable rule or regulation. No option or SAR may be canceled and replaced with an option or SAR having a lower exercise price, except in connection with a stock dividend, stock split or similar event as specified in the Plan in order to prevent dilution or enlargement of benefits intended under the Plan.

Effective Date and Termination. The Plan became effective on April 28, 2011, the date of its approval by Valero’s stockholders. It will continue in force until April 28, 2021, after which no additional awards may be made under the Plan.

Federal Income Tax Consequences

The following discussion summarizes certain federal income tax consequences of the issuance and receipt of Plan awards. The rules governing the tax treatment of such awards are complex, so the following discussion of tax consequences is necessarily general in nature and is not complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. This summary does not purport to cover all federal employment tax or other federal tax consequences associated with the Plan, nor does it address state, local, or non-U.S. taxes. The Plan is not qualified under the provisions of Section 401(a) of the Internal Revenue Code (Code), and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

Options, SARs, Performance Unit Awards, Restricted Stock Unit Awards and Other Stock-Based Awards. A participant generally is not required to recognize income on the grant of an option, SAR, restricted stock unit award, performance unit award or other stock-based award. Instead, ordinary income generally is required to be recognized on the date the option or SAR is exercised, or in the case of restricted stock unit awards, performance unit awards or other stock-based awards, upon the issuance of shares and/or the payment of cash pursuant to the terms of the award when the award vests. In general, the amount of ordinary income required to be recognized is: (a) in the case of an option, an amount equal to the excess, if any, of the fair market value of the shares on the exercise date over the exercise price; (b) in the case of a SAR, the fair market value of any shares or cash received upon exercise; and (c) in the case of restricted stock unit awards, performance unit awards or other stock-based awards, the amount of cash and/or the fair market value of any shares received in respect thereof.

Cash-Based Awards. Upon payment of a cash-based award, a participant is required to recognize ordinary income in the amount of the award.

Restricted Stock and Performance Share Awards. Unless a participant who receives an award of restricted stock or performance shares makes an election under Section 83(b) of the Code as described below, the participant generally is not required to recognize ordinary income on the award of restricted stock or performance shares. Instead, on the date the shares vest (i.e., become transferable and no longer subject to forfeiture), the participant will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on such date over the amount, if any, paid for such shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock or performance shares that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient. If a participant makes a Section 83(b) election within 30 days of the date of transfer of the restricted stock or performance shares, the participant will recognize ordinary income on the date the shares are awarded. The amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount, if any, paid for such shares. In such case, the participant will not be required to recognize additional ordinary income when the shares vest.

Gain or Loss on Sale or Exchange of Shares. In general, gain or loss from the sale or exchange of shares granted or awarded under the Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange.

Deductibility by Valero. To the extent that a participant recognizes ordinary income in the circums-tances described above, Valero will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code (see “Performance Based Compensation” and “Parachute Payments” below).

Performance Based Compensation. In general, under Section 162(m) of the Code, remuneration paid by a public corporation to certain “covered employees” is not deductible to the extent it exceeds $1 million for any year. Taxable payments or benefits under the Plan may be subject to this deduction limit. However, under Section 162(m), qualifying performance-based compensation, including income from share options, SARs and other performance-based awards that are made under stockholder-approved plans and that meet certain other requirements, are generally exempt from the deduction limitation. The Plan has been designed so that the Committee, in its discretion, may grant qualifying exempt “performance-based” compensation under the Plan. We believe that awards intended and structured as such by the Committee will meet the requirements for “performance-based” compensation under Section 162(m), and that the amount of ordinary income to the participant with respect to such awards generally will be allowed as a deduction for federal income tax purposes to Valero. The Committee also has discretion to grant non-deductible awards. Awards that may be subject to the attainment of performance measures but that do not meet the requirements of Section 162(m) will not qualify as “performance-based” compensation and, in such event, would be subject to Section 162(m)’s deduction restrictions.

Parachute Payments. Under the so-called “golden parachute” provisions of the Code, the accelerated vesting of options and benefits paid under other awards in connection with a change of control of a corporation, as described under Section 280G of the Code, may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change of control, in excess of certain limits. If these limits are exceeded, a portion of the amounts payable to the participant may be subject to an additional 20 percent federal tax and may be nondeductible to the corporation.

Withholding. Awards under the Plan may be subject to tax withholding. When an award results in income subject to withholding, we may require the participant to remit the withholding amount to Valero or cause our shares to be withheld from issuance or sold in order to satisfy the tax withholding obligations.

Section 409A. Section 409A of the Code applies to compensation plans providing deferred compensa-tion to employees, directors and consultants, and potentially could apply to the different awards available under the Plan. Generally, to the extent that deferrals of these awards fail to meet certain requirements under Section 409A of the Code, such awards will be subject to immediate taxation and tax penalties in the year they vest unless the requirements of Section 409A of the Code are satisfied. It is the intent of Valero that awards under the Plan will be structured and administered in a manner that either complies with or is exempt from the requirements of Section 409A of the Code. If any Plan provision or award under the Plan would result in the imposition of an applicable tax under Section 409A and related regulations and Treasury pronouncements, that Plan provision or award may be reformed to avoid imposition of the applicable tax and no action taken to comply with Section 409A shall be deemed to adversely affect the Participant’s rights to an award.

MISCELLANEOUS

GOVERNANCE DOCUMENTS AND CODES OF ETHICS
Our Code of Ethics for Senior Financial Officers applies to our principal executive officer, principal financial officer, and controller. The code charges these officers with responsibilities regarding honest and ethical conduct, the preparation and quality of the disclosures in documents and reports we file with the SEC, and compliance with applicable laws, rules, and regulations. We have also adopted a Code of Business Conduct and Ethics which applies to all of our employees and directors.

We post the following documents on our website at www.valero.com > Investors > Corporate Governance. A printed copy of any of these documents is available to any stockholder upon request. Requests for documents must be in writing and directed to Valero’s Secretary at the address indicated on the cover page of this proxy statement.

•	Restated Certificate of Incorporation

•	Bylaws

•	Code of Business Conduct and Ethics

•	Code of Ethics for Senior Financial Officers

•	Corporate Governance Guidelines

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating/Governance and Public Policy Committee Charter

•	Compensation Consultant Disclosures Policy

•	Policy on Executive Compensation in Restatement Situations

•	Policy on Political Contributions, Lobbying, and Trade Associations

•	Policy on Vesting of Performance Shares

STOCKHOLDER COMMUNICATIONS, NOMINATIONS, AND PROPOSALS
Stockholders and other interested parties may communicate with the Board, its non-management directors, or the Lead Director by sending a written communication addressed to “Board of Directors,” “Non-Management Directors,” or “Lead Director” in care of Valero’s Secretary at the address indicated on the cover page of this proxy statement.

If you wish to submit a stockholder proposal to be included in our proxy statement for the 2017 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act, we must receive your written proposal on or before December 1, 2016. The proposal must comply with Rule 14a-8, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

If you wish to present a stockholder proposal at the 2017 annual meeting of stockholders that is not the subject of a proposal pursuant to Rule 14a-8 of the Exchange Act, or if you wish to recommend to the Board’s Nominating/Governance and Public Policy Committee the nomination of a person for election to the Board, you must follow the procedures outlined in Article I, Section 9 (or Section 10, as applicable) of our bylaws. These procedures include the requirement that your proposal must be delivered to Valero’s Secretary not later than the close of business on the 60th day or earlier than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, your notice must be delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day we publicly announce the date of the 2017 annual meeting of stockholders. Our bylaws are available on our website at

www.valero.com > Investors > Corporate Governance. Stockholders are urged to review all applicable rules and consult legal counsel before submitting a nomination or proposal to Valero.

OTHER BUSINESS
If any matters not referred to in this proxy statement properly come before the Annual Meeting or any adjournments or postponements thereof, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by proxy in accordance with their best judgments. The Board is not currently aware of any other matters that may be presented for action at the Annual Meeting.

FINANCIAL STATEMENTS
Consolidated financial statements and related information for Valero, including audited financial statements for the fiscal year ended December 31, 2015, are contained in Valero’s Annual Report on Form 10-K. We have filed our Annual Report on Form 10-K with the SEC. You may review this report on the internet as indicated in the Notice and through our website (www.valero.com > Investors > Financial Reports and SEC Filings).

HOUSEHOLDING
The SEC’s rules allow companies to send a single Notice or single copy of annual reports, proxy statements, prospectuses, and other disclosure documents to two or more stockholders sharing the same address, subject to certain conditions. These “householding” rules are intended to provide greater convenience for stockholders, and cost savings for companies, by reducing the number of duplicate documents that stockholders receive. If your shares are held by an intermediary broker, dealer, or bank in “street name,” your consent to householding may be sought, or may already have been sought, by or on behalf of the intermediary. If you wish to revoke a consent to householding obtained by a broker, dealer, or bank which holds shares for your account, you may do so by calling (800) 542-1061, or you may contact your broker.

TRANSFER AGENT
Computershare Investor Services serves as our transfer agent, registrar, and dividend paying agent with respect to our Common Stock. Correspondence relating to any stock accounts, dividends, or transfers of stock certificates should be addressed to:
Computershare Investor Services
Shareholder Communications
250 Royall Street
Canton, Massachusetts 02021
(888) 470-2938
(312) 360-5261
www.computershare.com

APPENDIX A

VALERO ENERGY CORPORATION
2011 OMNIBUS STOCK INCENTIVE PLAN
(amended and restated effective February 25, 2016)

This Valero Energy Corporation 2011 Omnibus Stock Incentive Plan (hereinafter called the “Plan”) was approved by the Company’s stockholders and became effective on April 28, 2011.

ARTICLE 1. PURPOSE

The purpose of the Plan is to attract and retain the services of employees and non-employee directors, to provide them with a proprietary interest in the Company, and to motivate them using stock-based incentives linked to long-range performance goals and the interests of the Company’s stockholders.

ARTICLE 2. DEFINITIONS

For the purpose of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

2.1    “Annual Incentive Bonus Plan” means the annual bonus program or successor plans of the Company, its subsidiaries or its successors.

2.2    “Award” means the grant of any Incentive Stock Option, Non-qualified Stock Option, SAR, Restricted Stock, Restricted Stock Unit, Stock Unit, Performance Share, Performance Unit, Performance Cash, or Dividend Equivalent whether granted singly, in combination or in tandem (each individually referred to herein as an “Incentive”). “Award” also means any Incentive to which an award under the Annual Incentive Bonus Plan is converted into an Award made under the Plan.

2.3    “Award Agreement” means a written agreement between a Participant and the Company, which contains the terms of the grant of an Award.

2.4    “Award Period” means the period during which one or more Incentives granted under an Award may be exercised or earned.

2.5    “Board” means the board of directors of the Company.

2.6    “Cause” means the:

(a)	conviction of the Participant by a state or federal court of (i) a felony involving moral turpitude or (ii) embezzlement or misappropriation of funds of the Company,

(b)
the Company’s reasonable determination that the Participant has (i) committed an act of fraud, embezzlement, theft, or misappropriation of funds in connection with such Participant's duties in the course of his or her employment with the Company (or applicable Subsidiary), or (ii) engaged in gross mismanagement, negligence or misconduct that causes or could potentially cause material loss, damage or injury to the Company, any of its Subsidiaries, or their respective employees, or

(c)
the Company’s reasonable determination that (i) the Participant has violated any company policy, including but not limited to, policies regarding sexual harassment, insider trading, confidentiality, substance abuse and/or conflicts of interest, which violation could result in the termination of the Participant's employment or service as a Non-employee Director, or (ii) the Participant has failed to satisfactorily perform the material duties of the Participant's position with the Company or any of its Subsidiaries.

2.7    “Change of Control.” A Change of Control shall be deemed to occur when:

(a)
following approval by the stockholders of the Company, an agreement or transaction is consummated pursuant to which: (i) the Company merges or consolidates with any other Person (other than a wholly owned subsidiary of the Company) and is not the surviving entity (or in which the Company survives only as the subsidiary of another entity); (ii) the Company sells all or substantially all of its assets to any other Person (other than a wholly owned subsidiary of the Company); or (iii) the Company is liquidated or dissolved; or

(b)
consummation by any “person” or “group” of a tender offer or exchange offer for 20 percent or more of the Shares then outstanding, or for any number or amount of Shares which, if the tender or exchange offer were to be fully subscribed and all Shares for which the tender or exchange offer is made were to be purchased or exchanged pursuant to the offer, would result in the acquiring person or group directly or indirectly beneficially owning 50 percent or more of the Shares then outstanding; or

(c)
individuals who, as of any date, constitute the Board (the “Incumbent Board”) thereafter cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or group other than the Board.

2.8    “Code” means the Internal Revenue Code of 1986, as amended, together with the published rulings, regulations, and interpretations promulgated thereunder.

2.9    “Committee” means the Compensation Committee of the Board or such other Committee appointed or designated by the Board to administer the Plan in accordance with Article 3 of this Plan.

2.10    “Common Stock” means the Company’s $0.01 par value common stock, which the Company is currently authorized to issue or may in the future be authorized to issue.

2.11    “Company” means Valero Energy Corporation, a Delaware corporation, and any successor entity.

2.12    “Covered Participant” means a Participant who is a “covered employee” as defined in Section 162(m)(3) of the Code, and any individual the Committee determines should be treated as such a covered employee.

2.13    “Date of Grant” means the effective date on which an Award is made to a Participant as set forth in the applicable Award Agreement.

2.14    “Dividend Equivalent” means an Award, designated as a Dividend Equivalent, granted to Participants pursuant to Section 6.8 hereof, or in conjunction with other Awards, the value of which is determined, in whole or in part, by the value of payments tied to or based on the payment of dividends to holders of Common Stock and may be conditioned on the attainment of Performance Goals in a manner deemed appropriate by the Committee and described in the Award Agreement.

2.15    “Employee” means common law employee (as defined in accordance with the Regulations and Revenue Rulings then applicable under Section 3401(c) of the Code) of the Company or any Subsidiary, or an individual who has agreed to become an employee of the Company or any Subsidiary and actually becomes such an employee within the following six months.

2.16    “Fair Market Value” of a share of Common Stock is the mean of the highest and lowest prices per share on the New York Stock Exchange on the pertinent date, or in the absence of reported sales on such day, then on the next following day for which sales were reported.

2.17    “Good Reason” means that the Participant’s employment may be terminated by the Employee for Good Reason following a Change of Control, or anytime within two years following the date of Change of Control, when Good Reason means:

(a)
The assignment to the Employee of any duties inconsistent in any respect with the Employee’s position (including status, offices, titles and reporting requirements), authority, duties, or responsibilities or any other action by the Company that results in a diminution in such position’s, authority, duties, or responsibilities, excluding for this purpose an isolated, insubstantial , and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Employee;

(b)
Any reduction in the Employee’s base salary, annual incentive target opportunity, and/or long‐term incentive target opportunity below the level at which the Employee was awarded compensation immediately prior to the Change of Control;

(c)
The Company’s requiring that the Employee to be based at any office or location other than the location at which the Employee was based immediately preceding the Change of Control or a location other than the principal executive offices of the Company, without the Employee’s written consent; or

(d)	Any requirement for the Employee to travel on Company business to a substantially greater extent than required immediately prior to the Change of Control.
2.18    “Incentive” means an Award under the Plan as defined by Section 2.2 of Article 2.
2.19    “Incentive Stock Option” or “ISO” means an incentive stock option within the meaning of Section 422 of the Code, granted pursuant to this Plan.

2.20    “Limited SAR” or “Limited Stock Appreciation Right” means an Award designated as an SAR as defined in this Article 2, which is granted with certain limiting features as determined by the Committee and as set forth in the Award Agreement at the time of grant.

2.21    “Non-Employee Director” means a member of the Board who is not an Employee.

2.22    “Non-qualified Stock Option” or “NQSO” means a stock option, granted pursuant to this Plan that is not intended to comply with the requirements set forth in Section 422 of the Code.

2.23    “NYSE” means the New York Stock Exchange.

2.24    “Option Price” means the price which must be paid by a Participant upon exercise of a Stock Option to purchase a share of Common Stock.

2.25    “Participant” shall mean an Employee or Non-Employee Director to whom an Award is granted under this Plan.

2.26    “Performance Award” means an Award made pursuant to this Plan to a Participant that is subject to the attainment of one or more Performance Goals. Performance Awards may be in the form of Performance Shares, Performance Units, Performance Cash, or Dividend Equivalents.

2.27    “Performance Cash” means an Award, designated as Performance Cash and denominated in cash, granted to a Participant pursuant to Section 6.7 hereof, the value of which is conditioned, in whole or in part, by the attainment of Performance Goals in a manner deemed appropriate by the Committee and described in the Award Agreement.

2.28    “Performance Criteria” or “Performance Goals” or “Performance Measures” mean the objectives established by the Committee for a Performance Period, for the purpose of determining when an Award subject to such objectives is earned.

2.29    “Performance Period” means the time period designated by the Committee during which performance goals must be met.

2.30    “Performance Share” means an Award, designated as a Performance Share in the form of shares of Common Stock or other securities of the Company, granted to a Participant pursuant to Section 6.7 hereof, the value of which is determined, in whole or in part, by the value of Common Stock and/or conditioned on the attainment of Performance Goals in a manner deemed appropriate by the Committee and described in the Award Agreement.

2.31    “Performance Unit” means an Award, designated as a Performance Unit, granted to a Participant pursuant to Section 6.7 hereof, the value of which is determined, in whole or in part, by the attainment of Performance Goals in a manner deemed appropriate by the Committee and described in the Award Agreement.

2.32    “Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

2.33    “Plan” means the Valero Energy Corporation 2011 Omnibus Stock Incentive Plan, as amended from time to time.

2.34    “Restricted Stock” means shares of Common Stock issued or transferred to a Participant pursuant to Section 6.4 of this Plan that are subject to restrictions or limitations set forth in this Plan and in the related Award Agreement.

2.35    “Restricted Stock Unit” means a fixed or variable dollar-denominated right to acquire Common Stock, which may or may not be subject to restrictions, contingently awarded under Section 6.4 of the Plan.

2.36    “Retirement” means any termination of service due to retirement upon attainment of certain age and/or service requirements as specified by the Company’s qualified retirement program(s) or successor programs or as determined by the Committee in the event of early retirement.

2.37    “SAR” or “Stock Appreciation Right” means the right to receive a payment, in cash and/or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the SAR is exercised over the SAR Price for such shares, and may be granted as a Limited SAR.

2.38    “SAR Price” means the Fair Market Value of each share of Common Stock covered by a SAR, determined by the Committee on the Date of Grant of the SAR.

2.39    “SEC” shall mean the Securities and Exchange Commission.

2.40    “Share” means a share of Common Stock.

2.41    “Stock Option” means a Non-qualified Stock Option or an Incentive Stock Option.

2.42    “Stock Unit Award” means awards of Common Stock or other awards pursuant to Section 6.8 hereof that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other securities of the Company.

2.43    “Subsidiary” means any entity for which Valero Energy Corporation is the ultimate parent company and in which all of the equity, partnership, member or other interests are owned by Valero Energy Corporation or another one of its Subsidiaries. “Subsidiaries” means more than one of any such entities.

ARTICLE 3. ADMINISTRATION

3.1    The Committee shall administer the Plan unless otherwise determined by the Board. The administering Committee shall consist of not fewer than two persons. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board; and any vacancy occurring in the membership of the Committee may be filled by appointment by the Board.

3.2    The Committee shall select one of its members to act as its Chair. A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.

3.3    The Committee shall determine and designate from time to time the eligible persons to whom Awards will be granted and shall set forth in each related Award Agreement the Award Period, the Date of Grant, and such other terms and conditions as may be approved by the Committee not inconsistent with the Plan. The Committee shall determine whether an Award shall include one type of Incentive, two or more Incentives granted in combination, or two or more Incentives granted in tandem.

3.4    The Committee, in its discretion, shall (i) interpret the Plan, (ii) prescribe, amend, and rescind any rules and regulations necessary or appropriate for the administration of the Plan, and (iii) make such other determinations and take such other action as it deems necessary or advisable in the administration of the Plan. Any interpretation, determination, or other action made or taken by the Committee shall be final, binding, and conclusive on all interested parties.

3.5    With respect to restrictions in the Plan that are based on the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, Section 422 of the Code, Section 162(m) of the Code, the rules of the NYSE or any exchange or inter-dealer quotation system upon which the Company's securities are listed or quoted, or any other applicable law, rule or restriction (collectively, “applicable law”), to the extent that any such restrictions are no longer required by applicable law, the Committee shall have the sole discretion and authority to grant Awards that are not subject to such mandated restrictions and/or to waive any such mandated restrictions with respect to outstanding Awards.

ARTICLE 4. ELIGIBILITY

Employees (including Employees who are also a director or an officer) and Non-Employee Directors are eligible to participate in the Plan. The Committee, in its discretion, may grant, but shall not be required to grant, an Award to any Employee or Non-Employee Director. Awards may be granted by the Committee at any time and from time to time selectively to one or more new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, all as the Committee shall determine. Except as may be required by the Plan, Awards need not be uniform.

ARTICLE 5. SHARES SUBJECT TO PLAN

5.1    Total Shares Available. Subject to adjustment as provided in Articles 14 and 15, the maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is (a) 20,800,000, plus (b) shares of Common Stock previously subject to Awards under the Plan that are forfeited, terminated, cancelled or rescinded, settled in cash in lieu of Common Stock, or exchanged for Awards that do not involve Common Stock, or expire unexercised.

5.2    Source of Shares. Shares to be issued may be made available from authorized but unissued Common Stock, Common Stock held by the Company in its treasury, or Common Stock purchased by the Company on the open market or otherwise. During the term of this Plan, the Company will at all times reserve and keep available a number of shares of Common Stock that shall be sufficient to satisfy the requirements of this Plan.

5.3    Restoration and Retention of Shares (“Share Counting”). If any shares of Common Stock subject to an Award shall not be issued or transferred to a Participant and shall cease to be issuable or transferable to a Participant because of the forfeiture, termination, expiration or cancellation, in whole or in part, of such Award or for any other reason, or if any such Shares shall, after issuance or transfer, be reacquired by the Company because of the Participant’s failure to comply with the terms and conditions of an Award or for any other reason, the Shares not so issued or transferred, or the Shares so reacquired by the Company, as the case may be, shall no longer be charged against the limitation provided for in Section 5.1 and may be used thereafter for additional Awards under the Plan. The following additional parameters shall apply:

(a)
To the extent an Award under the Plan is settled or paid in cash, Shares subject to such Award will not be considered to have been issued and will not be applied against the maximum number of shares of Common Stock provided for in Section 5.1.

(b)
If an Award may be settled in shares of Common Stock or cash, such shares shall be deemed issued only when and to the extent that settlement or payment is actually made in shares of Common Stock. To the extent an Award is settled or paid in cash, and not shares of Common Stock, any Shares previously reserved for issuance or transfer pursuant to such Award will again be deemed available for issuance or transfer under the Plan, and the maximum number of shares of Common Stock that may be issued or transferred under the Plan shall be reduced only by the number of Shares actually issued and transferred to the Participant.

(c)
Notwithstanding the foregoing: (i) Shares withheld or tendered to pay withholding taxes or the exercise price of an Award shall not again be available for the grant of Awards under the Plan, and (ii) the full number of Shares subject to a Stock Option or SAR granted that are settled by the issuance of Shares shall be counted against the Shares authorized for issuance under this Plan, regardless of the number of Shares actually issued upon the settlement of such Stock Option or SAR.

(d)	Any Shares repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of Shares available for the future grant of Awards.

5.4    Uncertificated Shares. Shares issued under the Plan will be registered in uncertificated book-entry form (unless a holder of Common Stock requests a certificate representing such holder’s shares of Common Stock). As a result, instead of receiving Common Stock certificates, holders of Common Stock will receive account statements reflecting their ownership interest in shares of Common Stock. The book-entry Shares will be held with the Company’s transfer agent, which will serve as the record keeper for all shares of Common Stock being issued in connection with the Plan. Any stockholder who wants to receive a physical certificate evidencing shares of Common Stock issued under the Plan will be able to obtain a certificate by contacting the Company’s transfer agent. Computershare Investor Services, Chicago, Illinois, currently serves as transfer agent, registrar and dividend paying agent for the Common Stock. Correspondence relating to any stock accounts, dividends or transfers of Common Stock should be addressed to: Computershare Investor Services Shareholder Communications, 250 Royall Street, Canton, Massachusetts 02021, (888) 470-2938 or (312) 360-5261, www.computershare.com.

ARTICLE 6. GRANT OF AWARDS
6.1    In General.

(a)
The grant of an Award shall be authorized by the Committee and may be evidenced by an Award Agreement setting forth the Incentive or Incentives being granted, the total number of shares of Common Stock subject to the Incentive(s) or the value of the Performance Award (if applicable), the Option Price (if applicable), the Award Period, the Date of Grant, and such other terms as are approved by the Committee not inconsistent with the Plan. The Company may execute an Award Agreement with a Participant after the Committee approves the issuance of an Award. Any Award granted pursuant to this Plan must be granted within 10 years of the date of adoption of this Plan or within 10 years following the date upon which the Plan was last amended and approved by its stockholders. The grant of an Award to a Participant shall not be deemed either to entitle the Participant to, or to disqualify the Participant from, receipt of any other Award under the Plan.

(b)
If the Committee establishes a Date of Grant purchase price for an Award, the Participant must pay such purchase price within 30 days (or such shorter period as the Committee may specify) after the Date of Grant.

6.2    Limitations on Awards

(a)    The Plan is subject to the following additional limitations:

(i)	The Option Price of Stock Options cannot be less than 100 percent of the Fair Market Value of a share of Common Stock on the Date of Grant of the Stock Option.

(ii)	The SAR Price of a SAR cannot be less than 100 percent of the Fair Market Value of a share of Common Stock on the Date of Grant of the SAR.

(iii)
Repricing of Stock Options and SARs or other downward adjustments in the Option Price or SAR Price of previously granted Stock Options or SARs, respectively, are prohibited, except in connection with a corporate transaction involving the Company such as any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares, provided that the terms of outstanding Awards may not be amended without stockholder approval to reduce the exercise price of outstanding Stock Options or SARs or cancel outstanding Stock Options or SARs in exchange for cash, other awards or Stock Options or SARs having an exercise price that is less than the exercise price of the original Stock Option or SAR.

(iv)
Not more than 90 percent of the available Shares pursuant to Awards under the Plan may be in the form of time-lapse Restricted Stock, time-lapse Restricted Stock Units, Stock Units, Performance Shares, Performance Units, Performance Cash, and Dividend Equivalents.

(v)
No Participant may receive during any calendar year Awards that are to be settled in Shares of Common Stock covering an aggregate of more than 1,000,000 Shares. In addition, a Participant who is a Non-Employee Director may not receive in any calendar year Awards that are to be settled in Shares having a Fair Market Value (measured on the Date(s) of Grant) that is greater than $500,000 in the aggregate.

(vi)	No Participant may receive during any calendar year Awards that are to be settled in cash covering an aggregate of more than $20,000,000.

(vii)	The term of Awards may not exceed 10 years.

(b)
Limited SARs granted in tandem with Stock Options or other Awards shall not be counted towards the maximum individual grant limitation set forth in this Section, as the Limited SAR will expire based on conditions described in Section 6.5(b), below.

6.3    Rights as Stockholder. Except as provided in Section 6.4 of this Plan, until the issuance of the Shares of Common Stock (as evidenced by the appropriate entry on the books of the Company or its transfer agent), no right to vote or receive dividends or any other rights as a stockholder of the Company shall exist with respect to such Shares, notwithstanding the exercise of any Incentive or Award. No adjustment will be made for a dividend or other rights for which the record date is prior to the date Shares are issued, except as otherwise provided in this Plan.

6.4    Restricted Stock/Restricted Stock Units. If Restricted Stock and/or Restricted Stock Units are granted to a Participant under an Award, the Committee shall establish: (i) the number of shares of Restricted Stock and/or the number of Restricted Stock Units awarded, (ii) the price, if any, to be paid by the Participant for such Restricted Stock and/or Restricted Stock Units, (iii) the time(s) within which such Award may be subject to forfeiture, (iv) specified Performance Goals of the Company, a Subsidiary, any division thereof or any group of Employees of the Company, or other criteria, if any, which the Committee determines must be met in order to remove any restrictions (including vesting) on such Award, and (v) all other terms of the Restricted Stock and/or Restricted Stock Units, which shall be consistent with this Plan. The provisions of Restricted Stock and/or Restricted Stock Units need not be the same with respect to each Participant.

(a)
Record of Shares. Each Participant who is awarded Restricted Stock shall be issued the number of shares of Common Stock specified in the Award Agreement for such Restricted Stock, and such shares shall be recorded in the share transfer records of the Company and ownership of such shares shall be evidenced by a book entry notation in the share transfer records of the Company’s transfer agent. Such shares shall be registered in the name of the Participant, subject to any restrictions in effect for the Award.

(b)	Restrictions and Conditions. Shares of Restricted Stock and Restricted Stock Units shall be subject to the following restrictions and conditions:

(i)
Subject to the other provisions of this Plan and the terms of the particular Award Agreements, during such period as may be determined by the Committee commencing on the Date of Grant (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock and/or Restricted Stock Units. Any Restricted Stock or Restricted Stock Units not granted pursuant to a Performance Award shall have a minimum Restriction Period of three years from the Date of Grant, provided that the Committee may provide for earlier vesting following a Change in Control or upon an Employee’s termination of employment by reason of death, disability or Retirement. Except for these limitations, the Committee may in its sole discretion, remove any or all of the restrictions on such Restricted Stock and/or Restricted Stock Units whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the Award, such action is appropriate.

(ii)
Except as provided in subparagraph (i) above and subject to the terms of a Participant’s Award Agreement, the Participant shall have, with respect to his or her Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the Shares, and the right to receive any dividends thereon. Certificates or other evidence of ownership of shares of Common Stock free of restriction under this Plan shall be delivered to the Participant promptly after, and only after, the Restriction Period shall expire without forfeiture in respect of such shares of Common Stock. Each Participant, by his or her acceptance of Restricted Stock, shall irrevocably grant to the Company a power of attorney to transfer any forfeited Shares to the Company and agrees to execute any documents requested by the Company in connection with such forfeiture and transfer.

(iii)
The Restriction Period of Restricted Stock and/or Restricted Stock Units shall commence on the Date of Grant and, subject to Article 15 of the Plan, unless otherwise established by the Committee in the Award Agreement setting forth the terms of the Restricted Stock and/or Restricted Stock Units, shall expire upon satisfaction of the conditions set forth in the Award Agreement; such conditions may provide for vesting based on (i) length of continuous service, (ii) achievement of specific business objectives, (iii) increases in specified indices, (iv) attainment of specified growth rates, or (v) other comparable Performance Measurements, as may be determined by the Committee in its sole discretion.

(c)	Forfeiture. Except as otherwise determined by the Committee or the Chief Executive Officer, the provisions of Article 9 shall apply with respect to Restricted Stock granted hereunder.

6.5    SARs and Limited SARs.

(a)
An SAR shall entitle the Participant at his or her election to surrender to the Company the SAR, or portion thereof, as the Participant shall choose, and to receive from the Company in exchange therefore cash in an amount equal to the excess (if any) of the Fair Market Value (as of the date of the exercise of the SAR) per share over the SAR Price per share specified in such SAR, multiplied by the total number of shares of the SAR being surrendered. In the discretion of the Committee, the Company may satisfy its obligation upon exercise of an SAR by the distribution of that number of shares of Common Stock having an aggregate Fair Market Value (as of the date of the exercise of the SAR) equal to the amount of cash otherwise payable to the Participant with a cash settlement to be made for any fractional share interests, or the Company may settle such obligation in part with shares of Common Stock and in part with cash.

(b)
A Limited SAR shall allow the Participant to receive from the Company cash in an amount equal to the excess (if any) of the Fair Market Value (as of the date of the exercise of the Limited SAR) per share over the Limited SAR Price per share specified in such Limited SAR, multiplied by the total number of shares of the Limited SAR being surrendered. The Company will satisfy its obligation with a cash settlement to be made for any fractional Limited SAR. Limited SARs will expire without consideration upon the vesting, exercise, or settlement, in shares and/or in cash, of Awards for which the Limited SAR was granted in tandem.

6.6    Tandem Awards. The Committee may grant two or more Incentives in one Award in the form of a “tandem award,” so that the right of the Participant to exercise one Incentive shall be canceled if, and to the extent, the other Incentive is exercised. For example, if a Stock Option and an SAR are issued in a tandem Award, and the Participant exercises the SAR with respect to 100 shares of Common Stock, the right of the Participant to exercise the related Stock Option shall be canceled to the extent of 100 shares of Common Stock.

6.7    Performance Based Awards.

(a)
Grant of Performance Awards. The Committee may issue Performance Awards in the form of Performance Units, Performance Shares, Performance Cash, or Dividend Equivalents to Participants subject to the Performance Goals and Performance Period as it shall determine. The terms and conditions of each Performance Award will be set forth in the Award Agreement. The Committee shall have complete discretion in determining the number and/or value of Performance Awards granted to each Participant. Any Performance Units or Performance Shares granted under the Plan shall have a minimum Restriction Period of one year from the Date of Grant, provided that the Committee may provide for earlier vesting following a Change in Control or upon a Participant’s termination of service by reason of death, disability or Retirement. Participants receiving Performance Awards are not required to pay the Company therefor (except for applicable tax withholding) other than the rendering of services.

(b)
Value of Performance Awards. The Committee shall set Performance Goals in its discretion for each Participant who is granted a Performance Award. Such Performance Goals may be particular to a Participant, may relate to the performance of the Subsidiary or division which employs him or her, may be based on the performance of the Company generally, or a combination of the foregoing. The Performance Goals may be based on achievement of financial statement objectives, or any other objectives established by the Committee. The Performance Goals may be absolute in their terms or measured in relationship to other companies similarly or otherwise situated. The extent to which such Performance Goals are met will determine the number and/or value of the Performance Award to the Participant.

(c)
Form of Payment. Payment of the amount to which a Participant shall be entitled upon the settlement of a Performance Award shall be made in a lump sum or installments in cash, shares of Common Stock, or a combination thereof as determined by the Committee. Dividend Equivalents may not be paid on unvested Performance Shares.

6.8    Other Stock Based Awards.

(a)
Grant of Other Stock Based Awards. The Committee may issue to Participants, either alone or in addition to other Awards made under the Plan, Stock Unit Awards which may be in the form of Common Stock or other securities. The value of each such Award shall be based, in whole or in part, on the value of the underlying Common Stock or other securities. The Committee, in its discretion, may determine that an Award, either in the form of a Stock Unit Award under this Section or as an Award granted pursuant to the other provisions of this Article, may provide to the Participant (i) dividends or Dividend Equivalents (payable on a current or deferred basis, except not for Stock Options and unvested SARs) and (ii) cash payments in lieu of or in addition to an Award. The Committee shall determine the terms, restrictions, conditions, vesting requirements, and payment rules (all of which are sometimes hereinafter collectively referred to as “rules”) of the Award and shall set forth those rules in the related Award Agreement.

(b)	Rules for Stock Unit Awards. The Committee, in its sole and complete discretion, may grant a Stock Unit Award subject to the following rules:

(i)
All rights with respect to such Stock Unit Awards granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant or his or her guardian or legal representative.

(ii)
Stock Unit Awards may require the payment of cash consideration by the Participant in receipt of the Award or provide that the Award, and any Common Stock or other securities issued in conjunction with the Award be delivered without the payment of cash consideration.

(iii)	The Committee, in its sole and complete discretion, may establish certain Performance Criteria that may relate in whole or in part to receipt of the Stock Unit Awards.

(iv)	Stock Unit Awards may be subject to a deferred payment schedule and/or vesting over a specified employment period.

(v)	The Committee as a result of certain circumstances may waive or otherwise remove, in whole or in part, any restriction or condition imposed on a Stock Unit Award at the time of Award.

ARTICLE 7. [reserved]

ARTICLE 8. AWARD PERIOD; VESTING

8.1    Award Period. Subject to the other provisions of this Plan, no Incentive granted under the Plan may be exercised at any time after the end of its Award Period.

8.2    Vesting. The Committee, in its sole discretion, may determine that an Incentive will be immediately exercisable, in whole or in part, or that all or any portion may not be exercised until a date, or dates, subsequent to its Date of Grant, or until the occurrence of one or more specified events, subject in any case to the terms of the Plan. If the Committee imposes conditions upon exercise, then subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the Incentive may be exercised, consistent with the terms of this Plan.

ARTICLE 9. TERMINATION OF SERVICE

9.1    Termination of Service.

(a)
Vesting and Exercise. Except as otherwise provided in the Plan, or otherwise determined by the Committee and included in the applicable Award Agreement, a Stock Option, SAR or other Award having an exercise provision (each, an “Exercisable Award”) vests in and may be exercised by a Participant only while the Participant is and has continually been since the date of the grant of the Exercisable Award an Employee or Non-Employee Director.

(b)
Voluntary Termination by Participant (Exercisable Awards). If a Participant’s employment or service as a Non-Employee Director is voluntarily terminated by the Participant (other than through retirement, death or disability; see Section 9.3 below), then: (i) that portion of any Exercisable Award that has not vested on or prior to such date of termination shall automatically lapse and be forfeited, and (ii) all vested but unexercised Exercisable Awards previously granted to that Participant under the Plan shall automatically lapse and be forfeited at the close of business on the 30th day following that date of such Participant's termination, unless an Exercisable Award expires earlier according to its original terms.

(c)
Involuntary Termination for Cause (Exercisable Awards). If a Participant's employment or service as a Non-Employee Director is involuntarily terminated by the Company for Cause: (i) that portion of any Exercisable Award that has not vested on or prior to such date of termination shall automatically lapse and be forfeited, and (ii) all vested but unexercised Exercisable Awards previously granted to that Participant under the Plan shall automatically lapse and be forfeited at the close of business on the 30th day following that date of such Participant's termination, unless an Exercisable Award expires earlier according to its original terms.

(d)
Involuntary Termination Other Than for Cause (Exercisable Awards). If a Participant's employment or service as a Non-Employee Director is involuntarily terminated by the Company other than for Cause: (i) that portion of any Exercisable Award that has not vested on or prior to such date of termination shall automatically lapse and be forfeited, and (ii) all vested but unexercised Exercisable Awards previously granted to that Participant under the Plan shall automatically lapse and be forfeited at the close of business on the last business day of the twelfth month following the date of the Participant's termination, unless an Exercisable Award expires earlier according to its original terms.

9.2    Awards Other Than Exercisable Awards. Except as otherwise provided in the Plan, or otherwise determined by the Committee and included in the applicable Award Agreement, if a Participant’s employment or service as a Non-Employee Director is voluntarily terminated by the Participant (other than through retirement, death or disability; see Section 9.3 below), or is terminated by the Company with or without Cause, then any Award other than an Exercisable Award previously granted to that Participant under the Plan that remains unvested shall automatically lapse and be forfeited at the close of business on the date of such Participant’s termination of employment or service.

9.3    Retirement, Death, Disability. Except as otherwise provided in the Plan, or otherwise determined by the Committee and included in the applicable Award Agreement, if a Participant’s employment or service as a Non-Employee Director is terminated because of retirement, death or disability (with the determination of disability to be made within the sole discretion of the Committee), any Award held by the Participant shall remain outstanding and vest or become exercisable according to the Award’s original terms, provided that any Restricted Stock or Restricted Stock Units held by the Participant that remain unvested as of the date of retirement, death or disability shall immediately vest and become non-forfeitable as of such date.

9.4    Amendment. Subject to the limitations set forth in Section 6.2 above, the Committee or the Chief Executive Officer may prescribe new or additional terms for the vesting, exercise or realization of any Award, provided that no such action shall deprive a Participant or beneficiary, without his or her consent, of the right to any benefit accrued to his or her credit at the time of such action.

ARTICLE 10. EXERCISE OF INCENTIVE

10.1    In General. (a) A vested Incentive may be exercised during its Award Period, subject to limitations and restrictions set forth therein and in Article 9. A vested Incentive may be exercised at such times and in such amounts as provided in this Plan and the applicable Award Agreement, subject to the terms and conditions of the Plan.

(b)    An Incentive may not be exercised or shares of Common Stock be issued pursuant to an Award if a necessary listing or quotation of the shares of Common Stock on a stock exchange or inter-dealer quotation system or any registration under state or federal securities laws required under the circumstances has not been accomplished. No Incentive may be exercised for a fractional share of Common Stock.

10.2    Stock Options. (a) Subject to such administrative regulations as the Committee may from time to time adopt, a Stock Option may be exercised by the delivery of written notice to the Company setting forth the number of shares of Common Stock with respect to which the Stock Option is to be exercised (the “Exercise Notice”) and the date of exercise thereof (the “Exercise Date”) in accordance with procedures established by the Company. On the Exercise Date, the Participant shall deliver to the Company consideration with a value equal to the total Option Price of the Shares to be purchased, payable as follows: (a) cash, check, bank draft, or money order payable to the order of the Company, (b) Common Stock (including Restricted Stock) owned by the Participant on the Exercise Date, valued at its Fair Market Value on the Exercise Date, (c) by delivery (including by fax) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares of Common Stock purchased upon exercise of the Stock Option and promptly deliver to the Company the amount of sale proceeds necessary to pay such purchase price, and/or (d) in any other form of valid consideration that is acceptable to the Company in its sole discretion. If shares of Restricted Stock are tendered as consideration for the exercise of a Stock Option, a number of shares of Common Stock issued upon the exercise of the Stock Option equal to the number of shares of Restricted Stock used as consideration therefor shall be subject to the same restrictions and provisions as the Restricted Stock so submitted, as well as any additional restrictions that may be imposed by the Committee.

(b)    Upon payment of all amounts due from the Participant, the Company shall cause shares of the Common Stock then being purchased to be delivered as directed by the Participant (or the person exercising the Participant’s Stock Option in the event of his death) at its principal business office promptly after the Exercise Date, provided that if the Participant has exercised an Incentive Stock Option, the Company may at its option retain possession of the Shares acquired upon exercise until the expiration of the holding periods described in Section 422(a)(1) of the Code. The obligation of the Company to deliver shares of Common Stock shall, however, be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration, or qualification of the Stock Option or the Common Stock upon any securities exchange or inter-dealer quotation system or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the Stock Option or the issuance or purchase of shares of Common Stock thereunder, the Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

(c)    If the Participant fails to pay for any of the Common Stock specified in such notice or fails to accept delivery thereof, the Participant’s right to purchase such Common Stock may be terminated by the Company.

10.3    SARs. Subject to the conditions of this Section and such administrative regulations as the Committee may from time to time adopt, an SAR may be exercised by the delivery (including by fax) of written notice to the Committee setting forth the number of shares of Common Stock with respect to which the SAR is to be exercised and the date of exercise thereof in accordance with procedures established by the Company. On the SAR exercise date, the Participant shall receive from the Company in exchange therefore cash in an amount equal to the excess (if any) of the Fair Market Value (as of the date of the exercise of the SAR) per share of Common Stock over the SAR Price per share specified in such SAR, multiplied by the total number of shares of Common Stock of the SAR being surrendered. In the discretion of the Committee, the Company may satisfy its obligation upon exercise of an SAR by the distribution of that number of shares of Common Stock having an aggregate Fair Market Value (as of the date of the exercise of the SAR) equal to the amount of cash otherwise payable to the Participant, with a cash settlement to be made for any fractional share interests, or the Company may settle such obligation in part with shares of Common Stock and in part with cash.

10.4    Tax Payment Election. Subject to the approval of the Committee, and to any rules and limitations as the Committee may adopt, a person exercising an Incentive may make the payment of the amount of any taxes required to be collected or withheld by the Company in connection with such exercise in whole or in part by electing, at or before the time of exercise, either (i) to have the Company withhold from the number of Shares otherwise deliverable a number of Shares whose value equals the amount of the applicable supplemental wage withholding required plus any required state, local or employment tax withholdings, or (ii) to deliver certificates for other Shares owned by the person exercising the Award, endorsed in blank with appropriate signature guarantee, having a value equal to the amount otherwise to be collected or withheld.

10.5    Valuation. Any calculation with respect to a Participant’s income, required tax withholding or other matters required to be made by the Company upon the exercise of an Incentive shall be made using the Fair Market Value of the shares of Common Stock on the Exercise Date, whether or not the Exercise Notice is delivered to the Company before or after the close of trading on that date, unless otherwise specified by the Committee. Notwithstanding the foregoing, for Stock Option exercises using the Company’s “same-day-sale for cash method” or “broker sale for stock method,” a Participant’s taxable gain and related tax withholding on the exercise will be calculated using the actual market price at which Shares were sold in the transaction.

ARTICLE 11. SPECIAL PROVISIONS
APPLICABLE TO COVERED PARTICIPANTS

Awards subject to Performance Criteria paid to Covered Participants under this Plan shall be governed by the conditions of this Article 11 in addition to the requirements of Article 6, above. If the conditions set forth under this Article 11 conflict with the requirements of Article 6, the conditions of this Article 11 shall prevail.

11.1    Establishment of Performance Measures, Goals or Criteria. All Performance Measures, Goals, or Criteria relating to Covered Participants for a relevant Performance Period shall be established by the Committee in writing prior to the beginning of the Performance Period, or by such other later date for the Performance Period as may be permitted under Section 162(m) of the Code. The Performance Goals may be identical for all Participants or, at the discretion of the Committee, may be different to reflect more appropriate measures of individual performance.

11.2    Performance Goals. The Committee shall establish the Performance Goals relating to Covered Participants for a Performance Period in writing. Performance Goals may include alternative and multiple Performance Goals and may be based on one or more business and/or financial criteria. In establishing the Performance Goals for the Performance Period, the Committee in its discretion may include one or any combination of the following criteria in either absolute or relative terms, for the Company or any Subsidiary:

(a)    Increased revenue;

(b)	Net income measures (including but not limited to income after capital costs and income before or after taxes);

(c)	Stock price measures (including but not limited to growth measures and total stockholder return);

(d)	Market share;

(e)	Earnings per share (actual or targeted growth);

(f)	Earnings before interest, taxes, depreciation, and amortization (“EBITDA”);

(g)	Economic value added (“EVA®”);

(h)	Cash flow measures (including but not limited to net cash flow and adjusted net cash measures);

(i)
Return measures (including but not limited to return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors’ capital and return on average equity);

(j)
Operating measures (including operating income, funds from operations, cash from operations, after-tax operating income, sales volumes, production volumes, and production efficiency including mechanical availability);

(k)	Expense measures (including but not limited to cost-per-barrel, overhead cost and cost management, and general and administrative expense);

(l)	Margins;
(m)    Stockholder value;
(n)    Total stockholder return;
(o)    Proceeds from dispositions;
(p)    Production volumes;
(q)    Refinery runs or refinery utilization;
(r)    Total market value; and
(s)    Corporate values measures (including ethics compliance, health, environmental, and safety).

11.3    Compliance with Section 162(m). The Performance Goals must be objective and must satisfy third party “objectivity” standards under Section 162(m) of the Code, and the regulations promulgated thereunder. In interpreting Plan provisions relating to Awards subject to Performance Goals paid to Covered Participants, it is the intent of the Plan to conform with the standards of Section 162(m) of the Code and Treasury Regulation §1.162-27(e)(2)(i), and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions.

11.4    Adjustments. The Committee is authorized to make adjustments in the method of calculating attainment of Performance Goals in recognition of: (i) extraordinary or non-recurring items, (ii) changes in tax laws, (iii) changes in generally accepted accounting principles or changes in accounting principles, (iv) charges related to restructured or discontinued operations, (v) restatement of prior period financial results, and (vi) any other unusual, non-recurring gain or loss that is separately identified and quantified in the Company's financial statements. Notwithstanding the foregoing, the Committee may, at its sole discretion, reduce the performance results upon which Awards are based under the Plan, to offset any unintended result(s) arising from events not anticipated when the Performance Goals were established, or for any other purpose, provided that such adjustment is permitted by Section 162(m) of the Code.

11.5    Discretionary Adjustments. The Performance Goals shall not allow for any discretion by the Committee as to an increase in any Award, but discretion to lower an Award is permissible.

11.6    Certification. The Award and payment of any Award under this Plan to a Covered Participant with respect to a relevant Performance Period shall be contingent upon the attainment of the Performance Goals that are applicable to such Covered Participant. The Committee shall certify in writing prior to payment of any such Award that such applicable Performance Goals relating to the Award are satisfied. Approved minutes of the Committee may be used for this purpose.

11.7    Other Considerations. All Awards to Covered Participants under this Plan shall be further subject to such other conditions, restrictions, and requirements as the Committee may determine to be necessary to carry out the purpose of this Article 11.

ARTICLE 12. AMENDMENT OR DISCONTINUANCE

12.1    In General. Subject to the limitations set forth in this Article 12, the Committee may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part, provided that no amendment that requires stockholder approval under the rules of the national exchange on which the shares of Common Stock are listed (or in order for the Plan and Incentives awarded under the Plan to continue to comply with Section 162(m) of the Code, including any successors to such Section), shall be effective unless such amendment shall be approved by the requisite vote of the stockholders of the Company entitled to vote thereon. Any such amendment shall, to the extent deemed necessary or advisable by the Committee, be applicable to any outstanding Incentives theretofore granted under the Plan, notwithstanding any contrary provisions contained in any Award Agreement. In the event of any such amendment to the Plan, the holder of any Incentive outstanding under the Plan shall, upon request of the Committee and as a condition to the exercisability thereof, execute a conforming amendment in the form prescribed by the Committee to any Award Agreement relating thereto.

12.2    Amendments to Awards. Subject to the limitations set forth in the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided that, unless required by law, no action contemplated or permitted by this Article 12 shall adversely affect any rights of Participants or obligations of the Company to Participants with respect to any Incentive theretofore granted under the Plan without the consent of the affected Participant.

12.3    Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms, conditions, and criteria of Awards in recognition of unusual or nonrecurring events (including the events described in Section 14 of the Plan) affecting the Company, any Subsidiary, or the financial statements of the Company, or in recognition of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

ARTICLE 13. EFFECTIVE DATE AND TERM

The Plan shall become effective on the date of its approval by the stockholders of the Company, and shall continue in existence and force for a period of 10 years thereafter, subject to earlier termination as prescribed under Article 12 above. After termination of the Plan no future Awards may be granted hereunder, but any Awards or Incentives granted before the date of termination will continue to be in effect in accordance with their terms and conditions.

ARTICLE 14. CAPITAL ADJUSTMENTS

14.1    In General. If at any time while the Plan is in effect, or Incentives are outstanding, there shall be any increase or decrease in the number of issued and outstanding shares of Common Stock resulting from (i) the declaration or payment of a stock dividend, (ii) any recapitalization resulting in a stock split-up, combination, or exchange of shares of Common Stock, or (iii) other increase or decrease in such shares of Common Stock effected without receipt of consideration by the Company, then:

(a)
An appropriate adjustment shall be made in the maximum number of shares of Common Stock then subject to being awarded under the Plan and in the maximum number of shares of Common Stock that may be awarded to a Participant to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock shall continue to be subject to being so awarded.

(b)
Appropriate adjustments shall be made in the number of shares of Common Stock and the Option Price thereof then subject to purchase pursuant to each such Stock Option previously granted and unexercised, to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock in each such instance shall remain subject to purchase at the same aggregate Option Price.

(c)
Appropriate adjustments shall be made in the number of SARs and the SAR Price thereof then subject to exercise pursuant to each such SAR previously granted and unexercised, to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock in each instance shall remain subject to exercise at the same aggregate SAR Price.

(d)	Appropriate adjustments shall be made in the number of outstanding shares of Restricted Stock with respect to which restrictions have not yet lapsed prior to any such change.

(e)
Appropriate adjustments shall be made with respect to shares of Common Stock applicable to any other Incentives previously awarded under the Plan as the Committee, in its sole discretion, deems appropriate, consistent with the event.

14.2    Issuance of Stock or Other Convertible Securities. Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to (i) the number of or Option Price of shares of Common

Stock then subject to outstanding Stock Options granted under the Plan, (ii) the number of or SAR Price or SARs then subject to outstanding SARs granted under the Plan, (iii) the number of outstanding shares of Restricted Stock, or (iv) the number of shares of Common Stock otherwise payable under any other Incentive.

14.3    Notification. Upon the occurrence of each event requiring an adjustment with respect to any Incentive, the Company shall notify each affected Participant its computation of such adjustment, which shall be conclusive and shall be binding upon each such Participant.

ARTICLE 15. RECAPITALIZATION, MERGER AND CONSOLIDATION;
CHANGE OF CONTROL

15.1     Adjustments, Recapitalizations, Reorganizations, or Other Adjustments. The existence of this Plan and Incentives granted hereunder shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure and its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

15.2     Acquiring Entity. Subject to any required action by the stockholders, if the Company shall be the surviving or resulting corporation in any merger, consolidation or share exchange, any Incentive granted hereunder shall pertain to and apply to the securities or rights (including cash, property, or assets) to which a Participant would have been entitled.

15.3    Acquired Entity. In the event of any merger, consolidation or share exchange pursuant to which the Company is not the surviving or resulting corporation, there shall be substituted for each share of Common Stock subject to the unexercised portions of such outstanding Incentives, that number of shares of each class of stock or other securities or that amount of cash, property, or assets of the surviving, resulting or consolidated company that were distributed or distributable to the stockholders of the Company in respect to each share of Common Stock held by them, such outstanding Incentives to be thereafter exercisable for such stock, securities, cash, or property in accordance with their terms.

15.4    Change of Control. Unless otherwise specifically prohibited under applicable laws, or by the rules of any governing governmental agency or authority or national securities exchange, or any policy previously adopted by the Board, the Committee may, in its sole discretion, at the time an Award is made or granted hereunder or at any time prior to, coincident with, or after the time of a Change of Control, take one of the following actions which shall apply only upon the occurrence of a Change of Control or, if later, upon the action being taken:

(a)
Provide for the acceleration of any time periods, or the waiver of any other conditions, relating to the vesting, exercise, payment, or distribution of an Award so that any Award to a Participant whose employment has been terminated as a result of a Change in Control may be vested, exercised, paid, or distributed in full on or before a date fixed by the Committee, and in connection therewith the Committee may (i) provide for an extended period to exercise Options (not to exceed the original term) and (ii) determine the level of attainment of any applicable performance goals;

(b)
Provide for the purchase of any Awards from a participant whose employment has been terminated as a result of a Change of Control, upon the Participant’s request, for an amount of cash equal to the amount that could have been obtained upon the exercise, payment, or distribution of such rights had such Award been currently exercisable or payable; or

(c)	Cause the Awards then outstanding to be assumed, or new rights substituted therefore, by the surviving corporation in such Change of Control.

For purposes of sub-paragraphs (a) and (b) above, any Participant whose employment is either (i) terminated by the Company other than for “Cause,” or (ii) terminated by the Participant for “Good Reason” (each as defined in this Plan) in either case upon, or on or prior to the second anniversary of a Change of Control, shall be deemed to have been terminated as a result of the Change of Control.

ARTICLE 16. LIQUIDATION OR DISSOLUTION

In case the Company shall, at any time while any Incentive under this Plan shall be in force and remain unexpired, sell all or substantially all of its property, or dissolve, liquidate, or wind up its affairs (each, a “Dissolution Event”), then each Participant shall be thereafter entitled to receive, in lieu of each share of Common Stock of the Company which such Participant would have been entitled to receive under the Incentive, the same kind and amount of any securities or assets as may be issuable, distributable, or payable upon any such sale, dissolution, liquidation, or winding up with respect to each share of Common Stock of the Company. If the Company shall, at any time prior to the expiration of any Incentive, make any partial distribution of its assets, in the nature of a partial liquidation, whether payable in cash or in kind (but excluding the distribution of a cash dividend payable out of earned surplus and designated as such) then in such event the Option Prices or SAR Prices then in effect with respect to each Stock Option or SAR shall be reduced, on the payment date of such distribution, in proportion to the percentage reduction in the tangible book value of the shares of the Company’s Common Stock (determined in accordance with generally accepted accounting principles) resulting by reason of such distribution.

ARTICLE 17. ADDITIONAL AUTHORITY OF COMMITTEE

In addition to the Committee's authority set forth elsewhere in this Plan, in order to maintain a Participant’s rights in the event of any Change of Control or Dissolution Event described under Articles 15 and 16, the Committee, as constituted before the Change of Control or Dissolution Event, is hereby authorized, and has sole discretion, as to any Incentive, either at the time the Award is made hereunder or any time thereafter, to take any one or more of the following actions:

(a)
provide for the purchase of any Incentive, upon the Participant's request, for an amount of cash equal to the amount that could have been attained upon the exercise of the Incentive or realization of the Participant's rights in the Incentive had the Incentive been currently exercisable or payable;

(b)	adjust any outstanding Incentive as the Committee deems appropriate to reflect the Change of Control or Dissolution Event; or

(c)	cause any outstanding Incentive to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation after a Change of Control or successor following a Dissolution Event.

(d)	The Committee may in its discretion include other provisions and limitations in any Award Agreement as it may deem equitable and in the best interests of the Company.

ARTICLE 18. INCENTIVES IN SUBSTITUTION FOR
INCENTIVES GRANTED BY OTHER CORPORATIONS

Incentives may be granted under the Plan from time to time in substitution for similar instruments held by employees of a corporation who become or are about to become Employees of the Company or any Subsidiary as a result of a merger or consolidation of the employing corporation with the Company or the acquisition by the Company of stock of the employing corporation. The terms and conditions of the substitute Incentives so granted may vary from the terms and conditions set forth in this Plan to such extent as the Board at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the Incentives in substitution for which they are granted.

ARTICLE 19. MISCELLANEOUS PROVISIONS

19.1    Code Section 409A. Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under the Plan would result in the imposition of an applicable tax under Section 409A of the Internal Revenue Code of 1986, as amended and related regulations and Treasury pronouncements (“Section 409A”), that Plan provision or Award may be reformed to avoid imposition of the applicable tax and no action taken to comply with Section 409A shall be deemed to adversely affect the Participant’s rights to an Award. This Plan is intended to comply, and shall be administered consistently in all respects, with Section 409A, and the regulations and additional guidance promulgated thereunder to the extent applicable. Accordingly, the Company shall have the authority to take any action, or refrain from taking any action, with respect to this Plan or any Award hereunder that is reasonably necessary to ensure compliance with Code Section 409A (provided that the Company shall choose the action that best preserves the value of payments and benefits provided to Participant that is consistent with Code Section 409A); this Plan shall be interpreted in a manner that is consistent with Code Section 409A. In furtherance, but not in limitation of the foregoing:

(a)	in no event may Participant designate, directly or indirectly, the calendar year of any payment to be made hereunder;

(b)
to the extent the Participant is a “specified employee” within the meaning of Code Section 409A, payments, if any, that constitute a “deferral of compensation” under Code Section 409A and that would otherwise become due during the first six months following Participant’s termination of employment shall be delayed and all such delayed payments shall be paid in full in the seventh month after such termination date, provided that the above delay shall not apply to any payment that is excepted from coverage by Code Section 409A, such as a payment covered by the short-term deferral exception described in Treasury Regulations Section 1.409A-1(b)(4).

19.2    Investment Intent. The Company may require that there be presented to and filed with it by any Participant under the Plan, such evidence as it may deem necessary to establish that the Incentives granted or the shares of Common Stock to be purchased or transferred are being acquired for investment and not with a view to their distribution.

19.3    No Right to Continued Employment. Neither the Plan nor any Incentive granted under the Plan shall confer upon any Participant any right with respect to continuance of employment by the Company or any Subsidiary.

19.4    Delegation. Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers or managers of the Company or any Affiliate, or to a committee of such officers or managers, the authority, subject to the terms and limitations the Committee shall determine, to grant Awards or to cancel, modify or waive rights with respect to, or to amend, suspend, or terminate Awards.

19.5    Indemnification of Board and Committee. No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the fullest extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation.

19.6    Effect of the Plan. Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any person any right to be granted an Award or any other rights except as may be evidenced by an Award Agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company, and then only to the extent and upon the terms and conditions expressly set forth therein.

19.7    Compliance with Laws and Regulations. Notwithstanding anything contained herein to the contrary, the Company shall not be required to sell or issue shares of Common Stock under any Incentive if the issuance thereof would constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority or any national securities exchange or inter-dealer quotation system or other forum in which shares of Common Stock are quoted or traded (including without limitation Section 16 of the Securities Exchange Act of 1934 and 162(m) of the Code), and, as a condition of any sale or issuance of shares of Common Stock under an

Incentive, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation. The Plan, the grant and exercise of Incentives hereunder, and the obligation of the Company to sell and deliver shares of Common Stock, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required, and the grant or making of any Award shall be conditional and shall be granted or awarded subject to acceptance of the Shares deliverable pursuant to the Award for listing on the NYSE.

19.8    Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

19.9    Tax Requirements, Withholding. The Company or any Affiliate is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes with respect to an Award, its exercise, the lapse of restrictions thereon, payment or transfer under an Award or under the Plan, and to take any other action necessary in the opinion of the Company to satisfy all obligations for the payment of the taxes. Notwithstanding the foregoing, in the event of an assignment of a Non-qualified Stock Option or SAR, the Participant who assigns the Non-qualified Stock Option or SAR shall remain subject to withholding taxes upon exercise of the Non-qualified Stock Option or SAR by the transferee to the extent required by the Code or the rules and regulations promulgated thereunder. Such payments shall be required to be made prior to the delivery of any shares of Common Stock. Such payment may be made in cash, by check, or through the delivery of shares of Common Stock owned by the Participant (which may be effected by the actual delivery of shares of Common Stock by the Participant or by the Company's withholding a number of shares to be issued upon the exercise of a Stock Option, if applicable), which shares have an aggregate Fair Market Value equal to the required minimum withholding payment, or any combination thereof.

19.10    Assignability. (a) Incentive Stock Options may not be transferred or assigned other than by will or the laws of descent and distribution and may be exercised during the lifetime of the Participant only by the Participant or the Participant’s legally authorized representative, and each Award Agreement in respect of an Incentive Stock Option shall so provide. The designation by a Participant of a beneficiary will not constitute a transfer of the Stock Option. The Committee may waive or modify any limitation contained in the preceding sentences of this Section 19.10 that is not required for compliance with Section 422 of the Code.

(b)    The Committee may, in its discretion, authorize all or a portion of a Non-qualified Stock Option or SAR to be granted to a Participant to be on terms which permit transfer by such Participant to (i) the spouse, children or grandchildren of the Participant (“Immediate Family Members”), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership in which such Immediate Family Members are the only partners, (iv) an entity exempt from federal income tax pursuant to Section 501(c)(3) of the Code or any successor provision, or (v) a split interest trust or pooled income fund described in Section 2522(c)(2) of the Code or any successor provision, provided that (a) there shall be no consideration for any such transfer, (b) the Award Agreement pursuant to which such Non-qualified Stock Option or SAR is granted must be approved by the Committee and must expressly provide for transferability in a manner consistent with this Section, and (c) subsequent transfers of transferred Non-qualified Stock Options or SARs shall be prohibited except those by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended. Following transfer, any such Non-qualified Stock Option and SAR shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Articles 10, 12, 14, 16 and 18 hereof the term “Participant” shall be deemed to include the transferee. The events of Termination of Service shall continue to be applied with respect to the original Participant, following which the Non-qualified Stock Options and SARs shall be exercisable by the transferee only to the extent and for the periods specified in the Award Agreement. The Committee and the Company shall have no obligation to inform any transferee of a Non-qualified Stock Option or SAR of any expiration, termination, lapse or acceleration of such Option. The Company shall have no obligation to register with any federal or state securities commission or agency any Common Stock issuable or issued under a Non-qualified Stock Option or SAR that has been transferred by a Participant under this Section 19.10.

19.11    No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or any fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

19.12    Governing Law. The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of Texas and applicable federal law.

19.13    Successors and Assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly to assume and agree to perform the Company’s obligations under this Plan in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. As used herein, the “Company” shall mean the Company as herein before defined and any aforesaid successor to its business and/or assets.

19.14    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

VALERO ENERGY CORPORATION
ONE VALERO WAY
SAN ANTONIO, TX 78249
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Preliminary Copy

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote “FOR” the following:
1.	Elect directors to serve until the 2017 annual meeting of stockholders.	For	Against	Abstain	The Board of Directors recommends you vote FOR proposals 2, 3, 4, and 5.
	Nominees:
	1a. Joseph W. Gorder	0	0	0			For	Against	Abstain
	1b. Deborah P. Majoras	0	0	0	2.	Ratify the appointment of KPMG LLP as Valero’s independent registered public accounting firm for 2016.	0	0	0
	1c. Donald L. Nickles	0	0	0
	1d. Philip J. Pfeiffer	0	0	0	3.	Approve, by nonbinding vote, the 2015 compensation of our named executive officers.	0	0	0
	1e. Robert A. Profusek	0	0	0
	1f. Susan Kaufman Purcell	0	0	0	4.	Amend Valero’s Restated Certificate of Incorporation to delete its restriction on stockholders’ ability to remove directors without cause.	0	0	0
	1g. Stephen M. Waters	0	0	0
	1h. Randall J. Weisenburger	0	0	0	5.	Reapprove the 2011 Omnibus Stock Incentive Plan.	0	0	0
	1i. Rayford Wilkins, Jr.	0	0	0

					NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combo Document (Notice and Proxy Statement And Annual Report on Form 10-K) is/are available at www.proxyvote.com.

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VALERO ENERGY CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
MAY 12, 2016

The stockholder(s) hereby revoke(s) all previous proxies and appoint(s) Joseph W. Gorder, Jay D. Browning and J. Stephen Gilbert, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Valero Energy Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on Thursday, May 12, 2016 at 10:00 a.m., Central Time, at the Valero Energy Corporation offices located at One Valero Way, San Antonio, TX 78249, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR, AND“FOR” PROPOSALS 2, 3, 4, AND 5. IF ANY OTHER MATTERS ARE VOTED ON AT THE MEETING, THIS PROXY WILL BE VOTED BY THE NAMED PROXIES ON SUCH MATTERS IN THEIR SOLE DISCRETION.

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE THE SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

Continued and to be signed on reverse side